                                                                 EXHIBIT (a)(1)
                         OFFER TO PURCHASE FOR CASH BY
                         GLOBAL MOTORSPORT GROUP, INC.
                      Up to 4,820,000 Outstanding Shares
                              of Its Common Stock
                       (Including the Associated Rights)
                                      at
                             $21.75 NET PER SHARE

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 12, 1998, UNLESS THE OFFER IS EXTENDED.


  GLOBAL MOTORSPORT GROUP, INC., A DELAWARE CORPORATION (THE "COMPANY"), IS OFFERING TO PURCHASE UP TO 4,820,000 OUTSTANDING SHARES (SUCH AMOUNT ALSO REFERRED TO HEREIN AS THE "TENDER OFFER NUMBER") OF COMMON STOCK, PAR VALUE $0.001 PER SHARE ("COMMON STOCK" OR "SHARES"), OF THE COMPANY FOR $21.75 PER SHARE, NET TO THE SELLER IN CASH (SUCH AMOUNT, OR ANY GREATER AMOUNT PER SHARE AS MAY BE PAID PURSUANT TO THE OFFER, BEING REFERRED TO HEREIN AS THE "PER SHARE AMOUNT"), UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, WHICH TOGETHER CONSTITUTE THE "OFFER."

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS, THE COMPANY OBTAINING THE DEBT FINANCING (AS DEFINED HEREIN) AND THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE "THE TENDER OFFER--SECTION 12. CERTAIN CONDITIONS OF THE OFFER."

  THE OFFER IS BEING MADE PURSUANT TO THAT CERTAIN AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 28, 1998, AMONG THE COMPANY, FREMONT ACQUISITION COMPANY III, LLC ("PURCHASER") AND GMS ACQUISITION CORP. (THE "MERGER AGREEMENT"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED HEREIN), (COLLECTIVELY, THE "TRANSACTIONS" OR THE "RECAPITALIZATION"), AND DETERMINED THAT THE TERMS OF THE OFFER, THE STOCK PURCHASE (AS DEFINED HEREIN) AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF THE COMMON STOCK AND UNANIMOUSLY RECOMMENDS THAT SUCH HOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

                                ---------------

  Cleary Gull Reiland & McDevitt, Inc. has delivered to the Board of Directors of the Company its written opinion, dated June 28, 1998, that as of the date of such opinion and based upon and subject to certain factors and assumptions stated therein, the consideration to be received by the Company's stockholders pursuant to the Offer and/or the consideration to be received by the Company's stockholders (other than Purchaser and the Management Stockholders (each, as defined herein)) pursuant to the Merger is fair from a financial point of view to such stockholders. See "SPECIAL FACTORS--Section 11. Opinion of Cleary Gull Reiland & McDevitt, Inc."

                                   IMPORTANT

  Any stockholder who desires to tender all or any portion of such stockholder's Shares should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in "THE TENDER OFFER--Section 3. Procedure for Tendering Shares" or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person to tender such Shares.

  Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in "THE TENDER OFFER--Section 3. Procedure for Tendering Shares."

  The shares are listed and traded on the Nasdaq National Market ("Nasdaq"). On June 26, 1998, the last full day of trading prior to the announcement of the Offer, the closing sale price of Shares on Nasdaq was $21 per Share. Stockholders are urged to obtain current market quotations for the Shares.

  Questions and requests for assistance relating to the Offer may be directed to the Information Agent at the location and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, or the Depositary, or to brokers, dealers, commercial banks or trust companies. A stockholder also may contact brokers, dealers, commercial banks or trust companies for assistance relating to the Offer.

  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                ---------------

                    THE INFORMATION AGENT FOR THE OFFER IS:

                [MacKenzie Partners, Inc. Logo Appears Here]

                                ---------------

July 13, 1998

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
 INTRODUCTION............................................................   1
 SPECIAL FACTORS.........................................................   5
   1. Golden Cycle Offer................................................    5
   2. Market Price for the Shares.......................................    5
   3. Recapitalization..................................................    5
   4. Proration.........................................................    5
   5. Substantial Indebtedness; Liquidity and Capital Resources.........    6
   6. Management Stockholder Arrangements...............................    6
   7. Fees Payable to Purchaser and Purchaser Affiliates................    7
   8. Delisting of Common Stock.........................................    7
   9. Termination of Exchange Act Reporting.............................    7
      Recommendation of the Board of Directors; Fairness of the Offer
  10. and Merger........................................................    8
  11. Opinion of Cleary Gull Reiland & McDevitt, Inc....................    9
  12. Purposes and Reasons of the Company for the Offer and Merger......   14
      Purposes and Reasons of Purchaser and Management Stockholders for
  13. the Offer and Merger..............................................   14
 THE OFFER AND MERGER....................................................  15
   1. Background of the Offer and Merger................................   15
   2. Interests of Certain Persons in the Offer and Merger..............   19
   3. Cautionary Statement concerning Forward-Looking Statements........   19
   4. Company Financial Projections.....................................   19
   5. Selected Historical and Pro Forma Consolidated Financial Data.....   20
   6. Plans for the Company; Certain Effects of the Offer and Merger....   24
   7. Rights of the Stockholders in the Offer and Merger................   25
   8. The Agreement and Plan of Merger; Stockholder Agreement...........   26
   9. Related Party Transactions........................................   39
  10. Beneficial Ownership of Common Stock..............................   40
 THE TENDER OFFER........................................................  41
   1. Terms of the Offer................................................   41
   2. Acceptance for Payment and Payment................................   42
   3. Procedure for Tendering Shares....................................   43
   4. Withdrawal Rights.................................................   45
   5. Certain Federal Income Tax Consequences...........................   46
   6. Price Range of the Shares; Dividends on the Shares................   48
   7. Effect of the Offer on the Market for the Shares; Stock Listing;
      Exchange Act Registration; Margin Regulations.....................   48
   8. Certain Information concerning the Company........................   49
   9. Source and Amount of Funds........................................   50
  10. Other Matters.....................................................   52
  11. Dividends and Distributions.......................................   53
  12. Certain Conditions of the Offer...................................   53
  13. Certain Legal Matters.............................................   54
  14. Fees and Expenses.................................................   55
  15. Certain Information concerning Purchaser..........................   56
  16. Recapitalization..................................................   56
  17. Miscellaneous.....................................................   56

Schedule I--Directors and Executive Officers of the Company
Schedule II--Executive Officers of Fremont Acquisition Company III, LLC Annex A--Opinion of Cleary Gull Reiland & McDevitt, Inc.

Annex B--Section 262 of the General Corporation Law of the State of Delaware Annex C--Audited Consolidated Financial Statements (and Related Notes) of the
         Company as of January 31, 1998 and 1997 and for the Three Year Period Ended January 31, 1998
Annex D--Unaudited Condensed Consolidated Financial Statements (and Related
         Notes) of the Company as of April 30, 1998 and for the Three Month Periods Ended April 30, 1998 and 1997
Annex E--Unaudited Pro Forma Consolidated Financial Data (and Related Notes) of the Company

TO THE HOLDERS OF COMMON STOCK OF GLOBAL MOTORSPORT GROUP, INC.:

                                 INTRODUCTION

  GLOBAL MOTORSPORT GROUP, INC., a Delaware corporation (the "Company"), hereby offers to purchase up to 4,820,000 issued and outstanding shares (such amount also referred to herein as the "Tender Offer Number") of its common stock, par value $0.001 per share ("Common Stock" or "Shares"), at a price of $21.75 per Share net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. The Company will pay all fees and expenses of MacKenzie Partners, Inc., which is acting as the Information Agent (the "Information Agent"), and American Stock Transfer & Trust Company, which is acting as the Depositary (the "Depositary") incurred in connection with the Offer.

  The Shares are currently listed and traded on Nasdaq under the symbol "CSTM." On June 26, 1998, the last full day of trading prior to the announcement of the Offer, the closing sale price of the Shares on Nasdaq was $21. On July 10, 1998, the last full trading day prior to the commencement of the Offer, the closing sale price of the Shares on Nasdaq was $20.81. Stockholders are urged to obtain a current market quotation for the Shares. The consummation of the Offer and the Merger, if required, will result in: (i) the delisting of the Shares from Nasdaq, (ii) the Shares continuing to be eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) a change in the composition of the present Board of Directors and executive officers of the Company and (iv) a change in the capitalization of the Company.

  The Company, Fremont Acquisition Company III, LLC, a Delaware limited liability company ("Purchaser"), and GMS Acquisition Corp., a newly formed Delaware corporation and a wholly-owned subsidiary of the Company ("Acquisition Sub"), entered into that certain Agreement and Plan of Merger, dated as of June 28, 1998, which was amended and restated by the parties thereto pursuant to that certain Amended and Restated Agreement and Plan of Merger, dated as of June 28, 1998 (as amended, the "Merger Agreement"). Pursuant to the Merger Agreement, Purchaser has agreed to purchase from the Company (the "Stock Purchase") 2,666,667 newly-issued Shares on the day after the expiration of the Offer (or at such other time as the Company and Purchaser mutually agree) at a price per Share equal to the Per Share Amount. The Stock Purchase will provide the Company with a portion of the funds needed to consummate the Offer and the Merger, if required, and it is anticipated that the remainder of the funds needed to consummate the Offer and, if required, the Merger and to pay certain fees and expenses will be obtained by the Company through a combination of (i) borrowings of approximately $25 million by GMG Operating Corp. (the "Operating Company"), a wholly-owned subsidiary of the Company to be formed prior to the consummation of the Offer to hold all of the assets and liabilities of the Company, under a $55 million senior secured credit facility, (ii) proceeds from the sale of senior notes by the Operating Company in the aggregate amount of $80 million and (iii) gross proceeds of $25 million from the sale of senior discount notes by the Company (collectively, the "Debt Financing"). See "THE TENDER OFFER--Section 9. Source and Amount of Funds" and "THE OFFER AND MERGER--Section 8. The Agreement and Plan of Merger; Stockholder Agreement."

  The purposes of the Offer and the Merger, if required, are: (i) to enable Purchaser to obtain majority ownership in the Company and (ii) to provide the Company's stockholders with liquidity for their Shares by enabling them to sell potentially all of their Shares at a fair price and at a premium over the price offered by Golden Cycle, LLC in its offer to purchase all Shares for $18.00 per share and recent market prices. See "SPECIAL FACTORS--Section 1. Golden Cycle Offer" and "THE TENDER OFFER--Section 6. Price Range of the Shares; Dividends on Shares."

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). SEE "THE TENDER OFFER--
SECTION 1.

TERMS OF THE OFFER. As used in this Offer to Purchase, "fully diluted basis" takes into account the conversion or exercise of all outstanding options and other rights and securities exercisable or convertible into shares of Common Stock. The Company has represented to Purchaser that, as of June 25, 1998, there were (i) 5,173,077 Shares issued and outstanding and (ii) 1,016,129 Shares reserved under the Company's employee and director stock incentive plans in respect of outstanding awards. The Merger Agreement provides, among other things, that the Company will not, without the prior written consent of Purchaser, issue any additional Shares except for the Stock Purchase and upon the exercise of outstanding options and other rights and securities. Based on the foregoing and giving effect to the exercise of all outstanding options and warrants, the Company believes that the Minimum Condition will be satisfied if approximately 3.1 million Shares are validly tendered and not withdrawn prior to the expiration of the Offer.

  As a condition and inducement to Purchaser's entering into the Merger Agreement and incurring the liabilities therein, each of Joseph Piazza, Sr., James J. Kelly, Jr., Lionel M. Allan, Joseph F. Keenan, R. Steven Fisk, Joseph
P. Piazza, Jr., David Clark, Lee Katsuda, Frances Mora, Dennis Navarra, Audy Sisk, Nate Stewart and Rick Saunders (collectively, the "Management Stockholders") has entered into a Stockholder Agreement, dated as of June 28, 1998, with Purchaser (the "Stockholder Agreement"). Pursuant to the Stockholder Agreement, the Management Stockholders have agreed, among other things, to retain and not to tender in the Offer an aggregate of 87,979 Shares held by them or acquired by them upon exercise of outstanding stock options prior to the consummation of the Offer pursuant to the Stockholder Agreement. Shares to be retained by the Management Stockholders represent, in the aggregate, approximately 1.7% of the Shares outstanding as of June 28, 1998, after giving effect to the exercise of 52,191 outstanding options necessary for the Management Stockholders to obtain, net, 87,979 Shares.

  In addition, pursuant to the Stockholder Agreement, Purchaser and each of the Management Stockholders who is an employee of the Company have agreed to use their good faith to negotiate and enter into agreements with respect to any Shares retained by such Management Stockholder. See "SPECIAL FACTORS--
Section 6. Management Stockholder Arrangements" and "THE OFFER AND MERGER--
Section 8. The Agreement and Plan of Merger; Stockholder Agreement." Pursuant to such arrangements, following consummation of the Offer and the Merger, if required, such Management Stockholders will have the right under certain circumstances to sell their Shares to the Company, and the Company will have the right, under certain circumstances, to repurchase the Shares held by the Management Stockholders.

  Subject to the conditions to the Offer more fully described herein (see "THE TENDER OFFER--Section 12. Certain Conditions of the Offer"), in the event that the number of Shares validly tendered and not withdrawn prior to the expiration of the Offer is equal to the Tender Offer Number, the Company will accept for payment, purchase and pay for all such tendered Shares, which will then be cancelled and retired. Shares held by Purchaser or any of its affiliates, 87,979 Shares held or acquired upon the exercise of outstanding options by the Management Stockholders and Shares held by any stockholders of the Company who do not tender their Shares in the Offer will remain outstanding, the Merger will not be effected, and each of such holders of Shares will remain stockholders of the Company. See "SPECIAL FACTORS--Section
4. Proration."

  Subject to the conditions of the Offer and the proration more fully described herein (see "SPECIAL FACTORS--Section 4. Proration"), the Company will not accept for payment, purchase or pay for Shares tendered pursuant to the Offer in excess of the Tender Offer Number. In the event the number of Shares validly tendered and not withdrawn exceeds the Tender Offer Number, then each holder of tendered Shares will (i) receive an amount in cash equal to the product obtained by multiplying the number of Shares tendered by such stockholder by the Per Share Amount and a fraction whose numerator is the Tender Offer Number and whose denominator is the number of Shares tendered in the Offer and (ii) retain that number of Shares of the Company rounded up to the nearest whole share equal to the product obtained by multiplying the number of Shares tendered by such stockholder and a fraction whose numerator is the difference between the number of Shares tendered and the Tender Offer Number and whose denominator is equal to the number of Shares tendered in the Offer. The tendering stockholders will thus retain an equity stub, the holders of the remaining untendered Shares of the Company also will remain stockholders of the Company, and the Merger will not be effected. See "SPECIAL FACTORS--Section 4. Proration."

  In the event that the number of Shares validly tendered and not withdrawn prior to the expiration of the Offer is equal to or greater than the Minimum Condition but less than the Tender Offer Number, then the Company will accept for payment, purchase and pay for all such Shares, and all such Shares will thereupon be cancelled and retired. Shares held by Purchaser or any of its affiliates, 87,979 Shares held or acquired upon the exercise of outstanding options by Management Stockholders and Shares held by any stockholders of the Company who do not tender their Shares in the Offer will remain outstanding. All tendering stockholders will receive the Per Share Amount for each Share tendered, and the Merger will be effected pursuant to the terms of the Merger Agreement. See "SPECIAL FACTORS--Section 4. Proration" and "THE OFFER AND MERGER--Section 8. The Agreement and Plan of Merger; Stockholder Agreement."

  Further, in the event that the number of Shares validly tendered and not withdrawn prior to the expiration of the Offer is greater than the Minimum Condition but less than the Tender Offer Number, then after satisfaction or waiver, if permissible, of all conditions to the Merger, Acquisition Sub will be merged with and into the Company and the corporate existence of Acquisition Sub will thereupon cease. Such merger, as effected pursuant to the immediately preceding sentence, is referred to herein as the "Merger," and the Company as the surviving corporation of the Merger is sometimes herein referred to as the "Surviving Corporation." At the effective time of the Merger (the "Effective Time"), the outstanding shares held by each holder of Shares (other than (i) Shares held by Purchaser, (ii) 87,979 Shares held or acquired upon the exercise of outstanding options by the Management Stockholders and (iii) Shares held by stockholders who properly perfect their appraisal rights under Delaware law) will be converted into the right to receive (i) an amount in cash (the "Cash Merger Consideration") equal to the product obtained by multiplying the number of Shares owned by such stockholder by the Per Share Amount and an amount equal to one (1) minus the Merger Proration Factor (as defined below) and (ii) a number of shares of identical common stock of the Company as the Surviving Corporation (the "Stock Merger Consideration" and, together with the Cash Merger consideration, the "Merger Consideration") equal to the product obtained by multiplying the number of Shares owned by such stockholder by the Merger Proration Factor. The Merger Proration Factor is a fraction whose numerator is equal to the Public Rollover Shares (as defined herein), and whose denominator is equal to the number of Shares issued and outstanding immediately following the acceptance and payment for all validly tendered and not withdrawn Shares, less (i) Shares held by Purchaser, (ii) Dissenting Shares, if any, as of the Effective Time and (iii) 87,979 Shares. The Company's stockholders will thus receive a combination of cash and stock (based on a purchase price equal to the Per Share Amount) adjusted so that following consummation of the Merger, the Company's existing stockholders other than the Purchaser, dissenting stockholders, and Management Stockholders will continue to own approximately 10.3% of the Shares then currently outstanding, or approximately 6.1% of the Shares outstanding before the Transactions. Public Rollover Shares means the total number of Shares outstanding prior to the Offer and Stock Purchase less 4,907,979 Shares. See "SPECIAL FACTORS--Section 4. Proration" and "THE OFFER AND MERGER--Section 8. The Agreement and Plan of Merger; Stockholder Agreement."

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF COMMON STOCK, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

  Cleary Gull Reiland & McDevitt, Inc., the Company's financial advisor ("Cleary Gull" or the "Financial Advisor"), has delivered to the Company's Board of Directors its written opinion, dated June 28, 1998 (the "Fairness Opinion"), that, as of the date of such opinion and based upon and subject to certain factors and assumptions stated therein, the consideration to be received by the Company's stockholders pursuant to the Offer and/or the consideration to be received by the Company's stockholders (other than Purchaser and the Management Stockholders) pursuant to the Merger is fair from a financial point of view to such stockholders. See "SPECIAL FACTORS--Section
11. Opinion of Cleary Gull Reiland & McDevitt, Inc." The Fairness Opinion is set forth in full as Annex A to this Offer to Purchase.

  The Merger Agreement provides that the initial scheduled expiration date of the Offer will be August 12, 1998, but that if all conditions to the Offer have not been satisfied or waived by such date, the Company will not be required to accept for payment or pay for, and may delay the acceptance for payment of, or the payment for, any Shares; provided, however, that the Company cannot assert failure of, or waive, any condition to the Offer without the prior written consent of Purchaser. In addition, the Merger Agreement provides that the Company will, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer; provided, however, that the consideration to be received by tendering stockholders may be subject to proration, depending upon the number of Shares validly tendered and not withdrawn prior to the expiration of the Offer. See "SPECIAL FACTORS--Section 4. Proration" and "THE OFFER AND MERGER--Section 8. The Agreement and Plan of Merger, Stockholder Agreement." The Offer will not remain open following the time Shares are accepted for payment.

  Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of stockholders of the Company of the Merger Agreement, if required by applicable law in order to consummate the Merger. See "THE OFFER AND MERGER--Section 8. The Agreement and Plan of Merger, Stockholders Agreement." Under the Delaware General Corporation Law (the "DGCL"), except as otherwise provided below, the affirmative vote of a majority of the outstanding Shares is required to approve the Merger Agreement and the Merger.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

  1. GOLDEN CYCLE OFFER. On March 23, 1998, the Company received a written proposal by Golden Cycle, L.L.C., a Delaware limited liability company ("Golden Cycle"), for a business combination between Golden Cycle and the Company pursuant to which Golden Cycle proposed that the stockholders of the Company would receive cash consideration in the amount of $18.00 per Share. On April 7, 1998, Golden Cycle commenced a tender offer for all of the issued and outstanding Shares for an amount equal to $18.00 per Share, net to the seller in cash (the "Golden Cycle Offer"). In addition, Golden Cycle commenced a consent solicitation to remove the members of the Board of Directors of the Company and replace them with directors selected by Golden Cycle. Such consent solicitation expired without change to the composition of the Company's Board of Directors. At meetings on April 9 and 11, 1998, the Board of Directors considered the Company's business, financial condition, results of operations, business strategy and future prospects, recent and historical market prices for the Common Stock, the terms of Golden Cycle's original proposal, the Golden Cycle Offer, potential alternatives to the Golden Cycle Offer and certain other matters, including the advice of Cleary Gull and the Company's legal advisors. At the April 11, 1998 meeting, the Board of Directors unanimously determined that the Golden Cycle Offer was inadequate and not in the best interests of the Company or its stockholders and further determined that the interests of the stockholders and the Company would be best served by exploring alternatives available to it to maximize stockholder value. Golden Cycle and a number of other third parties have filed lawsuits in connection with Golden Cycle's tender offer and consent solicitation.

  The Offer allows holders of Common Stock to receive the Per Share Amount which is $3.75 higher (or approximately 21%) than the Golden Cycle Offer. In addition, the Per Share Amount is higher than any price at which the Company's Common Stock has traded for at least six weeks prior to the announcement of the Offer. The Per Share Amount represents a premium of 3.5% over the closing sales price of the Shares on Nasdaq on June 26, 1998, the last trading day prior to the public announcement of the Offer. If the number of Shares tendered pursuant to the Offer is greater than the Tender Offer Number, all tendering stockholders will receive an amount of cash for their Shares as well as retain an equity interest in the Company after the Offer and Merger, which equity interest will allow such stockholders to participate in the future performance of the Company.

  2. MARKET PRICE FOR THE SHARES. Since January 1, 1998, the Company's high and low per Share sales prices, as reported on Nasdaq, were $22 3/8 and $11, respectively, as shown in the following table.

   MONTH                                                          HIGH     LOW
   -----                                                         ------- -------
   January 1998................................................. $13 1/4 $11
   February 1998................................................  14      12 1/4
   March 1998...................................................  19      12 1/4
   April 1998...................................................  21 1/4  18 1/8
   May 1998.....................................................  22 3/8  19 3/4
   June 1998....................................................  21 1/2  20 1/2
   July 1998 (through July 10, 1998)............................  21 1/4  20 3/4

  3. RECAPITALIZATION. The Offer is being made as part of a comprehensive plan to recapitalize the Company through the Company's purchase of the Shares and the Stock Purchase by Purchaser. Following consummation of the Offer and the Merger, if required, approximately 7.8% of the Shares outstanding prior to the Recapitalization (including 87,979 Shares held or acquired upon the exercise of 52,191 outstanding options by Management Stockholders) will remain outstanding and will represent approximately 13.2% of the shares of common stock of the Company as the Surviving Corporation in the event the Merger is effected, outstanding after the Offer and Merger, assuming in both cases no additional stock options are exercised. Following consummation of the Offer, Purchaser will be able, by virtue of its majority equity interest in the Company, to direct and control the policies of the Company, including decisions relating to mergers, sales of assets and similar transactions.

  4. PRORATION. If the aggregate number of Shares tendered pursuant to the Offer is greater than the Tender Offer Number, each tendering stockholder will be required to retain a certain number of its tendered Shares as a result of the proration procedures more fully described herein (see "THE OFFER AND MERGER--Section 8. The Agreement and Plan of Merger; Stockholder Agreement").

  If the aggregate number of Shares tendered pursuant to the Offer is equal to the Minimum Condition or greater but less than the Tender Offer Number, all tendering stockholders will receive in cash the Per Share Amount for each Share tendered. Acquisition Sub and the Company would then effect the Merger, pursuant to which Shares held by non-tendering stockholders (other than (i) Shares held by Purchaser or its affiliates, (ii) 87,979 Shares held by Management Stockholders and (iii) Shares held by dissenting stockholders, if any) would be converted into the right to (a) receive an amount in cash prorated and (b) retain shares of common stock of the Company as the Surviving Corporation as described herein under "THE OFFER AND MERGER--Section 8. The Agreement and Plan of Merger; Stockholder Agreement." The amount of cash to be received and the number of Shares retained will be calculated on a pro rata basis, based on the ratio of the number of Shares required to be retained by stockholders for recapitalization accounting purposes and the number of Shares outstanding immediately following consummation of the Offer (other than Shares held by Purchaser, 87,979 Shares held or acquired upon the exercise of outstanding options by Management Stockholders and Shares held by dissenting stockholders, if any). Following consummation of the Offer and the Merger, if required, approximately 7.8% of the Shares outstanding prior to the Transactions (including 87,979 Shares held or acquired upon the exercise of 52,191 outstanding options by Management Stockholders) will remain outstanding and will represent approximately 13.2% of the shares of common stock of the Company as the Surviving Corporation in the event the Merger is effected, outstanding after the Offer and Merger, assuming in both cases no additional stock options are exercised.

  5. SUBSTANTIAL INDEBTEDNESS; LIQUIDITY AND CAPITAL RESOURCES. In connection with consummating the Offer and Merger as contemplated by the Merger Agreement, the Company will enter into the Debt Financing to (i) fund payment of the cash consideration in the Offer and the Merger, if effected, (ii) repay or repurchase certain indebtedness of the Company, (iii) make cash payments in cancellation of stock options, (iv) pay fees and expenses incurred in connection with the Offer and the Merger and (v) fund working capital requirements of the Company. Although the definitive terms of certain of the financing agreements have not been finalized as of the date of this Offer, the Company expects that such terms will include significant operating and financial restrictions, such as limits on the Company's ability to incur indebtedness, create liens, sell assets, engage in mergers or consolidations, make investments and pay dividends.

  As of April 30, 1998, after giving effect to the recapitalization and the Debt Financings, the Company would have had $133 million of total indebtedness on a pro forma consolidated basis, consisting of borrowings of up to $28 million by the Operating Company under a $55 million senior secured credit facility, $80 million in senior notes issued by the Operating Company, and $25 million in senior discount notes issued by the Company. See "THE OFFER AND MERGER--Section 5. Selected Historical and Pro Forma Consolidated Financial Data," "THE TENDER OFFER--Section 9. Sources and Amount of Funds" and "Annex
E. Unaudited Pro Forma Consolidated Financial Data."

  The Company's level of indebtedness could have important consequences for the Company, including the following: (i) the ability of the Company to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations will be required to pay the Company's interest expense and principal repayment obligations and will not be available for its general corporate needs; (iii) the Company's flexibility to adjust to changing market conditions may be limited, and its ability to compete against its competitors may be reduced;
(iv) certain indebtedness under the Debt Financing will be at variable rates of interest, which will cause the Company to become vulnerable to increases in interest rates; and (v) a portion of the indebtedness outstanding under the Debt Financing will be secured by substantially all the assets of the Company.

  6. MANAGEMENT STOCKHOLDER ARRANGEMENTS. Pursuant to the Stockholder Agreement, the Management Stockholders have agreed not to tender 87,979 of the Shares held by them or acquired by them upon exercise of outstanding stock options prior to the consummation of the Offer pursuant to the Stockholder Agreement. Pursuant to the terms of the Stockholder Agreement, Purchaser and each of the Management Stockholders who is an employee of the Company have agreed to use their good faith to negotiate and enter into agreements with respect to the 87,979 Shares that will be retained by them, which agreements will provide for "put" and "call" rights exercisable by the Management Stockholder and the Company, respectively, in the event that the Management Stockholder's employment with the Company is terminated. Stockholders should be aware in considering their decision to participate in the Offer that the contemplated put and call rights with respect to Shares retained by Management Stockholders will provide such Management Stockholders with liquidity for their Shares in the event their employment with the Company is terminated following the consummation of the Offer. The put and call rights provided to Management Stockholders are not and will not be available to other stockholders of the Company. See "THE OFFER AND MERGER--Section 8. The Agreement and Plan of Merger; Stockholder Agreement."

  In addition, it is contemplated that each of James J. Kelly, R. Steven Fisk, Joseph P. Piazza, Jr. and Gus Kuelbs (each, an "Executive") will enter into a severance agreement with the Company before the consummation of the Offer (each, a "Severance Agreement"). The Severance Agreement will generally provide that if, during the first year following consummation of the Offer, the Company terminates the Executive's employment with the Company without Cause (to be defined in the Severance Agreement), then the Executive will receive an amount equal to fifty percent of the Executive's annual cash compensation (including bonuses) at the highest rate paid during his employment with the Company.

  7. FEES PAYABLE TO PURCHASER AND PURCHASER AFFILIATES. Pursuant to the Merger Agreement, upon the consummation of the Offer, all costs and expenses incurred by each of Purchaser, the Company and Acquisition Sub in connection with the Merger Agreement (including the fees and disbursements of counsel, financial advisors and accountants) and a transaction fee of $2,380,000 (to be paid to Purchaser or its affiliates) will be paid by the Company, or the Company will reimburse such party, as the case may be. See "THE OFFER AND MERGER--Section 8. The Agreement and Plan of Merger; Stockholder Agreement" and "THE TENDER OFFER--Section 14. Fees and Expenses." In addition, Fremont Partners, L.P. ("Fremont Partners") or one of its affiliates typically receives an annual management fee from Fremont Partners' portfolio companies in exchange for financial advisory services and other advice rendered to such companies. The amount of the fee varies depending upon a number of factors, including the level of services expected to be rendered. It has not yet been determined if a management fee will be requested from the Company or, if one is requested, what the amount of the fee would be. If a fee is sought, however, Fremont Partners has indicated to the Company that it does not expect the fee to exceed $300,000 in the first year following the consummation of the Offer.

  8. DELISTING OF COMMON STOCK. As a result of the Offer and the Merger, if required, it is likely that the Common Stock will no longer meet the listing requirements of Nasdaq and that Nasdaq may unilaterally act to delist the Common Stock. Even if Nasdaq does not act unilaterally to delist the Common Stock, it is Purchaser's intention that, after the consummation of the Offer or the Effective Time, the Common Stock will not be listed on Nasdaq or any national securities exchange. The delisting of the Common Stock is likely to have a material adverse effect on the trading market for, and the value of, the Common Stock, and there can be no assurance that any trading market will exist for the Common Stock after the consummation of the Offer or the Merger, if required.

  9. TERMINATION OF EXCHANGE ACT REPORTING. As a result of the Offer and the Merger, if required, it is expected that the Shares will be held by fewer than 300 stockholders of record. In such case, the Company will deregister the Common Stock under Section 12 of the Exchange Act. If the Common Stock is so deregistered, the Company will not be required to comply with the proxy or periodic reporting requirements of the Exchange Act and does not plan to provide any reports or information to its stockholders, other than pursuant to the right to inspect the books and records of the Company, as required by Delaware law. As a result of such deregistration, the information available to stockholders on the business and financial condition of the Company will be reduced, which could have a material adverse effect on the value of the Common Stock.

  10. RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE OFFER AND MERGER. The Company's Board of Directors met on June 26 and 28, 1998 to consider the terms of the Merger Agreement. On June 28, 1998, the Board of Directors unanimously (i) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are fair to, and in the best interests of, the stockholders of the Company and (ii) approved the Merger Agreement and the Transactions, including the Offer and Merger, in all respects and that such approval constitutes approval for purposes of Sections 203 and 251 of the DGCL and (iii) resolved to recommend that the stockholders of the Company accept the Offer, and approve and adopt the Merger Agreement and the Merger.

  In reaching its conclusion, the Board of Directors considered a number of factors, including, but not limited to, the following:

    1. The Board's belief that the Offer and the Merger represent the most attractive financial alternative available to the Company's stockholders based upon the efforts of management and its financial advisors to explore alternatives to the Golden Cycle Offer, and the Board's judgment, after consultation with its financial advisors, that under existing circumstances the likelihood of receiving a more attractive offer from any other party (including Golden Cycle) was low.

    2. The Fairness Opinion to the effect that, as of the date of such opinion and based upon and subject to certain factors and assumptions stated therein, the consideration to be received by the Company's stockholders pursuant to the Offer and/or the consideration to be received by the Company's stockholders (other than Purchaser and the Management Stockholders) pursuant to the Merger is fair from a financial point of view to such stockholders. See "--Section 11. Opinion of Cleary Gull Reiland & McDevitt, Inc."

    3. The relationship of the Per Share Amount to the historical market prices for the Common Stock (see "--Section 2. Market Price for the Shares"), and the valuation of the Company as analyzed by Cleary Gull (see "--Section 11. Opinion of Cleary Gull Reiland & McDevitt, Inc.").

    4. The fact that in rejecting the Golden Cycle Offer as inadequate on April 13, 1998, the Board announced that it had instructed management and its advisors to explore a possible sale of the Company, that the Company then engaged in a thorough process of soliciting indications of interest from prospective purchasers and that none of the prospective purchasers that had been contacted and that continued to express an interest in acquiring the Company had made a proposal for a transaction with a price equal to or in excess of the Per Share Amount. See "THE OFFER AND THE MERGER--Section 1. Background of the Offer and Merger."

    5. The view of the Board of Directors, after consultation with its financial and legal advisors, that the terms of the Merger Agreement, including the amounts payable to Purchaser in the event of termination, would not materially deter bona fide acquisition proposals by third parties.

  In addition to the foregoing, the Board considered certain negative factors relating to the Offer and the Merger, including (i) the reduced liquidity of the Shares remaining outstanding following consummation of the Offer and the Merger, if required, (ii) the need for Purchaser to arrange for substantial financing in order to consummate the proposed transactions and (iii) the fact that the Merger can be approved without the vote of unaffiliated stockholders. The Board of Directors did not consider the fairness of the Per Share Amount in relation to the net book value or liquidation value of the Company because it did not view such valuations as reliable indicators of the value of the Company since such an analysis would not consider the significantly higher value of the Company as a going concern.

  The foregoing discussion of the information and factors considered by the Board of Directors is not meant to be exhaustive but includes the material factors considered by the Board in reaching its conclusions and recommendations. In view of the variety of factors considered in its reaching a determination, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its conclusions and recommendations. In addition, individual members of the Board of Directors may have placed different emphasis on different factors.

  The Board of Directors was aware that all of its members and certain members of management of the Company have been requested by Purchaser not to tender certain of their Shares pursuant to the Offer (see "--Section 6. Management Stockholder Arrangements"). The Board of Directors did not consider this fact as weighing either in favor of or against approving the Merger Agreement but did note that such retention of Shares by management was a condition to the execution of the Merger Agreement by Purchaser. The Board of Directors also determined that it was not necessary to appoint a committee of independent directors or an unaffiliated representative to act solely on behalf of the Company's unaffiliated stockholders for the purpose of negotiating the terms of the Merger Agreement. All of the members of the Board of Directors, including those who are not employees of the Company, voted to approve the transactions contemplated by the Merger Agreement.

  11. OPINION OF CLEARY GULL REILAND & MCDEVITT, INC. The Company has retained Cleary Gull to act as its investment banker with respect to the Offer, the Merger and related matters. At a meeting of the Company's Board of the Directors held on June 28, 1998, Cleary Gull delivered the Fairness Opinion to the Board to the effect that, as of that date, and based upon the assumptions contained therein, the consideration to be received by the Company's stockholders pursuant to the Offer and/or the consideration to be received by the Company's stockholders pursuant to the Merger (other than Purchaser and the Management Stockholders) is fair from a financial point of view to such stockholders.

  The full text of the Fairness Opinion, which sets forth the assumptions made, matters considered and limits of the review undertaken in connection with the opinion, is attached to this Offer to Purchase as Annex A and is incorporated herein by reference. The Fairness Opinion was delivered to the Board for its use in connection with its consideration of the Offer and the Merger Agreement and is not intended to be, and does not constitute, a recommendation to any stockholder of the Company as to whether such stockholder should tender Shares in the Offer or vote in favor of the Merger, if it occurs. The summary of the Fairness Opinion set forth herein is qualified in its entirety by reference to the full text of the opinion. HOLDERS OF COMMON STOCK ARE URGED TO, AND SHOULD, READ THE FAIRNESS OPINION CAREFULLY IN ITS ENTIRETY.

  In connection with its opinion, Cleary Gull reviewed and analyzed, among other things, the financial terms and conditions of the Merger Agreement and certain related documents as set forth in the draft Merger Agreement dated June 28, 1998; analyzed certain historical business and financial information relating to the Company; reviewed various financial forecasts and schedules and other data provided by the Company; reviewed and discussed the business and prospects of the Company and its subsidiaries with representatives of the Company's management; reviewed public information with respect to certain other companies in lines of business believed to be generally comparable to the business of the Company; reviewed the historical prices and trading volumes of the Common Stock; calculated the unleveraged after-tax discounted cash flow of the Company; calculated the value a financial investor might be willing to pay to acquire all or, as in the case of the Merger or other recapitalization transactions, a controlling and substantial portion of the Company's equity if it were interested in pursuing such a transaction; computed the present value of future hypothetical implied trading values based upon earnings estimates provided by the Company and based on analyst expectations for future growth; compared the purchase price premium to be paid for the Common Stock to premiums paid in recent transactions; and considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that Cleary Gull deemed appropriate.

  In connection with its review, Cleary Gull has not assumed any responsibility for or independently verified any of the foregoing information and has relied on such information being complete and accurate in all material respects. Cleary Gull has not made an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of the Company or any of its subsidiaries, nor has Cleary Gull been furnished with any such evaluation or appraisal that has not been publicly disclosed. With respect to the financial plans, estimates and analyses provided to Cleary Gull by the Company, Cleary Gull has assumed, with the Board's permission, that all such information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of the Company as to future financial performance of the Company, based upon the historical performance of the Company and certain estimates and assumptions which were reasonable at the time made. Cleary Gull has also assumed, at the Board's direction, that the number of Shares to be retained by the Management Stockholders after the consummation of the Merger, or if the Merger is not consummated, then after the consummation of the Offer, will not exceed 125,000 Shares. Finally, Cleary Gull has assumed that the executed Merger Agreement will be in the same form as the draft Merger Agreement reviewed by Cleary Gull, and that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material term or condition, and that obtaining any necessary regulatory or third party approval for the Merger will not have an adverse effect on the Company. Cleary Gull's opinion is based on economic, monetary and market conditions existing on the date thereof. Cleary Gull is not opining or providing any advice with respect to the impact of the Transactions on the solvency, viability or the financial condition of the Company or its ability to satisfy its obligations as they become due.

  The opinion does not address or imply any conclusion as to the likely trading range or value of the Common Stock following the Effective Time, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities as well as the terms of the financing for the Transactions, the operating and financial results and prospects of the Company and other factors relating to the Company and its lines of business.

  In connection with the opinion, Cleary Gull performed certain financial and comparative analyses. In connection with the Board's consideration of proposals involving a change of control of the Company, including the Transactions, financial and comparative analyses generally conducted as part of the financial review of acquisition transactions were considered relevant. These analyses were (i) public company trading analysis, (ii) selected transactions analysis, (iii) unleveraged after-tax discounted cash flow valuation analysis, (iv) leveraged buy-out/recapitalization analysis (which is intended to determine the value a financial investor might be willing to pay to acquire all or, as in the case of the Transactions or other recapitalization transactions, a controlling and substantial portion of the Company's equity if it were interested in pursing such a transaction), (v) hypothetical implied trading values based upon earnings and (vi) premiums paid in the Transactions compared to average premiums paid. Each of these analyses were considered relevant to a financial review of the terms of the Merger Agreement and the strategic alternatives available to the Company. At a number of meetings of the Board, these analyses were reviewed with the Board. The material analyses and their findings are summarized below.

  Comparable Public Company Trading Analysis. Cleary Gull reviewed certain publicly available financial and stock market information relating to nine selected companies in lines of business believed to be somewhat similar to those of the Company. The companies selected were in related businesses such as distribution, catalog retailing or motorcycle parts (collectively, the "Selected Companies"), although it was noted that there were no public companies with precisely the same mix of businesses or financial condition as the Company. This analysis indicated that (i) the price multiples, based on latest twelve months earnings per share, ranged from 15.8x to 35.7x for the Selected Companies, with a median of 21.7x , as compared to 19.7x for the Company, based upon an Offer price of $21.75 per share for the entire equity interest (as noted below, the actual value of the non-cash consideration in the Transactions may vary, but variations in the value of any retained shares should not significantly impact the analysis), (ii) based on 1998 year-end estimated earnings per share (based on estimates of First Call Corporation, a data service that monitors and publishes compilations of earnings estimates produced by selected research analysts regarding companies of interest to investors, for the Selected Companies and management estimates for the Company), the 1998 estimated price earnings multiples ranged from 13.0x to 31.1x for the Selected Companies, with a median of 19.8x, as compared to 14.1x for the Company's fiscal year ended January 31, 1999, (iii) the ratio of firm value to latest twelve months revenues ranged from 0.52x to 3.37x, with a median of 1.08x, compared to 1.31x for the Company, and (iv) the ratio for firm value to latest twelve months earnings before interest, taxes, depreciation and amortization (as used in this Section 11, "EBITDA") for the Selected Companies ranged from 7.4x to 21.6x, with a median of 10.6x, compared to 10.1x for the Company. Based on this analysis, Cleary Gull derived an equity value range for the Company of $16.00 to $24.00 per fully diluted share. Cleary Gull noted that the Offer price of $21.75 was within the indicated range.

  Selected Transactions Analysis. Cleary Gull reviewed and analyzed selected publicly available financial, operating and stock market information relating to 20 acquisition transactions in the distribution and catalog industries since 1996 (collectively, the "Selected Transactions"), including three recapitalization transactions in the distribution and manufacturing industries. This analysis indicated that (i) the price multiples, based on latest twelve months net income, ranged from 9.2x and 31.1x, with a median of 17.4x, as compared to 19.7x for the Company, based upon an Offer price of $21.75 per share for the entire equity interest, (ii) the ratio of firm value to latest twelve months revenues ranged from 0.27x to 1.76x for the Selected Transactions, with a median of 0.61x, compared to 1.31x for the Company, and
(iii) the ratio of firm value to latest twelve months EBITDA for the Selected Transactions ranged from 6.3x to 15.1x, with a median of 9.5x, compared to 10.1x for the Company. Based on this analysis, Cleary Gull derived an equity value range for the Company of $15.00 to $22.00 per fully diluted share. Cleary Gull noted that the Offer price of $21.75 was toward the top end of the indicated range.

  Discounted Cash Flow Analysis. Cleary Gull analyzed the Company's fully diluted per share value based on an unleveraged after-tax discounted cash flow analysis of the projected five-year financial performance of the Company. Cleary Gull estimated the net present value of the future cash flows of the Company using the financial plan prepared by the Company for the fiscal year ended January 31, 1999 and extrapolations therefrom for the fiscal years ended January 31, 2000 through January 31, 2003 and the fiscal year-end January 31, 2003 terminal value of the Company based upon a range of multiples of projected fiscal year 2003 EBITDA. In conducting this analysis, Cleary Gull applied discount rates ranging from 10% to 12% and terminal value multiples ranging from 7.0x to 8.0x. This analysis indicated a discounted cash flow valuation as of year-ended January 31, 1998 ranging from approximately $23.73 per share to $30.15 per share. Cleary Gull noted that the Offer price of $21.75 was below the indicated range.

  Leveraged Buy-out/Recapitalization Analysis. Cleary Gull prepared an analysis based on the same projections utilized in the discounted cash flow analysis as to the value paid pursuant to a recapitalization transaction. A range of possible acquisition prices was derived by reviewing the estimated return on equity investment which would result from a leveraged buy-out based upon various assumptions, including the financial ratios required by the bank financing and high yield debt markets, and interest rates. Assuming terminal values at the end of the fifth year following a buy-out transaction ranging from 8.0x to 10.0x EBITDA and required internal rates of return on equity of 20.0% to 30.0%, this methodology indicated that a recapitalization transaction could earn Purchaser a market return on their investment at the Offer price of $21.75 per share. Cleary Gull cautioned the Board that the actual price which a party would be willing to pay in a leveraged buy-out or recapitalization transaction was dependent on various factors not included in this methodology and, therefore, that this analysis was not necessarily indicative of actual prices realizable or of rates of return on Shares retained in the Transactions, which rates of return may be more or less favorable than those indicated in this analysis, are dependent on many contingencies and, therefore, are speculative.

  Hypothetical Implied Trading Values Based upon Earnings. Cleary Gull calculated the present value of the implied hypothetical future trading values of the Common Stock obtained by multiplying projected stand-alone earnings per share for the years ending January 31, 1999, 2000, and 2001 based upon analysts' estimates of the Company's long-term earnings per share growth rate by the Company's historic 5-year average forward price/earnings ratio of 14.7x. The Company's implied forward stock price was discounted at an equity discount rate of 14.0%. The present value of such implied hypothetical future trading values ranged from $23.52 to $23.93 per share. In connection with this presentation, Cleary Gull advised the Board that this analysis was not necessarily indicative of future trading ranges and that any estimate of future market prices is speculative and subject to significant uncertainties and contingencies, all of which are difficult to predict and beyond the control of Cleary Gull. Therefore, the actual trading prices of the Common Stock might be outside the estimated range and would depend upon, and fluctuate with, changes in interest rates, market conditions, the condition, results of operations, and prospects, financial and otherwise, of the Company and other factors which generally influence the prices of securities. Cleary Gull noted that the Offer price of $21.75 was below the indicated range.

  Premium Analysis. Cleary Gull analyzed the closing price of the Common Stock over the one-day, one-week, one-month, six-month periods and the 52-week average and 52-week low prices preceding the announcement date of the Golden Cycle Offer (the "Announcement Date") and the premiums implied by the Merger Consideration as of such dates. This analysis resulted in a range of purchase price premiums for the Common Stock of (i) 45.6% based upon the last trade of the Common Stock prior to the Announcement Date ($14.94 per share on March 24, 1998), (ii) 67.3% based upon the last trade of the Common Stock one-week prior to the Announcement Date ($13.00 per share on March 16, 1998), (iii) 59.6% based upon the last trade of the Common Stock one-month prior to the Announcement Date ($13.63 per share on February 20, 1998), (iv) 35.9% based upon the last trade of the Common Stock six months prior to the Announcement Date ($16.00 per share on September 24, 1997), (v) 56.5% based upon the average closing price during the 52-week period prior to the Announcement Date, and (vi) 97.7% based upon the lowest closing price during the 52-week period prior to the Announcement Date ($11.00 per share on May 29, 1997). Cleary Gull compared the premium paid in the Transactions to those paid in all transactions during the 1993 to 1997 time period, as compiled by the Securities Data Corporation. Premiums over the closing stock price four weeks prior to the announcement date ranged from 46.8% to 39.0% during the period, with 1997 average premiums of 42.2%. Premiums over the closing stock price one week prior to the announcement date ranged from 41.6% to 32.7% during the period, with 1997 average premiums of 36.3%. Premiums over the closing stock price one day prior to the announcement date ranged from 27.5% to 36.4% during the period, with 1997 average premiums of 33.0%. Cleary Gull noted that the premiums paid in the Transactions were above the top end of the range in every case.

  Stub Analysis/Review of Post-Transaction Common Stock. Cleary Gull reviewed the implied public market trading values for shares of Common Stock to be outstanding following the Effective Time derived from an application of various multiples to the Company's pro forma earnings per share and EBITDA giving effect to the Transactions and based upon management's projections and extrapolations therefrom. This calculation indicated that (i) applying price-earnings multiples ranging from 14.7x to 21.0x to pro forma earnings per share in the fiscal years ending January 31, 2000 through 2003 and a range of equity discount rates from 14.0% to 17.0%, the resulting hypothetical stock price in such years resulted in a net present value implied market per share trading value of $16.36 to $30.09, (ii) applying a range of EBITDA multiples from 8.0x to 10.0x to pro forma EBITDA in fiscal year ending January 31, 2000 resulted in an implied per share trading value of $20.29 to $35.64, and (iii) using the present value of the unleveraged cash flows at discount rates ranging from 10.0% to 12.0% resulted in an implied trading price of $26.50 to $39.31 per share.

  Cleary Gull further applied a 30% discount to these implied per share prices to reflect the reduced liquidity and increased leverage of the business. On a per share basis, after applying the 30% discount, the range of implied value per retained Share would be $0.84 to $1.34 per share. Assuming that holders of the Common Stock receive 94% of their consideration in cash ($20.45 per share) and retain 6% of their shares in the Company, holders of the Common Stock would receive consideration pursuant to the Transactions (on a fully diluted basis) having an implied valuation ranging from approximately $21.29 to approximately $21.79 for each Share.

  In connection with this analysis, it was concluded that following the Effective Time, the market valuation of the Common Stock would be significantly influenced by estimates of the forward-looking pro forma earnings and EBITDA forecasts, if available. In arriving at these estimates of possible implied trading values for Shares following the Effective Time, Cleary Gull advised the Board that trading in the post-Transactions Common Stock for a period following the Effective Time could be characterized by a redistribution of such securities among the stockholders of the Company immediately preceding the Merger and other investors and, accordingly, such securities may be subject to downward price pressures during this period resulting in trading prices below the estimated ranges. In addition, in connection with this presentation, Cleary Gull advised the Board that any estimate of trading ranges is speculative and subject to uncertainties and contingencies, all of which are difficult to predict and beyond the control of Cleary Gull. Therefore, the actual trading prices of the post-Transactions Common Stock may be outside the estimated range and will depend upon, and fluctuate with, changes in interest rates, market conditions, the terms of financing for the Transactions, the condition and prospects, financial and otherwise, of the Company and other factors which generally influence the prices of securities. In addition, the reduced float of Shares, the lack of a public market for the securities and the fact that the Company may not be required to publicly disclose its financial statements to investors may adversely affect the liquidity of the Shares and result in greater volatility in trading prices following the Effective Time, in addition to the increased volatility resulting from the increased leverage of the Company, as compared to trading prices prior to the Effective Time.

  The summary set forth above does not purport to be a complete description of the analyses performed by Cleary Gull, although it is a summary of the material financial and comparative analyses performed by the investment bank in arriving at its opinion.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Fairness Opinion. In arriving at its fairness determination, Cleary Gull considered the results of all such analyses and did not assign relative weights to any of the analyses.

  The analyses were prepared for the purpose of providing the Board an opinion as to the fairness from a financial point of view of the consideration to be received in the Offer and/or the Merger and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty and may be significantly more or less favorable than as set forth in these analyses. Similarly, any estimates incorporated in the analyses performed by Cleary Gull are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than any such estimates. No company utilized as a comparison is identical to the Company or the business segment for which a comparison is being made, and none of the comparable acquisition transactions or other business combinations utilized as a comparison is identical to the Transactions. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations resulting from the transactions is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the value of the comparable companies or company to which they are being compared. The discount rates, terminal values and multiples used in the analyses were considered appropriate after consideration of current economic and financial market conditions, including price earnings multiples and capital structures of selected public companies and rates of return on debt and equity investments in public and private companies and a qualitative judgment as to the most relevant information and its application to the Company. In connection with the analyses, Cleary Gull made, and was provided with estimates and forecasts by the Company's management based upon numerous assumptions with respect to the industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company and its advisors. Similarly, analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the Company or its advisors, none of the Company, its investment banker or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions. The Fairness Opinion necessarily was based on the economic, market and other conditions as in effect on, and the information made available to Cleary Gull as of, the date of the opinion. The foregoing summary is qualified by reference to the written opinion of Cleary Gull set forth in Annex A to this Offer to Purchase.

  As described above, the opinions and presentation of Cleary Gull to the Board were only one of many factors taken into consideration by the Board in making its determination to approve the Merger Agreement. In addition, the terms of the Merger Agreement were determined through negotiations between the Company and Purchaser and were approved by the Board. Although Cleary Gull provided advice to the Company during the course of these negotiations, the decision to enter into the Merger Agreement and to accept the consideration to be received in the Transactions was solely that of the Board.

  Cleary Gull was selected by the Company as its financial advisor in connection with the Merger because of Cleary Gull's reputation and expertise as an investment banking firm and its expertise and familiarity with the distribution and motorcycle industries. Clearly Gull is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, recapitalizations, and valuations for estates, corporate and other purposes.

  In connection with the services of Cleary Gull as investment bankers to the Company with respect to the Transactions and related matters, the Company has agreed to pay Cleary Gull (i) a quarterly retainer of $50,000 payable in connection with their retention as investment bankers to the Company in connection with the Transactions, (ii) an offer fee of $250,000 was paid upon the execution of the letter of intent, and (iii) a transaction fee of $2.23 million payable upon consummation of the Transactions. The retainer and offer fees, which have totaled $350,000 to date, are credited against the transaction fee.

  In addition, the Company has agreed to reimburse Cleary Gull for their reasonable out-of-pocket expenses (including the fees and disbursements of their attorneys) and to indemnify them and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement.

  Cleary Gull has from time to time in the past provided investment banking services to the Company for which it has received fees. In the ordinary course of business, Cleary Gull and their respective affiliates may actively trade in the securities of the Company for their own account and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. Cleary Gull currently makes a market in the Common Stock on the Nasdaq National Market.

  12. PURPOSES AND REASONS OF THE COMPANY FOR THE OFFER AND MERGER. The purpose of the Offer and Merger is to provide the Company's stockholders with an alternative to the Golden Cycle Offer by enabling such stockholders to sell significantly all, if not all of their Shares at a fair price and at a premium over the market price of the Common Stock prior to the Golden Cycle Offer. The primary benefits of the Offer and the Merger to the stockholders of the Company are that such stockholders are being afforded an alternative to the Golden Cycle Offer and an opportunity to sell significantly all, if not all of their Shares for cash at a price that represents a premium of approximately 21% over the Golden Cycle Offer and a premium of approximately 3.5% over the closing market price of the Common Stock on the last full trading day prior to the public announcement of the Offer, and a more substantial premium over recent historical trading prices. See "--Section 1. Golden Cycle Offer" and "THE TENDER OFFER--Section 6. Price Range of the Shares; Dividends on the Shares."

  13. PURPOSES AND REASONS OF PURCHASER AND MANAGEMENT STOCKHOLDERS FOR THE OFFER AND MERGER. Purchaser's purpose for entering into the Merger Agreement and engaging in the Offer and Merger is to enable Purchaser, through the Stock Purchase, the Offer and the Merger (if required), to obtain a majority ownership interest in the Company, thereby becoming entitled to all benefits that result from such ownership, including management and investment discretion with regard to the future conduct of the business of the Company, the benefits of the profits generated by operations and any increase in the Company's value. Similarly, Purchaser will also bear the risk of any decrease in the value of the Company.

  The Management Stockholders' purpose for engaging in the Offer and Merger is to be able to obtain the Per Share Amount with respect to a portion of their respective holdings of the Shares or Shares issuable upon exercise of outstanding stock options while also maintaining an ownership position in the Company.

                             THE OFFER AND MERGER

  1. BACKGROUND OF THE OFFER AND MERGER. The following description was prepared by the Company and Purchaser. Information about Purchaser was provided to the Company, and the Company takes no responsibility for the accuracy or completeness of any information regarding meetings or discussions in which the Company or its representatives did not participate.

  On March 23, 1998, the Company received a written proposal from Golden Cycle for a business combination between Golden Cycle and the Company in which stockholders of the Company would receive $18.00 per share in cash. On March 25, 1998, Cleary Gull met with the Board of Directors to discuss Cleary Gull's capabilities, the Golden Cycle proposal, as well as other available strategic options. The Golden Cycle Offer was commenced on April 7, 1998.

  On April 2, 1998, David Lorsch of Fremont Partners called the Company and spoke to a Company representative who referred Mr. Lorsch to David Prokupek of Cleary Gull. Mark Williamson of Fremont Partners called Mr. Prokupek on April 2, 1998 and briefly introduced Fremont Partners and described the firm's background and its interest in the motorsports industry. Mr. Williamson also asked Mr. Prokupek whether he believed the Company would be receptive to a friendly offer to acquire all, or a substantial portion of, the Company. Mr. Prokupek indicated that he believed the Company would be interested in such an offer and he and Mr. Williamson agreed to speak again on April 6, 1998 after Mr. Prokupek had a chance to review some literature regarding Fremont Partners that Mr. Williamson had committed to send to Mr. Prokupek on April 3, 1998.

  Messrs. Williamson and Lorsch called Mr. Prokupek on April 6, 1998, and Mr. Prokupek indicated that he had had a chance to review the Fremont Partners' literature that had been sent to him by Mr. Williamson. The parties discussed Fremont Partners in more detail and talked at some length about the Company. Mr. Prokupek stated that the Company was exploring all of its alternatives and that it was compiling some material regarding the Company that Cleary Gull hoped to share, following the execution of appropriate confidentiality and standstill agreements, with a number of parties that had expressed an interest in the Company or who Mr. Prokupek believed might have an interest in the Company. Following the call, Mr. Prokupek sent a confidentiality and standstill agreement to Fremont Partners which Fremont Partners executed and returned to Mr. Prokupek on April 8, 1998.

  On April 9, 1998, Cleary Gull presented to the Board a valuation analysis of the Company as well as a variety of strategic alternatives available to the Company. On that day, the Board of Directors formally ratified the retention of Cleary Gull as its investment banker to assist in its evaluation of the Golden Cycle Offer as well as other strategic alternatives available to the Company. Cleary Gull discussed various types of transaction structures, such as a sale of the entire Company, leveraged buyout/recapitalization, leveraged share repurchases, and financial valuation analyses that, in Cleary Gull's opinion, would be relevant in evaluating proposals, including the Golden Cycle Offer. The analyses reviewed were similar to those reviewed in connection with the evaluation of the Offer and Merger, are described in "SPECIAL FACTORS--
Section 11. Opinion of Cleary Gull Reiland & McDevitt, Inc.," and included comparable public company trading analysis, selected acquisition transactions analysis, dilution analyses, a leveraged buy-out/recapitalization analysis, a leveraged share repurchase analysis and a discounted cash flow valuation analysis.

  Following this presentation, the Board of Directors discussed the appropriate long-term strategy for the Company and, at a meeting held on April 11, 1998, concluded that the Golden Cycle Offer was inadequate and that Cleary Gull should conduct a more formal investigation of third-party interest in order to provide additional information for ongoing evaluation by the Board of Directors of alternatives to maximize stockholder value.

   Thereafter, Cleary Gull contacted a number of potential strategic and financial buyers (including motorcycle part distributors and manufacturers, auto part distributors, and other leisure product distributors and manufacturers) to determine their interest in executing a customary confidentiality agreement with the Company, in order to receive non-public information concerning the Company so that they could more fully evaluate the Company.

  Subsequently, Mr. Prokupek called Mr. Williamson and stated that he was planning to meet with the Company in Morgan Hill, California on April 23, 1998 and that he would be interested in coming to San Francisco to meet with Fremont Partners while he was in California for his meeting with the Company. Mr. Prokupek and Mr. Williamson met in the offices of Fremont Partners on April 23, 1998. Mr. Williamson indicated that he had reviewed some of the Company's public filings with the Securities and Exchange Commission (the "Commission") and that he believed Fremont Partners may be able to offer a higher price than the $18.00 per share price that was currently being offered by Golden Cycle. During the meeting, Mr. Prokupek brought to Mr. Williamson's attention certain operating initiatives that management had undertaken and additional opportunities that Mr. Prokupek believed the Company had available to it. Mr. Prokupek also provided Mr. Williamson with certain background information with respect to the management changes that had occurred at the Company, and he also shared with Mr. Williamson some company projections which were prepared for inclusion in a confidential offering memorandum that the Company was in the process of finalizing. Mr. Prokupek stated that the confidential offering memorandum would be available on April 27, 1998 to every interested party that had executed a confidentiality and standstill agreement with the Company.

  Fremont Partners received the confidential offering memorandum on April 27, 1998. Mr. Williamson spoke to Mr. Prokupek on that day and expressed Fremont Partners' interest in a possible transaction and emphasized Fremont Partners' ability to move forward quickly. Mr. Prokupek indicated that the Company would need a period of time before any meetings with management could be held in order to put together a management presentation. Mr. Prokupek indicated that he believed management meetings could be scheduled during the week of May 11, 1998.

  On May 4, 1998, Mr. Williamson sent a letter to Cleary Gull reiterating Fremont Partners' interest in a transaction with the Company. The indication of interest stated that Fremont Partners' preliminary range of value for the Company's Common Stock was $20 to $22 per share, but that such prices were subject to confirmatory due diligence and assumed the transaction would take the form of a leveraged recapitalization with management rolling over some or all of its equity in the Company. The indication of interest also had attached to it a proposed letter of intent from Purchaser, which is an affiliate of Fremont Partners.

  On May 12, 1998, Robert Jaunich of Fremont Partners and Mr. Williamson attended a management meeting in Morgan Hill, California. Messrs. Jaunich and Williamson were accompanied by certain consultants and associates of Purchaser as well as by representatives of Bank of America and Bankers Trust Corporation, as potential financing sources. Following the management presentations, Messrs. Jaunich and Williamson met with certain directors of the Company (James Kelley, Lionel Allan and Joseph Keenan). Certain officers of the Company (Rick Saunders, Joe Piazza, Jr., Dennis Navarra and Steve Fisk) also attended the meeting. At this meeting, Purchaser again expressed its ability and willingness to move forward quickly and its preliminary belief, subject to confirmatory due diligence, that it could offer a price in the range of $20 to $22 per share. Mr. Williamson indicated that Purchaser would need to perform customary due diligence and the parties discussed what the next step might be in the due diligence process.

  Between May 13 and May 18, 1998, the Company's management made formal presentations to three other parties, concerning the operations and financial condition of the Company. In the course of these meetings (including those with Purchaser), members of the Company's management made clear to each potential buyer management's desire to seek a transaction that maximized stockholder value. Prior to these meetings, two of the three parties had provided Cleary Gull with draft letters of intent indicating the type of transaction such party would be willing to pursue and the range of values such party would be willing to consider. One of the buyers proposed a merger transaction structured in a manner similar to the Transactions, including the ability of existing stockholders to retain a minority equity stake in the Company.

  All four transactions presented to the Company (including Purchaser's) contemplated the incurrence by the Company of a substantial amount of indebtedness. In addition, each potential buyer told Cleary Gull that the ranges of values indicated were very preliminary, were subject to completion of their respective due diligence investigations of the Company, and were subject to revision or complete withdrawal for any reason. Following the meetings with management and Cleary Gull, each party was requested to resubmit its proposal.

  On May 19, 1998, Mr. Prokupek and Tom Magill of Gibson, Dunn & Crutcher LLP, counsel to the Company, met with certain members of Purchaser at Fremont Partners' offices in San Francisco to discuss an appropriate valuation for the Company and Purchaser's proposed form of letter of intent. The parties negotiated various provisions of the proposed letter of intent other than price. These provisions included an exclusivity provision, a termination fee provision and an expense reimbursement clause. Cleary Gull requested that Purchaser consider making its best and final offer. Mr. Williamson then indicated his belief that an appropriate value of the Company was in the $21.00 to $22.00 per share range but that such prices were premised on receiving recapitalization accounting treatment for the transaction and would need to be confirmed in detailed due diligence to be conducted by Purchaser. Mr. Williamson also stated that it was critical from Purchaser's point of view that management retain an equity stake in the Company following consummation of a transaction. Mr. Prokupek indicated that he would discuss the proposed range with the Board, but requested Mr. Williamson to determine if a price in excess of $22.00 per share could be paid. The meeting was then terminated.

  Following the meeting on May 19, 1998, Purchaser continued to refine its financial models to see if it would be possible for it to pay more than $22.00 per share for the Company. On May 21, 1998, Mr. Williamson telephoned Mr. Prokupek and indicated that Purchaser might be able to pay $23.00 per share for the Company. Mr. Williamson indicated that such price represented Purchaser's highest possible price and final offer and that it was based upon management's expectations regarding various items in management's business plan, which expectations Purchaser indicated it would have to determine are reasonable during its due diligence. These expectations included the ability to achieve inventory level reductions, increase inventory turns, improve gross margins, achieve projected revenue growth and earnings estimates, sell certain parcels of real estate and lease more appropriately sized facilities and similar matters. Mr. Prokupek indicated that he would discuss the proposal with the Board at the Board's nightly conference call and would call Purchaser back with the Board's response. That night, the Board of Directors met to review the status of the discussions with third parties and the indications of interest received. The Board of Directors, after consultation with its legal counsel and Cleary Gull, determined that in light of the indications of interest received from other parties, Purchaser's proposal represented the best available course of action for the Company.

  Following the Board meeting, Mr. Prokupek called Mr. Williamson to inform him that the Board had agreed to move forward with Purchaser's proposal on the terms outlined in the proposed letter of intent that had been negotiated. On May 22, 1998, following the closing of the market, Purchaser executed the letter of intent with the Company. The letter of intent contemplated a $23.00 per share price, which was expressly subject to confirmatory due diligence to be conducted by Purchaser during the period from May 22, 1998 to June 27, 1998. Following its execution, the Company made a public announcement regarding the execution of the letter of intent.

  During the ensuing four weeks, a draft merger agreement was negotiated between the Company and Purchaser, and Purchaser conducted extensive due diligence along with its advisors, Skadden, Arps, Slate, Meagher & Flom LLP, Arthur Andersen LLP, Environ and AON. Purchaser also retained an outside consulting firm, Fletcher Spaght to assist Purchaser in connection with its due diligence. In connection with its due diligence, Purchaser visited facilities, interviewed Company personnel, spoke with suppliers and customers and performed an analysis of the market in which the Company operates.

  Early in the week of June 22, 1998, Mr. Williamson called Mr. Prokupek and informed him that in connection with Purchaser's due diligence Purchaser was questioning some of the assumptions underlying management's projections as being overly aggressive. Mr. Williamson requested that Mr. Prokupek and the Company provide Purchaser with a reasonable explanation of how management's projections would be achieved.

  On June 22, 23 and 24, 1998, Purchaser received due diligence reports from its various advisors. In light of the results of the due diligence, Purchaser determined that it could proceed but only at a price of $21.00 per share. In the afternoon of June 24, 1998, Mr. Williamson again telephoned Mr. Prokupek and requested that Cleary Gull and the Company provide Purchaser with a reasonable explanation of how management's projections might be achieved. Subsequently, Mr. Lorsch spoke with Mr. Prokupek, who explained to Mr. Lorsch that management was preparing additional analyses to demonstrate how management's projections might be achieved.

  On June 25, 1998, Messrs. Jaunich, Williamson and Lorsch met with Mr. Prokupek and Ron Miller of Cleary Gull in the San Francisco offices of Fremont Partners to discuss the achieveability of management's projections and other findings in Purchaser's due diligence review of the Company. After hearing Cleary Gull's explanation with respect to the manner in which management's projections might be achieved, Mr. Williamson indicated that Purchaser did not feel comfortable proceeding at any price other than $21.00 per share. The meeting then concluded to enable Mr. Prokupek to attend a Board meeting that was scheduled to be held by conference call.

  On June 26, 1998, Mr. Prokupek informed Mr. Williamson that the Board requested Purchaser to increase the per share price above $21.00 and to eliminate from the Merger Agreement the non-solicitation provision and the termination fee. Mr. Williamson stated that Purchaser would not be willing to proceed at any price or on any basis without a termination fee of some amount and the obligation on the part of the Company to reimburse Purchaser for up to $1 million of out-of-pocket expenses in the event the transaction with the Company did not close. After speaking again with the Board, Mr. Prokupek telephoned Mr. Williamson and informed him that the Company would only agree to a termination fee (which had to be a lesser amount than the $5 million amount agreed to in the previously executed letter of intent) if Purchaser were willing to raise its per share offer. In the afternoon on June 26, 1998, Mr. Williamson telephoned Mr. Prokupek and informed him that Fremont Partners' final offer would be $21.75 per share, with a $3.5 million termination fee, a $1 million expense reimbursement provision and a non-solicitation provision, subject to a "fiduciary out" in certain circumstances. Mr. Prokupek then telephoned the Board members which agreed to move forward on that basis provided that the other open issues with the merger agreement could be resolved to the Company's satisfaction.

  During June 27 and 28, 1998, the Company and its advisors negotiated the remaining terms of the merger agreement with Purchaser and its advisors. On June 28, 1998, after the Company's and Purchaser's legal counsel had finalized the form of the Merger Agreement, the Board of Directors reconvened by telephone, was updated on developments since June 26, 1998 and received the written and oral opinion of Cleary Gull that, as of the date of such opinion and based upon and subject to certain factors and assumptions stated therein, the consideration to be received by the Company's stockholders pursuant to the Offer and/or the consideration to be received by the Company's stockholders (other than Purchaser and the Management Stockholders) pursuant to the Merger is fair from a financial point of view to such stockholders. In presenting its opinion, Cleary Gull reviewed financial and comparative analyses as described in "SPECIAL FACTORS--Section 11. Opinion of Cleary Gull Reiland & McDevitt, Inc.," including comparable public company trading analysis, selected acquisition transaction analysis, a leveraged buy-out/recapitalization analysis, and a discounted cash flow valuation analysis, and compared these analyses to the proposed Transaction. The Company's legal counsel reviewed with the Board of Directors the legal standards applicable to its review of the proposed transaction, including the duties of care and loyalty owed to the Company and its stockholders, and also reviewed for the Board of Directors the regulatory process that would apply to the transaction, including required filings with the Commission. Following such presentations, the Board of Directors determined that the Offer and Merger are fair to and in the best interests of the Company and its stockholders and, by a unanimous vote, approved and adopted the Merger Agreement and the transactions contemplated thereby, and unanimously recommended that stockholders accept the Offer and tender their Shares. Later, on the evening of June 28, 1998, the parties entered into the Merger Agreement, and a public announcement of the execution of the Merger Agreement was made before the open of market on June 29, 1998.

  On July 13, 1998, the Company commenced the Offer.

  2. INTERESTS OF CERTAIN PERSONS IN THE OFFER AND MERGER. Stockholders should be aware in considering their decision to participate in the Offer that each member of the Board has, to some degree, interests which may present such directors with an actual or potential conflict of interest in connection with the Offer and the Merger. Pursuant to the Offer, the directors and executive officers of the Company will receive an aggregate of approximately
$4.4 million in cash for their Shares and Shares issuable upon exercise of outstanding stock options, excluding the 87,979 Shares being retained. As of June 28, 1998, the directors and executive officers of the Company as a group beneficially owned 381,632 shares, or approximately 6.9% of the Shares, which includes Shares that would be issued upon exercise of stock options exercisable within 60 days of such date. The Company has been informed by its directors and executive officers that they intend to tender all of the Shares (except for 87,979 shares they have agreed to retain following consummation of the Offer pursuant to the Stockholder Agreement) owned by them pursuant to the Offer. Moreover, following consummation of the Offer and the Merger (if required), such Management Stockholders will have "put" and "call" rights with respect to such retained Shares providing liquidity otherwise unavailable to other stockholders. See "SPECIAL FACTORS--Section 6. Management Stockholder Arrangements" and "THE OFFER AND MERGER--Section 8. The Agreement and Plan of Merger; Stockholder Agreement."

  3. CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS. Certain matters discussed herein are forward-looking statements that involve risks and uncertainties. When used in this Offer to Purchase, the words "estimate," "anticipate," "expect," "intend," "believe," "may," "will," "continue" (or the negative thereof or variations thereon) and similar expressions are intended to identify forward-looking statements. Forward-looking statements include the financial projections set forth below. Information of this type is based on estimates and assumptions that are inherently subject to significant economic and competitive risks, uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company's control. Important factors that could cause actual results to differ materially from estimates and projections included in the forward-looking statements include those factors described under the caption "Additional Factors that May Affect Future Results" in Item 1 of the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998, which is available from the Commission (see "THE TENDER OFFER--Section 8. Certain Information concerning the Company"). Accordingly, undue reliance should not be placed upon such forward-looking statements. No assurance can be given that any of such projections or statements will be realized or that actual results will not be significantly higher or lower than those set forth in such projections and statements.

  4. COMPANY FINANCIAL PROJECTIONS. The Company does not as a matter of course make public projections as to its future performance or earnings. However, in connection with the preliminary discussions concerning the feasibility of the Offer and Merger, the Company prepared and furnished Purchaser with the Projections. The Projections have been included in this Offer to Purchase for the limited purpose of giving the Company's stockholders access to financial projections made by the Company's management in connection with the Offer, the Merger and the Debt Financing. The Projections were based on assumptions concerning the Company's products and business prospects for fiscal year 1998 through fiscal year 2003. The Projections were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. These forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) are subject to certain risks and uncertainties that could cause actual results to differ materially from the Projections. The Projections reflect numerous assumptions (not all of which were provided to Purchaser), all made by management of the Company, with respect to industry performance, general business, economic, market and financial conditions and other matters, including assumed interest expense and effective tax rates consistent with historical levels for the Company, all of which are difficult to predict, many of which are beyond the Company's control and none of which were subject to approval by Purchaser. Accordingly, there can be no assurance that the assumptions made in preparing the Projections will prove accurate, and actual results may be materially greater or less than those contained in the Projections. The inclusion of the Projections herein should not be regarded as an indication that any of Purchaser, the Company or their respective affiliates or representatives considered or consider the Projections to be a reliable prediction of future events, and the

Projections should not be relied upon as such. None of Purchaser, the Company and their respective affiliates or representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the Projections. The Company's independent auditors have not examined, compiled or otherwise applied procedures to the financial forecast presented herein and, accordingly, do not express an opinion or any other form of assurance on it. None of Purchaser, the Company and any of their respective affiliates or representatives has made, or makes any representation to any person regarding the information contained in the Projections and none of them intends to update or otherwise revise the Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Projections are shown to be in error. See "THE OFFER AND MERGER--Section 3. Cautionary Statement concerning Forward-Looking Statements."

  Projections. In April 1998, the Financial Advisor delivered to Purchaser the Company's projections of anticipated future operating performance for the five fiscal years ending January 31, 2003. The projections for fiscal year 1999 exclude costs associated with the Golden Cycle Offer and the Transactions, as these projections were prepared before such events occurred or were anticipated. The projections are summarized below:

                          PROJECTED INCOME STATEMENTS
                     (IN MILLIONS, EXCEPT PER SHARE DATA)

                                              FISCAL YEAR ENDING JANUARY 31,
                                            ----------------------------------
                                            1999E  2000E  2001E  2002E  2003E
                                            ------ ------ ------ ------ ------
Total Revenue.............................. $159.3 $177.0 $196.6 $218.5 $242.9
Gross Profit...............................   60.6   70.9   78.8   87.6   97.5
Earnings before Interest and Taxes.........   19.3   25.5   29.8   34.6   40.2
Pre-Tax Income.............................   14.4   21.9   27.6   33.9   41.1
Net Income.................................    8.7   13.2   16.6   20.4   24.7
Diluted Earnings per Share................. $ 1.60 $ 2.44 $ 3.07 $ 3.77 $ 4.58
Average Shares Outstanding.................   5.39   5.39   5.39   5.39   5.39
Earnings before Interest, Taxes, Deprecia-
 tion and Amortization.....................   23.9   30.3   34.7   39.7   45.5

5. SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA.

  The following tables present selected financial data for the three months ended April 30, 1998 and April 30, 1997, and for each of the years in the five-year period ended January 31, 1998. The historical financial data for the years ended January 31, 1996, 1997 and 1998 are derived from, and should be read in conjunction with, the audited financial statements of the Company and the related notes thereto attached as annexes to this Offer to Purchase. The selected financial data for the Company for the years ended January 31, 1994 and 1995 are derived from audited financial statements of the Company available from the Commission (see "THE TENDER OFFER--Section 8. Certain Information concerning the Company"). The historical financial data of the Company for the three months ended April 30, 1998 and April 30, 1997 are derived from, and should be read in conjunction with, the Company's unaudited financial statements and the related notes thereto which are attached as annexes to this Offer to Purchase which, in the opinion of management of the Company, contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of this data. The results for the three month period ended April 30, 1998 are not necessarily indicative of the results for the full year or for any future period.

  The unaudited pro forma consolidated balance sheet data is based on the unaudited consolidated balance sheet of the Company as of April 30, 1998, and is adjusted to give effect to the Recapitalization as if it had occurred on April 30, 1998. The unaudited pro forma consolidated statements of operations are based on the audited consolidated statement of operations of the Company for the year ended January 31, 1998, the unaudited consolidated statements of operations of the Company for the three months ended April 30, 1998 and 1997, and are adjusted to give effect to the Recapitalization as though it had occurred as of February 1, 1997, excluding certain one time costs of the Transactions as described in Note (d). In addition, the consolidated statements of operations for the year ended January 31, 1998 and the three months ended April 30, 1997 are adjusted to give effect to the Company's acquisition of Chrome Specialities, Inc. ("CSI") on September 15, 1997 (which transaction was accounted for by the Company as a purchase), as if it had occurred as of February 1, 1997. The unaudited pro forma consolidated financial data do not purport to represent what the Company's financial condition or the results of operations would actually have been had the acquisition of CSI and Recapitalization in fact occurred on the assumed dates, nor do they project the Company's financial condition or results of operations for any future period or date.

  The financial data set forth below should be read in conjunction with the historical financial statements, and the related notes thereto, and the unaudited pro forma consolidated financial data set forth in Annexes C, D and E to this Offer to Purchase.

                                                                                                                      TWELVE
                                                                                                                      MONTHS
                                                                                                                      ENDED
                                                                                                                    APRIL 30,
                                 YEAR ENDED JANUARY 31,                         THREE MONTHS ENDED APRIL 30,           1998
                   --------------------------------------------------------  ------------------------------------- ------------
                                                                  PRO FORMA           PRO FORMA          PRO FORMA
                    1994     1995     1996      1997      1998     1998(D)    1997     1997(D)   1998     1998(D)  PRO FORMA(E)
                   -------  -------  -------  --------  --------  ---------  -------  --------- -------  --------- ------------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF
 OPERATIONS DATA:
Net Sales........  $67,252  $74,904  $93,906  $108,557  $122,725  $146,694   $31,707   $41,575  $44,796   $44,796    $149,915
 Cost of Sales...   38,583   43,333   54,779    64,834    77,716    92,769    19,872    26,006   28,029    28,029      94,792
                   -------  -------  -------  --------  --------  --------   -------   -------  -------   -------    --------
Gross Profit.....   28,669   31,571   39,127    43,723    45,009    53,925    11,835    15,569   16,767    16,767      55,123
 Selling, General
  and
  Administrative
  Expenses.......   17,497   18,695   23,522    27,039    33,114    39,808     7,166     9,780   10,337    10,337      40,365
 Other Operating
  Expenses.......      --       --       --        --      3,127     3,127       --        --       437       437       3,564
 Product
  Development....    1,165    1,535    1,652     1,723     1,407     1,407       363       363      252       252       1,296
                   -------  -------  -------  --------  --------  --------   -------   -------  -------   -------    --------
Operating
 Income..........   10,007   11,341   13,953    14,961     7,361     9,583     4,306     5,426    5,741     5,741       9,898
 Interest
  Expense........      827      701    1,637     1,915     2,964    14,226       457     3,556    1,508     3,556      14,226
                   -------  -------  -------  --------  --------  --------   -------   -------  -------   -------    --------
Income (Loss)
 Before Income
 Taxes...........    9,180   10,640   12,316    13,046     4,397    (4,643)    3,849     1,870    4,233     2,185      (4,328)
 Income Tax
  Provision
  (Benefit)......    3,672    4,224    4,395     5,174     2,114    (1,857)    1,506       748    1,772       874      (1,731)
 Cumulative
  effect of
  accounting
  change.........    1,600      --       --        --        --        --        --        --       --        --          --
                   -------  -------  -------  --------  --------  --------   -------   -------  -------   -------    --------
Net Income
 (Loss)..........  $ 7,108  $ 6,416  $ 7,921  $  7,872  $  2,283  $ (2,786)  $ 2,343   $ 1,122  $ 2,461   $ 1,311    $ (2,597)
                   =======  =======  =======  ========  ========  ========   =======   =======  =======   =======    ========
PER SHARE DATA:
 Net income
 Basic...........  $  1.46  $  1.28  $  1.57  $   1.49  $   0.45  $  (0.91)  $  0.45   $  0.37  $  0.48   $  0.43    $  (0.85)
 Diluted.........  $  1.42  $  1.27  $  1.52  $   1.48  $   0.44  $  (0.91)  $  0.45   $  0.37  $  0.46   $  0.43    $  (0.85)
 Shares used in
  per share
  calculation
 Basic...........    4,855    5,001    5,048     5,272     5,094     3,072     5,218     3,072    5,111     3,072       3,072
 Diluted.........    5,006    5,052    5,209     5,327     5,233     3,072     5,224     3,072    5,393     3,072       3,072
OTHER FINANCIAL
 DATA:
Depreciation and
 amortization....  $ 1,513  $ 1,561  $ 1,612  $  1,896  $  3,087  $  4,120   $   583   $   986  $ 1,047   $ 1,047    $  4,180
EBITDA(a)........  $11,490  $12,872  $15,535  $ 16,827  $ 15,696  $ 18,951   $ 5,205   $ 6,729  $ 7,303   $ 7,303    $ 19,525
EBITDA
 margin(b).......     17.1%    17.2%    16.5%     15.5%     12.8%     12.9%     16.4%     16.2%    16.3%     16.3%       13.0%
Capital
 expenditures....  $ 1,544  $ 3,331  $ 4,659  $  3,601  $  3,992  $  3,992   $   991   $   991  $ 1,602   $ 1,602    $  4,603
Cash interest
 expense.........  $   827  $   701  $ 1,637  $  1,915  $  2,964  $ 10,314   $   457   $ 2,579  $ 1,508   $ 2,579    $ 10,314
Ratio of EBITDA
 to cash interest
 expense.........     13.9     18.4      9.5       8.8       5.3       1.8      11.4       2.6      4.8       2.8         1.9
Ratio of EBITDA
 minus capital
 expenditures to
 cash interest
 expense.........     12.0     13.6      6.6       6.9       3.9       1.5       9.2       2.2      3.8       2.2         1.4
Ratio of earnings
 to fixed
 charges(c)......     10.4     12.3      7.1       6.7       2.2       --        5.1       1.3      2.5       1.4         --

                                                            AS OF APRIL 30, 1998
                                                            --------------------
                                                            HISTORICAL PRO FORMA
                                                            ---------- ---------
BALANCE SHEET DATA:
Cash and cash equivalents..................................  $    72   $     72
Working capital............................................   61,112     75,872
Total assets...............................................  142,306    151,942
Total debt.................................................   62,081    133,220
Shareholder's equity.......................................   62,799      1,296
Book value per share.......................................    12.14       0.42

    NOTES TO SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

  (a) EBITDA represents earnings before (i) interest expense, (ii) income taxes, (iii) depreciation and amortization, (iv) the provision for the remaining benefits to be paid under an employment agreement with the Company's past Chairman, President and Chief Executive Officer, who ceased to be employed by or related to the Company on November 5, 1997, which provided for a bonus ranging from 3% to 5% of operating earnings before non-recurring charges (similar benefits are not being provided to any of the Company's current employees or members of the Board of Directors (the "Employment Agreement Provision")), (v) operating cash losses recognized in the Company's historical financial statements related to its investment in Bikers Discount Supply ("BDS") which the Company intends to sell or shut-down (the "BDS Losses"), (vi) the provision for the closure of the Custom Chrome, Inc. Dallas-Fort Worth, Texas distribution facility (the "Dallas Warehouse Closure Costs"), (vii) the provision for the settlement of $307,000 with the State of Kentucky for personal property taxes related to the Company's operation of its Louisville, Kentucky facility, net of expenses of $30,000 for each of the years ended January 31, 1994, 1995, 1996, 1997 and 1998 and $7,500 for the
three months ended April 30, 1997, which adjusts historical property tax expense to normalized amounts for the respective periods. (the "PPT Settlement Expense"), and (viii) costs associated with the Golden Cycle Offer.

  EBITDA data is included because management understands that such information is considered by certain investors as an additional basis on which to evaluate the Company's ability to pay interest, repay debt and make capital expenditures. Items excluded from EBITDA could significantly affect the Company's results of operations and liquidity and should be considered in evaluating the Company's financial performance. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, measures of operating performance as determined in accordance with generally accepted accounting principles.

  EBITDA was derived as follows (in thousands):

                                                                                                              TWELVE MONTHS
                                                                                                                  ENDED
                                                                                                                APRIL 30,
                                 YEAR ENDED JANUARY 31,                      THREE MONTHS ENDED APRIL 30,         1998
                    -----------------------------------------------------  ---------------------------------- -------------
                                                                PRO FORMA          PRO FORMA        PRO FORMA
                     1994     1995     1996     1997     1998     1998      1997     1997     1998    1998      PRO FORMA
                    -------  -------  -------  -------  ------- ---------  ------  --------- ------ --------- -------------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Income (Loss)
 Before Income
 Taxes............. $ 9,180  $10,640  $12,316  $13,046  $ 4,397 $ (4,643)  $3,849   $1,870   $4,233  $2,185     $ (4,328)
Interest expense...     827      701    1,637    1,915    2,964   14,226      457    3,556    1,508   3,556       14,226
Depreciation and
 amortization......   1,513    1,561    1,612    1,896    3,087    4,120      583      986    1,047   1,047        4,180
Employment
 Agreement
 Provision.........     --       --       --       --     3,127    3,127      --       --       --      --         3,127
BDS Losses.........     --       --       --       --     1,225    1,225      324      324       78      78          979
Dallas Warehouse
 Closure Costs.....     --       --       --       --       619      619      --       --       --      --           619
Property Tax
 Settlement
 Expense...........     (30)     (30)     (30)     (30)     277      277       (8)      (8)     --      --           285
Costs Associated
 with the Golden
 Cycle Offer.......     --       --       --       --       --       --       --       --       437     437          437
                    -------  -------  -------  -------  ------- --------   ------   ------   ------  ------     --------
EBITDA............. $11,490  $12,872  $15,535  $16,827  $15,696 $ 18,951   $5,205   $6,729   $7,303  $7,303     $ 19,525
                    =======  =======  =======  =======  ======= ========   ======   ======   ======  ======     ========

  (b) Represents EBITDA as a percentage of net sales.

  (c) The ratio of earnings to fixed charges has been calculated by dividing income before income taxes and fixed charges by fixed charges. Fixed charges for this purpose include interest expense, amortization of deferred financing costs and one third of operating lease payments (the portion deemed to be representative of the interest factor). On a pro forma basis, earnings were insufficient to cover fixed charges by $4,643,000 and $4,328,000 for the years ended January 31, 1998 and April 30, 1998, respectively.

  (d) The pro forma adjustments do not reflect (i) estimated transaction fees and expenses of approximately $9,140,000, (ii) a non-cash compensation expense of approximately $1,135,000 related to management's "cashless" exercise of certain stock options, (iii) a cash compensation expense of $8,564,000 to be recognized in connection with the repurchase of the remaining stock options,
(iv) the write-off of deferred financing costs of $964,000 associated with the Company's existing debt obligations, and (v) deferred tax benefits of approximately $4,000,000 related to (ii), (iii) and (iv), which management believes are more likely, than not, to be realized based on anticipated future earnings, all of which are expected to be incurred in connection with the Recapitalization. Such amounts will be recorded in the consolidated statement of operations for the period in which the Recapitalization occurs.

  (e) Reflects the pro forma results of operations for the year ended January 31, 1998, plus the pro forma results of operations for the three months ended April 30, 1998, less the pro forma results of operations for the three months ended April 30, 1997.

  6. PLANS FOR THE COMPANY; CERTAIN EFFECTS OF THE OFFER AND MERGER. Pursuant to the Merger Agreement, upon completion of the Offer, Purchaser and the Company intend to effect the Merger only in the event that the number of Shares tendered is equal to or greater than the Minimum Condition but less than the Tender Offer Number.

  Except as otherwise described in this Offer to Purchase, the Company has no current plans or proposals that relate to or would result in: (a) other than the Offer and Merger, an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company; (b) a sale or transfer of a material amount of assets of the Company; (c) any change in the management of the Company or any material change in the employment contract of any executive officer; or (d) any other material change in the Company's corporate structure or business.

  Nevertheless, Purchaser may initiate a review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following consummation of the Offer and the Merger in order to best organize the activities of the Company. Purchaser expressly reserves the right to make any changes that it deems necessary or appropriate in light of its review or in light of future developments. The Merger Agreement provides that, promptly after the Stock Purchase and the purchase and payment for no more than the number of Shares equal to Tender Offer Number and the Minimum Condition having been satisfied, Purchaser will have the right to designate such number of directors, rounded up to the next whole number, on the Company's Board of Directors as is equal to the product of the total number of directors on the Company's Board of Directors (giving effect to the directors designated by Purchaser) multiplied by the percentage that the number of Shares beneficially owned by Purchaser or any affiliate of Purchaser bears to the total number of Shares then outstanding. See "THE OFFER AND MERGER--Section 8. The Agreement and Plan of Merger; Stockholder Agreement." The Merger Agreement provides that the directors and officers of the Company at the Effective Time of the Merger will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation. Thereafter the Board of Directors will be elected annually by a vote of all stockholders.

  Successful consummation of the Offer and the Merger, if required, will make Purchaser and the Management Stockholders, in the aggregate, owners of more than 85%, but less than 90%, of the Shares. As such, Purchaser and the Management Stockholders will be entitled to all benefits resulting from such ownership, including management and investment direction with regard to the future conduct of the business of the Company, the benefits of any profits generated by the Company's operations and any increase in the Company's value. Similarly, Purchaser and the Management Stockholders will also bear the risk of any losses generated by operations and any decrease in the value of the Company. In addition, pursuant to the terms of the Stockholder Agreement, Purchaser and each of the Management Stockholders who is an employee of the Company have agreed to use their good faith to negotiate and enter into agreements with respect to the Shares that will be retained by each of them following consummation of the Offer, which agreements will provide for "put" and "call" rights exercisable by the Management Stockholder and the Company, respectively, in the event that the Management Stockholder's employment with the Company is terminated. See "--Section 8. The Agreement and Plan of Merger; Stockholder Agreement."

  Upon consummation of the Offer and the Merger, if required, the Company will become a corporation with a minority of public stockholders. The minority interest held by stockholders will have the opportunity to participate in the future performance of the Company and will retain the right to vote on corporate matters.

  IMMEDIATELY FOLLOWING CONSUMMATION OF THE OFFER AND THE MERGER, IF REQUIRED, PURCHASER INTENDS TO CAUSE THE SHARES TO CEASE TO BE QUOTED ON NASDAQ. In addition, the registration of the Shares under the Exchange Act will be terminated as soon as permissible. Accordingly, following consummation of the Offer, there will be no publicly-traded Shares outstanding. See "THE TENDER OFFER--Section 7. Effect of the Offer on the Market for the Shares; Stock Listing; Exchange Act Registration; Margin Regulation."

  7. RIGHTS OF THE STOCKHOLDERS IN THE OFFER AND MERGER. Under the DGCL, the approval of the Board of Directors of the Company and the affirmative vote of the holders of a majority of the outstanding Shares are required to adopt and approve the Merger Agreement and the Merger. The execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders in accordance with the DGCL. In addition, the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Therefore, the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. As a result of the Stock Purchase, Purchaser will acquire in the aggregate at least a majority of the Shares. Each outstanding Share will be entitled to one vote in any such vote of the stockholders of the Company. Accordingly, upon consummation of the Offer, the vote of no other stockholder of the Company will be required to approve the Merger Agreement and the Merger, if it is required to be effected.

  DELAWARE BUSINESS COMBINATION STATUTE. Section 203 of the DGCL, in general, prohibits a Delaware corporation such as the Company, from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, as set forth below) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder unless (a) prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an interested Stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (c) on or subsequent to the date such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of a least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

  Under Section 203, the restrictions described above do not apply if, among other things (a) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203; (b) the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203, provided that, in addition to any other vote required by law, such amendment of the certificate of incorporation or by-laws must be approved by the affirmative vote of a majority of the shares entitled to vote, which amendment would not be effective until 12 months after the adoption of such amendment and would not apply to any Business Combination between the corporation and any person who became an Interested Stockholder of the corporation on or prior to the date of such adoption; (c) the corporation does not have a class of voting stock that is (1) listed on a national securities exchange, (2) authorized for quotation on an inter-dealer quotation system of a registered national securities association or (3) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an Interested Stockholder or from a transaction in which a person became an Interested Stockholder; or (d) a stockholder become an Interested Stockholder "inadvertently" and thereafter divests itself of a sufficient number of shares so that such stockholder ceases to be an Interested Stockholder. Under Section 203, the restrictions described above also do not apply to certain Business Combinations proposed by an Interested Stockholder following the announcement or notification or one of certain extraordinary transactions involving the corporation and a person who had not been an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of a majority of the corporation's directors.

  Section 203 provides that, during such three-year period, the corporation may not merge or consolidate with an Interested Stockholder or any affiliate or associate thereof, and also may not engage in certain other transactions with an Interested Stockholder or any affiliate or associate thereof, including, without limitation, (a) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (except proportionately as a stockholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of a corporation; (b) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of any stock of the corporation or such subsidiaries to the Interested Stockholder, except pursuant to a transaction that effects a pro rata distribution to all stockholders of the corporation; (c) any transaction involving the corporation or certain subsidiaries thereof which has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is owned directly or indirectly by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments); or (d) any receipt of the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

  The provisions of Section 203 are not applicable to any of the Transactions as a result of the approval by the Company's Board of Directors of the Merger Agreement and each of the transactions contemplated thereby prior to the execution of the Merger Agreement.

  APPRAISAL RIGHTS. Holders of the Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of the Shares at the effective time of the Merger will have certain rights pursuant to the provisions of Section 262 of the DGCL. Dissenting stockholders of the Company who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per share of Common Stock, as the case may be, to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

  THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

  8. THE AGREEMENT AND PLAN OF MERGER; STOCKHOLDER AGREEMENT.

  AGREEMENT AND PLAN OF MERGER. As of June 28, 1998, Purchaser, Acquisition Sub and the Company entered into the Merger Agreement, pursuant to which the Company agreed to make the Offer. The following description of the Merger Agreement does not purport to be complete and is qualified by reference to the text of the Merger Agreement, a copy of which has been filed as Exhibit(c)(1) to the Company's Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4"). Capitalized terms not otherwise defined herein have the meanings set forth in the Merger Agreement. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in "THE TENDER OFFER--Section 8. Certain Information concerning the Company."

  The Offer. The Merger Agreement provides that the Company will commence the Offer and that, upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, the Company will purchase all Shares validly tendered and not withdrawn pursuant to the Offer. The obligation of the Company to accept for payment and pay for Shares tendered is subject to (i) there being tendered, and not withdrawn prior to the expiration of the Offer, that number of Shares that represents not less than a majority of the Shares then outstanding on a fully diluted basis (after giving effect to the conversion or exercise of all outstanding options, warrants and other rights and securities exercisable or convertible in Shares) (the "Minimum Condition"), (ii) the Stock Purchase Closing (as defined in Section 2.3 of the Merger Agreement) having occurred and (iii) the Company or the Operating Company, as the case may be, having obtained certain debt financing described in Annex A to the Merger Agreement; (iv) certain proration conditions described below and in
Article III of the Merger Agreement and (v) to the satisfaction of the other conditions described in Annex A to the Merger Agreement. Pursuant to the terms of the Merger Agreement, the Company will make no other changes to the Offer or waive any conditions to the Offer or take changes any other action, including, without limitation, notice of acceptance of tendered Shares to the depositary, with respect to the Offer without Purchaser's prior written consent.

  Purchase and Sale of Shares. Pursuant to the Merger Agreement, Purchaser will purchase from the Company 2,666,667 Shares (the "Purchaser Shares"). The aggregate purchase price for the Purchaser Shares will be the number of Purchaser Shares multiplied by the Per Share Amount.

  Pursuant to the Merger Agreement and subject to the conditions set forth therein the Stock Purchase will take place at a closing (the "Stock Purchase Closing") on the day after the Offer is scheduled to expire, or at such other time or on such other date as the Company and Purchaser may mutually agree upon in writing (the day on which the Stock Purchase Closing takes place being the "Stock Purchase Closing Date").

  Conditions to the Stock Purchase. The Merger Agreement provides that the respective obligations of each party to effect the Stock Purchase are subject to the satisfaction (or waiver) at or prior to the Stock Purchase Closing Date of the following conditions: (i) no United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Purchasers or any affiliate of any of them illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions.

  The Merger Agreement provides that the obligation of the Company to effect the Stock Purchase is also subject to the satisfaction (or waiver) at or prior to the Stock Purchase Closing Date of each of the following additional conditions: all representations and warranties made by Purchaser in the Merger Agreement will be true and correct in all material respects (except for representations qualified by materiality or Purchaser Material Adverse Effect (as defined in the Merger Agreement) which will be correct in all respects) on the Stock Purchase Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Stock Purchase Closing Date, except for changes permitted or contemplated by the Merger Agreement and except for representations and warranties that are made as of a specified date or time, which will be true and correct in all material aspects (except for representations qualified by materiality or Purchaser Material Adverse Effect which will be correct in all respects) only as of such specific date or time; Purchaser will have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in the Merger Agreement to be performed or complied with by it prior to or on the Stock Purchase Closing Date; and the Company will have received such certificates of Purchaser, dated as of the Stock Purchase Closing Date, signed by an executive officer of Purchaser to evidence satisfaction of the conditions set forth in the previous two sentences as may be reasonably requested by the Company.

  The Merger Agreement provides that the obligation of Purchaser to effect the Stock Purchase is also subject to the satisfaction (or waiver) at or prior to the Stock Purchase Closing Date of each of the following additional conditions: all representations and warranties made by the Company in the Merger Agreement will be true and correct in all material respects (except for representations qualified by materiality or Company Material Adverse Effect which will be correct in all respects) on the Stock Purchase Closing Date, except for changes permitted or contemplated by the Merger Agreement and except for representations and warranties that are made as of a specified date or time, which will be true and correct in all material respects (except for representations qualified by materiality or Company Material Adverse Effect which will be correct in all respects) only as of such specific date or time; the Company will have performed in all material respects all obligations and agreements, and complied in all material respects with covenants contained in the Merger Agreement to be performed or complied with by it prior to or on the Stock Purchase Closing Date; Purchaser will have received such certificate of the Company, dated as of the Stock Purchase Closing Date, signed by an executive officer of the Company to evidence satisfaction of the conditions set forth in the previous two sentences. The conditions to the Offer set forth in Annex A to the Merger Agreement will have been satisfied and the Company will, simultaneously with the Stock Purchase Closing, but subject to Article III of the Merger Agreement, purchase all Shares validly tendered and not withdrawn pursuant to the Offer.

  Designation of Directors. The Merger Agreement provides that, promptly upon consummation of the Stock Purchase and the purchase of and payment for no more than that number of Shares equal to the Tender Offer Number by the Company pursuant to the Offer, the Minimum Condition having been satisfied, and from time to time thereafter as Shares are acquired by the Company, Purchaser will be entitled to designate such number of directors, subject to compliance with
Section 14(f) of the Exchange Act, rounded up to the next whole number, on the Board as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Purchaser pursuant to this sentence) multiplied by the percentage that the number of Shares which Purchaser or any affiliate of Purchaser owns beneficially bears to the total number of Shares then outstanding. In furtherance thereof, the Company will, upon the request of Purchaser, promptly either increase the size of its Board of Directors or use its best efforts to secure the resignations of such directors as requested by Purchaser in writing, or both, as is necessary to enable Purchaser's designees to be elected to the Board in accordance with the above sentence and will cause Purchaser's designees to be so elected. At such time, the Company will, if requested by Purchaser, also cause persons designated by Purchaser to constitute at least the same percentage (rounded up to the next whole number) as is on the Board of (i) each committee of the Board, (ii) each board of directors (or similar body) of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board. In future years the Board of Directors will be elected annually by a vote of all stockholders.

  The Merger Agreement also provides that, subject to applicable law, the Company will promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder in order to fulfill its obligations under the previous paragraph and will include in the Schedule 13E-4 mailed to stockholders promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f-1 if Purchaser has not theretofore designated directors) such information with respect to the Company and its officers and directors as is required under
Section 14(f) and Rule 14f-1 in order to fulfill its obligations under Section 2.6(a) of the Merger Agreement. Purchaser will supply the Company information with respect to it and its nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

  The Merger Agreement further provides that in the event that the Merger is effected and Purchaser's designees are elected to the Board and until the Effective Time, the Board will have at least one director who is a director on the date of the Merger Agreement and who may be Joseph Keenan, or otherwise is neither an officer of the Company nor a designee, stockholder, affiliate or associate (within the meaning of the Federal securities laws) of Purchaser (one or more of such directors, the "Independent Directors"), provided that, in such event, if the number of Independent Directors will be reduced below two for any reason whatsoever, any remaining Independent Director will be entitled to, or, if no Independent Director then remains, the other directors will designate one person to fill one of the vacancies who will not be a stockholder, affiliate or associate of Purchaser and such person will be deemed to be an Independent Director for purposes of the Merger Agreement. Notwithstanding anything in the Merger Agreement to the contrary, in the event that Purchaser's designees are elected to the Board, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time (as defined in The Merger Agreement), the affirmative vote of a majority of the Independent Directors will be required to (a) amend or terminate the Merger Agreement on behalf of the Company, (b) exercise or waive any of the Company's rights, benefits or remedies thereunder, (c) extend the time for performance of Purchaser's obligations thereunder or (d) take any other action by the Board under or in connection with the Merger

Agreement; provided, however, that if there will be no such directors, such actions may be effected by unanimous vote of the entire Company Board of Directors.

  Effects of Tender Offer on the Merger. The Merger Agreement provides that, subject to Annex A and Article III of the Merger Agreement, in the event that the number of Shares representing not less nor more than the Tender Offer Number have been validly tendered and not withdrawn prior to the expiration of the Offer, then the Company will accept for payment, purchase and pay for all such Shares as provided in the Offer Documents. All such Shares so accepted for payment, purchased and paid for will then be cancelled, retired and cease to exist. Shares held by Purchaser or any of its affiliates, Management Stockholders and any stockholders of the Company who did not tender their Shares pursuant to the Offer will remain outstanding, and the Merger (as defined and described in the Merger section below) will not be effected.

  The Merger Agreement also provides that, in the event that the number of Shares representing more than the Tender Offer Number will have been validly tendered and not withdrawn prior to the expiration of the Offer, then each holder of Shares so tendered will receive the following consideration in accordance with the terms of Section 3.2 of the Merger Agreement in the following manner, and the Merger will not be effected.

  (a) (i) A cash proration factor (the "Cash Proration Factor") will be a fraction whose numerator is the Tender Offer Number and whose denominator is the total number of Shares tendered pursuant to the Offer, and (ii) a stock proration factor (the "Stock Proration Factor") will be a fraction whose numerator is the amount equal to the difference between the number of Shares tendered pursuant to the Offer and the Tender Offer Number, and whose denominator is the number of Shares tendered pursuant to the Offer. All fractions will be carried out to four decimal places.

  (b) Each tendering stockholder will be entitled to (A) receive an amount in cash equal to the product obtained by multiplying (i) the number of Shares tendered by such stockholder, (ii) the Per Share Amount and (iii) the Cash Proration Factor, and (B) retain that number of Shares (the "Stock Tender Offer Consideration") rounded up to the nearest whole share equal to the product obtained by multiplying (i) the number of Shares tendered by such stockholder, and (ii) the Stock Proration Factor. No fraction of a share of Stock Tender Offer Consideration will be issued in exchange for Shares subject to the Stock Proration Factor, no dividend or distribution of the Company will relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a Stockholder of the Company. In lieu of fractional shares of Stock Tender Offer Consideration, each holder who would otherwise be entitled to receive a fraction of a share of Stock Tender Offer Consideration (after aggregating all fractional shares of Stock Tender Offer Consideration to be received by such holder) will receive from the Company an amount of cash (rounded down to the nearest whole cent) equal to the product of (x) such fraction, multiplied by
(y) the Per Share Amount.

  The Merger Agreement further provides that in the event that the number of Shares validly tendered and not withdrawn prior to the expiration of the Offer is equal to the Minimum Condition or greater but less than the Tender Offer Number, then the Company will accept for payment, purchase and pay for all such Shares as provided in the Offer Documents. All such Shares so accepted for payment, purchased and paid for will then be cancelled, retired and cease to exist. Shares held by Purchaser or any of its affiliates, Management Stockholders and any stockholders of the Company who did not tender their Shares pursuant to the Offer will remain outstanding. Subject to the terms and conditions of the Merger Agreement, following the consummation of the Offer, Acquisition Sub and the Company will effect the Merger as set forth below and in Article IV of the Merger Agreement.

  The Merger. The Merger Agreement provides that, in the event that the number of Shares validly tendered and not withdrawn prior to the expiration of the Offer is equal to the Minimum Condition or greater but less than the Tender Offer Number, then at the Effective Time and upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, the Company and Acquisition Sub will consummate the Merger pursuant to which (a) Acquisition Sub will merge with and into the Company and the separate corporate existence of Acquisition Sub will thereupon cease, (b) the Company will be the Surviving Corporation in the Merger and will continue to be governed by the laws of the State of Delaware, and (c) the corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises will continue unaffected by the Merger. Purchaser may, upon notice to the Company, modify the structure of the Merger if Purchaser determines it advisable to do so because of tax or other considerations, and the Company will promptly enter into any amendment to the Merger Agreement necessary or desirable to accomplish such structure modification, provided that no such amendment will reduce the Merger Consideration.

  As of the Effective Time, by virtue of the Merger:

    (a) Shares held by each stockholder (other than (i) Shares held by Purchaser, (ii) 87,979 Shares held by Management Stockholders and (iii) Shares held by stockholders who properly perfect their appraisal rights under Delaware law) will be converted into the right to receive (i) an amount in cash (the "Cash Merger Consideration") equal to the product obtained by multiplying the number of Shares held by such stockholder by the Per Share Amount and an amount equal to one (1) minus the Merger Proration Factor (as defined below) and (ii) a number of shares of identical common stock of the Company as the Surviving Corporation (the "Stock Merger Consideration" and, together with the Cash Merger consideration, the "Merger Consideration") equal to the product obtained by multiplying the number of Shares owned by such stockholder by the Merger Proration Factor. The Merger Proration Factor will be a fraction, the numerator of which is equal to the Public Rollover Shares, and the denominator of which is equal to the number of Shares issued and outstanding as of immediately following the acceptance and payment for all Shares validly tendered pursuant to the Offer less (i) Shares held by Purchaser, (ii) Dissenting Shares if any, as of the Effective Time and
  (iii) 87,979 Shares. The Cash Merger Consideration will be payable to the holders of Shares, without interest thereon, upon the surrender of the certificate formerly representing such Shares and less any required withholding of taxes. No fraction of a share of Stock Merger Consideration will be issued in exchange for Shares subject to the Merger Proration Factor, no dividend or distribution of the Surviving Corporation will relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation. In lieu of fractional shares, each holder of Shares subject to the Merger Proration Factor who would otherwise be entitled to a fraction of a share will receive from the Surviving Corporation in the Merger an amount of cash (rounded down to the nearest whole cent) equal to the product of (x) such fraction, multiplied by (y) the Per Share Amount. From and after the Effective Time, all such Shares will no longer be outstanding and will be deemed to be cancelled and retired and will cease to exist, and each holder of a certificate representing any such Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 5.2 of the Merger Agreement, or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 262 of the DGCL.

    (b) Each Share held in the treasury of the Company and each Share owned by any Subsidiary of the Company immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of Acquisition Sub, the Company or the holder thereof, be cancelled, retired and cease to exist and no payment or distribution will be made with respect thereto. In no event will Shares purchased or to be purchased by Purchaser be deemed to be Shares held in the treasury of the Company.

    (c) Each Share held by Purchaser or any affiliate thereof, and 87,979 Shares held or acquired upon the exercise of 52,191 outstanding options by Management Stockholders will not be cancelled as provided above, but will remain outstanding.

    (d) Each issued and outstanding share of common stock, par value $0.01 per share, of Acquisition Sub will be cancelled, retired and will cease to exist.

  Certificate of Incorporation, By-laws, Directors and Officers. The Merger Agreement provides that the Certificate of Incorporation and By-laws of the Company will be the Certificate of Incorporation and By-laws of the Surviving Corporation unless otherwise determined by the Company prior to the Effective Time. The Merger Agreement also provides that the directors of the Company immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of

Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

  Conditions to the Merger. The Merger Agreement provides that the respective obligations of each party thereto to effect the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by Purchaser or the Company, as the case may be, to the extent permitted by applicable law: (i) the Merger and the Merger Agreement will have been approved and adopted by the affirmative vote of the stockholders of the Company by the requisite vote; (ii) no statute, rule, regulation, executive order, decree, ruling or injunction will have been enacted, entered, promulgated or enforced by any court or governmental authority of competent jurisdiction which prohibits, restrains, enjoins or restricts the consummation of the Merger; and there will be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Merger; (iii) any waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act") will have terminated or expired; (iv) Purchaser will have purchased the Purchaser Shares; and (v) the Company will have received from a nationally recognized accounting firm a letter in form and substance reasonably satisfactory to Purchaser to the effect that the Transactions will receive recapitalization accounting treatment and such letter has not been withdrawn or modified.

  The Merger Agreement provides that the obligation of the Company and Acquisition Sub to effect the Merger is also subject to the satisfaction (or waiver) at or prior to the Merger Closing Date of each of the following additional conditions: all representations and warranties made by Purchaser in the Merger Agreement will be true and correct in all material respects (except for representations qualified by materiality or Purchaser Material Adverse Effect (as defined in the Merger Agreement) which will be correct in all respects) at the Effective Time, with the same force and effect as though such representations and warranties had been made on and as of the Effective Time, except for representations and warranties that are made as of a specified date or time, which will be true and correct in all material respects (except for representations qualified by materiality or Purchaser Material Adverse Effect which will be correct in all respects) only as of such specific date or time. Purchaser will have performed in all material respects all obligations and agreements, and complied in all material respects with covenants, contained in the Merger Agreement to be performed or complied with by it prior to or as of the Effective Time. The Company will have received certificates of Purchaser dated as of the Effective Time, signed by an executive officer of Purchaser to evidence satisfaction of the conditions set forth above.

  The Merger Agreement provides that the obligation of Purchaser to effect the Merger is also subject to the satisfaction (or waiver) at or prior to the Merger Closing Date of each of the following additional conditions: All representations and warranties made by the Company herein will be true and correct in all material respects (except for representations qualified by materiality or Company Material Adverse Effect (as defined in the Merger Agreement) which will be correct in all respects) as of the Effective Time, with the same force and effect as though such representations and warranties had been made on and as of the Effective Time, except for representations and warranties that are made as of a specified date or time, which will be true and correct in all material respects (except for representations qualified by materiality or Company Material Adverse Effect which will be correct in all respects) only as of such specific date or time; the Company will have performed in all material respects all obligations and agreements and complied in all material respects with covenants, contained in the Merger Agreement to be performed or complied with by it prior to or as of the Effective Time; Purchaser will have received certificates of the Company, dated as of the Effective Time, signed by an executive officer of the Company to evidence satisfaction of the conditions set forth in the above two sentences, and the Company will have purchased no more than 4,656,400 Shares pursuant to the Offer.

  Cancellation of Stock Options. Under the Merger Agreement, the Company will take all actions necessary to provide that immediately prior to consummation of the Offer (or, if the Merger is required, immediately prior to consummation of the Merger), all outstanding employee and director options to acquire Shares will be cancelled (except 52,191 options to be exercised by the Management Stockholders pursuant to the Stockholder Agreement), and in consideration thereof option holders will receive, subject to applicable withholding obligations, a payment in cash equal to the net "spread" on such options based on the Per Share Amount. At the same time, all outstanding options under the Company's Employee Stock Purchase Plan will also be cancelled, and participants will receive in lieu of certificates an amount in cash, subject to applicable withholding obligations, equal to the value of the Shares otherwise issuable upon the exercise of such options, also based on the Per Share Amount. Upon consummation of the Offer (or, if the Merger is required, upon consummation of the Merger), other than with respect to those options to be exercised by the Management Stockholders pursuant to the Stockholder Agreement, no holder of options will have any right to receive any shares of capital stock of the Company (or, if applicable, the Surviving Corporation), upon the exercise of such options.

  Company Stockholder Meeting. If required by applicable law, the Company has agreed to: (i) hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of Shares pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and adoption of the Merger Agreement; (ii) prepare and file with the Commission a preliminary proxy or information statement relating to the Merger and the Merger Agreement and use its best efforts (A) to obtain and furnish the information required to be included by it in the Proxy Statement (as hereinafter defined) and, after consultation with Purchaser, respond promptly to any comments made by the Commission with respect to the preliminary proxy or information statement, and cause a definitive proxy or information statement, including any amendment or supplement thereto (the "Proxy Statement") to be mailed to its stockholders at the earliest practicable time following the expiration or termination of the Offer and (B) subject to its fiduciary duties as unanimously determined in good faith by the Board, based as to legal matters on the written advice of legal counsel, to obtain the necessary approvals by its stockholders of the Merger, the Merger Agreement and the Transactions. At such meeting, Purchaser and its affiliates will vote, or cause to be voted, all Shares owned by them in favor of approval and adoption of the Merger and the Merger Agreement and the Transactions, and include in the Proxy statement (as hereinafter defined)
(i) the recommendation of the Board of the Company that stockholders of the Company vote in favor of the approval of the Merger and the approval and adoption of the Merger Agreement and (ii) the written opinion of the Financial Advisor that the cash or combination of cash and retained Shares to be received by the holders of Shares (other than Purchaser and the Management Stockholders) pursuant to the Merger Agreement is fair from a financial point of view to such holders.

  Recommendation. The Company represents in the Merger Agreement that the Board of Directors of the Company has (i) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are fair to, and in the best interests of, the stockholders of the Company, (ii) approved the Merger Agreement and the Transactions, including the Offer and the Merger, in all respects, (iii) has taken all action under the Rights Agreement to make the representations and warranties contained in Section 6.13 of the Merger Agreement true and correct in all respects, and (iv) resolved to recommend that the stockholders of the Company accept the Offer, and approve and adopt the Merger Agreement and the Merger. The recommendation of the Board may be withdrawn, modified or amended to the extent that the Board by a majority vote determines in its good faith judgment, based as to legal matters on the advice of legal counsel, that the Board is required to do so in the exercise of its fiduciary duties. The Company has further represented that the Financial Advisor has delivered to the Board of Directors its written opinion that the consideration to be received by the Company's stockholders pursuant to the Offer and/or the consideration to be received by the Company's stockholders pursuant to the Merger (other than Purchaser and the Management Stockholders) is fair from a financial point of view to such stockholders.

  Interim Operations; Covenants. Pursuant to the Merger Agreement, the Company has agreed that, except (i) as expressly contemplated by the Merger Agreement,
(ii) as agreed to in writing by Purchaser or (iii) for the consummation of the financing of the Transactions pursuant to and in accordance with the terms of the Financing Documents (as defined in the Merger Agreement), during the period from the date of the Merger Agreement to the time persons designated or elected by Purchaser or any of its respective affiliates will constitute a majority of the Board, the Board will not permit the Company or any of its Subsidiaries (as defined in the Merger Agreement) to conduct its operations otherwise than in the ordinary course of business consistent with past practice, and the Board will not, without the prior written consent of Purchaser, permit the Company or any of its Subsidiaries to: (a) amend or propose to amend its certificate of incorporation or by-laws; (b) authorize for issuance, issue, sell, deliver, or agree or commit to issue, sell or deliver, dispose of, encumber or pledge (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any securities, except as required by agreements with the Company's employees under the benefit plans as in effect as of the date of the Merger Agreement or pursuant to the Rights Agreement, or amend any of the terms of any such securities or agreements outstanding as of the date of the Merger Agreement, except as specifically contemplated by the Merger Agreement; (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of its Subsidiaries; (d)(i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business and in amounts not material to the Company and its Subsidiaries taken as a whole; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice and in amounts not material to the Company and its Subsidiaries, taken as a whole, and except for obligations of wholly owned Subsidiaries of the Company to the Company or to other wholly owned Subsidiaries of the Company; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned Subsidiaries of the Company or customary loans or advances to employees in the ordinary course of business consistent with past practice and in amounts not material to the maker of such loan or advance) or make any change in its existing borrowing or lending arrangements for or on behalf of any such person, whether pursuant to an employee benefit plan or otherwise; (iv) pledge or otherwise encumber shares of capital stock of the Company or any of its Subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon; (e) adopt a plan of complete or partial liquidation or adopt resolutions providing for the complete or partial liquidation, dissolution, consolidation, merger, restructuring or recapitalization of the Company or any of its Subsidiaries; (f) (i) except as may be required by law or as contemplated by the Merger Agreement, enter into, adopt or pay, agree to pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to, or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance, welfare, insurance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner; or (ii) (except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, and as required under existing agreements or in the ordinary course of business consistent with past practice) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date of the Merger Agreement (including, without limitation, the granting of stock appreciation rights or performance units); (g) acquire, sell, transfer, lease, encumber or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company and its Subsidiaries taken as a whole, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice which would be material to the Company and its Subsidiaries taken as a whole; (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;
(i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business; (j)(A) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (B) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to the Company and its Subsidiaries taken as a whole; (C) authorize any new capital expenditure or expenditures which, individually, is in excess of $50,000 or, in the aggregate, are in excess of $100,000; or (D) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder; (k) make any tax election (unless required by law) or settle or compromise any income tax liability of the Company or any of its Subsidiaries, except if such action is taken in the ordinary course of business, and, in any event, the Company will consult with Purchaser before filing or causing to be filed any tax return of the Company or before executing or causing to be executed any agreement or waiver extending the period for assessment or collection of any taxes of the Company; (l) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its Subsidiaries or incurred in the ordinary course of business consistent with past practice; (m) permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Purchaser except in the ordinary course of business and consistent with past practice unless the Company will have obtained a comparable replacement policy; (n) settle or compromise any pending or threatened suit, action or claim relating to the Transactions; or (o) take, or agree in writing or otherwise to take, any of the actions described in clauses (a) through (n) above or any action which would make any of the representations or warranties of the Company contained in the Merger Agreement untrue or incorrect as of the date when made or would result in any of the conditions set forth in Annex A to the Merger Agreement not being satisfied.

  Acquisition Proposals. Under the Merger Agreement, neither the Company nor any of its Subsidiaries will, directly or indirectly, through any officer, director, employee, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person (as defined in the Merger Agreement) relating to any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the assets of, or any equity interest in, the Company or any of its Subsidiaries or any recapitalization, business combination or similar transaction with the Company or any of its Subsidiaries (any communication with respect to the foregoing being an "Acquisition Proposal") or participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other Person to do or seek any of the foregoing; provided, however, that, at any time prior to the purchase of Shares by the Company pursuant to the Offer, the Company may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a written Acquisition Proposal which was not solicited or encouraged after the date of the Merger Agreement if the Board by majority vote determines in good faith (i) after consultation with and receipt of advice from its outside legal counsel, that failing to take such action is reasonably determined to constitute a breach of the fiduciary duties of the Board under applicable law, (ii) after consultation with and receipt of written advice from the Financial Advisor or another nationally recognized investment banking firm, that such proposal is more favorable to the Company's stockholders from a financial point of view than the Transactions (including any adjustment to the terms and conditions proposed by Purchaser in response to such Acquisition Proposal), (iii) that sufficient commitments have been obtained with respect to such Acquisition Proposal that the Board reasonably expects a transaction pursuant to such Acquisition Proposal could be consummated and (iv) that such Acquisition Proposal is not subject to any regulatory approvals that could reasonably be expected to prevent consummation. In connection with any party's Acquisition Proposal, the Company will enter into a confidentiality agreement with such party, which confidentiality agreement will have terms and conditions that will be no less favorable to the Company than the terms and provisions contained in that certain Confidentiality Agreement by and between the Company and Purchaser or its affiliate. From and after the execution of the Merger Agreement, the Company will promptly advise Purchaser of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to an Acquisition Proposal (including the material terms thereof and the identity of the other party or parties involved) and furnish to Purchaser within 48 hours of such receipt an accurate description of all material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) of any such written proposal. The Company will promptly provide to Purchaser any material non-public information regarding the Company provided to any other party, which information was not previously provided to Purchaser. In addition, the Company will promptly advise Purchaser, in writing, if the Board makes any determination as to any Acquisition Proposal as contemplated by the proviso to the first sentence of this paragraph and will keep Purchaser informed, on a current basis, of the status of any Acquisition Proposal. Notwithstanding the foregoing, the Company will be permitted to take such actions as may be required to comply with Rule 14e-2 of the Exchange Act.

  Indemnification and Insurance. Pursuant to the Merger Agreement, Purchaser agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company and its Subsidiaries as provided in their respective charters or by-laws or otherwise in effect as of the date of the Merger Agreement with respect to matters occurring prior to the consummation of the last to occur of any of the Transactions will survive such consummation and will continue in full force and effect. To the maximum extent permitted by the DGCL, such indemnification will be mandatory rather than permissive and the Company or the Surviving Corporation, as the case may be, will advance expenses in connection with such indemnification. Purchaser will cause the Company or the Surviving Corporation, as the case may be, to maintain in effect for not less than six years from the consummation of the last to occur of any of the Transactions, the policies of the directors' and officers' liability and fiduciary insurance most recently maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the consummation of the last to occur of any of the Transactions to the extent available, provided that in no event will the Company or the Surviving Corporation, as the case may be, be required to expend more than an amount per year equal to 150% of the current annual premiums paid by the Company (the "Premium Amount") to maintain or procure insurance coverage pursuant hereto and further provided that if the Surviving Corporation is unable to obtain the required insurance, the Surviving Corporation will obtain as much comparable insurance as is available for the Premium Amount per year. The Company agrees to indemnify and hold harmless Purchaser and its affiliates (as that term is defined in the Securities Act of 1933, as amended (the "Securities Act")), successors, assigns, and the agents (including, without limitation, financing sources and their affiliates) and employees of any of them (collectively, the "Purchaser Indemnified Parties"), from and against any and all costs, expenses, losses, damages and liabilities (including, without limitation, reasonably attorneys' fees and expenses) suffered by any of the Purchaser Indemnified Parties (other than with respect to (i) a claim arising directly from the gross negligence or willful misconduct of a Purchaser Indemnified Party or (ii) a claim of breach by Purchaser of the Merger Agreement or any confidentiality agreement with the Company to which Purchaser is a party) to the extent resulting from, arising out of, or incurred with respect to, any litigation, legal action, arbitration proceeding, material demand, material claim or investigation against any of the Purchaser Indemnified Parties in connection with Purchaser's proposal to acquire Shares of the Company as set forth in the Merger Agreement, or in connection with any Acquisition Proposal relating to Purchaser or any circumstances related thereto.

  Representations and Warranties. The Merger Agreement contains various representations and warranties of the parities thereto, including representations by the Company as to, among other things, corporate existence and good standing, organization, capitalization, corporate authorization, financial statements, public filings, consents and approvals, conduct of business, employee benefit plans, intellectual property, labor matters, compliance with laws, tax matters, litigation, environmental matters, material contracts, potential conflicts of interest, brokers' fees, real property and leases, title and conditions of properties, insurance, accounts receivable and inventory, undisclosed liabilities, certain business practices, product liability, information in the Proxy Statement and the absence of any material adverse effect on the Company since January 31, 1998. In addition, the Company has represented that, since January 1, 1998, no material licensor, vendor, supplier, licensee or customer of the Company or any of its Subsidiaries has cancelled or otherwise modified (in a manner materially adverse to the Company) its relationship with the Company or its Subsidiaries and, to the Company's knowledge, (i) no such person has notified the Company of its intention to do so, and (ii) the consummation of the Transactions will not adversely affect any of such relationships. In addition, Purchaser represented as to, among other things, corporate existence and good standing, corporate authorization, consents and approvals, information to be included in public filings, the financing commitments referred to in Section 7.5 of the Merger Agreement and brokers' fees.

  Termination. The Merger Agreement may be terminated and the Transactions may be abandoned at any time before the Effective Time notwithstanding any requisite approval and adoption of the Merger Agreement and the Transactions by the stockholders of the Company:

    (a) by mutual written consent duly authorized by the Board of Managers of Purchaser and the directors of each of Acquisition Sub and the Company;

    (b) by Purchaser or the Company if (i) any court or other governmental body of competent jurisdiction will have issued a final order, decree or ruling (which order, decree or ruling the parties will use their best efforts to lift) or taken any other final action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action is or will have become final and nonappealable or
  (ii) the Effective Time will not have occurred on or before December 31, 1998; provided, however, that the right to terminate the Merger Agreement under this provision will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

    (c) by Purchaser if due to an occurrence or circumstance which would result in a failure to satisfy any of the conditions set forth in Annex A to the Merger Agreement, the Company will have (A) failed to commence the Offer within two (2) business days of Purchaser's request, but in no event later than ten business days from the date of the Merger Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder, or (C) failed to pay for Shares pursuant to the Offer by October 31, 1998, unless, in each case, such failure to commence the Offer or pay for Shares (whether before or after termination of the Offer) will have been caused by or resulted from a material breach of any of Purchaser's representations, warranties or covenants, which breach cannot be or has not been cured within thirty (30) days following receipt of written notice of such breach;

    (d) by the Company if (i) due to an occurrence or circumstance which would result in a failure to satisfy any of the conditions set forth in Annex A to the Merger Agreement, the Company will have (A) failed to commence the Offer within the time period prescribed in clause (c) above,
  (B) terminated the Offer without having accepted any Shares for payment or
  (C) failed to pay for Shares pursuant to the Offer by October 31, 1998, unless, in each case, such failure to commence the Offer or pay for Shares (whether before or after termination of the Offer) will have been caused by or resulted from a material breach of any of the Company's representations, warranties or covenants, or (ii) prior to the purchase of Shares pursuant to the Offer, a corporation, partnership, person or other entity or group will have made a bona fide offer that the Board by majority vote in good faith determines (A) after consultation with and receipt of advice from its outside legal counsel, that failing to take such action is reasonably determined to constitute a breach of the fiduciary duties of the Board under applicable law, and (B) after consultation with and receipt of written advice from the Financial Advisor or another nationally recognized investment banking firm, that such proposal is more favorable to the Company's stockholders from a financial point of view than the Offer and the Merger (including any adjustment to the terms and conditions proposed by Purchaser in response to such bona fide offer), provided that such termination under clause (ii) will not be effective until payment of the fee required by Section 10.3(a) of the Merger Agreement;

    (e) by Purchaser prior to the purchase of Shares pursuant to the Offer, if (i) there has been a material breach of any of the Company's representations, warranties or covenants which breach (A) would give rise to the failure of a condition set forth in Annex A to the Merger Agreement and (B) cannot be or has not been cured within thirty (30) days following receipt of written notice of such breach, (ii) the Company Board of Directors has withdrawn, modified, or changed (including by amendment of the Schedule 13E-4) its recommendation or approval in respect of the Merger Agreement or the Offer in a manner adverse to Purchaser, or has adopted any resolution to effect any of the foregoing, (iii) the Board has recommended any proposal other than Purchaser's in respect of an Acquisition Proposal,
  (iv) the Company has exercised a right with respect to an Acquisition Proposal and has, directly or through its representatives, continued discussions with any third party concerning an Acquisition Proposal for more than ten business days after the date of receipt of such Acquisition Proposal, (v) an Acquisition Proposal that is publicly disclosed has been commenced, publicly proposed or communicated to the Company which contains a proposal as to price (without regard to whether such proposal specifies a specific price or a range of potential prices) and the Company has not rejected such proposal within ten business days of the earlier to occur of
  (A) the Company's receipt of such Acquisition Proposal and (B) the date such Acquisition Proposal first becomes publicly disclosed, (vi) any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Purchaser or any of their respective subsidiaries or affiliates has become the beneficial owner of more than 15% of the outstanding Shares (either on a primary or a fully diluted basis); provided, however, that such provision does not apply to any Person that owns more than 15% of the outstanding Shares on the date of the Merger Agreement; provided, further, that such Person does not increase its beneficial ownership beyond the number of Shares such Person beneficially owned on the date of the Merger Agreement, or (vii) the Minimum Condition has not been satisfied by the expiration date of the Offer and on or prior to such date an entity or group (other than Purchaser) has made and not withdrawn a proposal with respect to an Acquisition Proposal; or

    (f) by the Company if there has been a material breach of any of Purchaser's representations, warranties or covenants which breach cannot be or has not been cured within thirty (30) days of the receipt of written notice thereof.

  Termination Fee and Expenses. (a) In the event that (i) Purchaser has terminated the Merger Agreement pursuant to (e) or (f) of Section 10.1 thereof and within 12 months following the date of any such termination the Company enters into an Acquisition Proposal with a third party or an Acquisition Proposal with respect to the Company is consummated; or (ii) the Company has terminated the Merger Agreement pursuant to clause (d)(ii) of the Termination section above, then the Company will pay to Purchaser, within one business day following the execution and delivery of such agreement or such occurrence, as the case may be, or simultaneously with such termination pursuant to (d)(ii) of the Termination section above, a termination fee (the "Termination Fee"), in cash, of $3,500,000; provided, however, that the Company in no event will be obligated to pay more than one such Termination Fee with respect to all such agreements and occurrences and such termination.

  (b) Upon the termination of the Merger Agreement for any reason prior to the purchase of Shares by the Company pursuant to the Offer (other than termination by the Company pursuant to Section 10.1(f) of the Merger Agreement) the Company will reimburse Purchaser and its affiliates (not later than one business day after submission of statements therefor) for all actual documented out-of-pocket fees and expenses, not to exceed $1,000,000, actually and reasonably incurred by any of them or on their behalf in connection with the Offer and the Merger and the consummation of all transactions contemplated by the Merger Agreement (including, without limitation, fees payable to financing sources, investment bankers, counsel to any of the foregoing, and accountants).

  Fees and Expenses. The Merger Agreement provides that upon the consummation of the Offer, all costs and expenses incurred by each party thereto in connection with the Merger Agreement and the transactions contemplated thereby (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) and a transaction fee of $2,380,000 to Purchaser (or such lesser amount as Purchaser will consent to in writing) will be paid by the Company or the Company will promptly reimburse such party, as the case may be. Except as specifically provided in Section 10.3 of the Merger Agreement, the Merger Agreement provides that each party thereto will bear its own expenses in connection with the Merger Agreement and the Transactions.

  Amendments and Modifications. Subject to applicable law, the Merger Agreement may be amended by action taken by the Company, Purchaser at any time before or after approval of the Merger by the stockholders of the Company (if required by applicable law) but, after any such approval, no amendment will be made which requires the approval of such stockholders under applicable law without such approval.

  STOCKHOLDER AGREEMENT.

  The following is a summary of the Stockholder Agreement, the form of which is attached as an exhibit to the Merger Agreement, which is filed as an exhibit to the Schedule 13E-4 filed by the Company with the Commission in connection with the Offer. Such summary is qualified in its entirety by reference to the Stockholder Agreement.

  As a condition and inducement to Purchaser's entering into the Merger Agreement and incurring the obligations therein, each of Joseph Piazza, Sr., James J. Kelly, Jr., Lionel M. Allan, Joseph F. Keenan, R. Steven Fisk, Joseph
P. Piazza, Jr., David Clark, Lee Katsuda, Frances Mora, Dennis Navarra, Audy Sisk, Nate Stewart and Rick Saunders (collectively, the "Management Stockholders") has entered into a Stockholder Agreement, dated as of the date of the Merger Agreement, with Purchaser in the form attached to the Merger Agreement as Exhibit A (the "Stockholder Agreement"). Under the Stockholder Agreement, (a) not later than immediately prior to consummation of the Offer, each Management Stockholder will exercise (or will be deemed to have exercised) certain of his Stock Options as set forth on Annex I to the Stockholder Agreement pursuant to a cashless exercise procedure whereby that number of Shares set forth in Column D of Annex I to the Stockholder Agreement will be issued by the Company to such Management Stockholder (individually and collectively, the "Management Option Shares"). With respect to any Stock Option not so exercised, each Management Stockholder agrees and consents to the cancellation of such Stock Option in exchange for certain consideration as set forth in Section 4.9 of the Merger Agreement; (b) each Management Stockholder will not tender into the Offer the number of Shares set forth opposite his name in Column D of Annex I to the Stockholder Agreement; (c) each Management Stockholder will tender into the Offer all remaining Shares set forth on Annex I as being owned by or issuable to such Management Stockholder.

  The Stockholder Agreement also provides that, prior to consummation of the Offer, each of the Management Stockholders who is an employee of the Company and Purchaser agree to use their good faith to negotiate and enter into agreements with respect to the Shares that will be retained by such Management Stockholders following the consummation of the Transactions, substantially in accordance with the terms and conditions set forth in Exhibit A to the Stockholder Agreement. Pursuant to such agreements, in the event of a termination of the executive's service for any reason prior to an initial public offering of the Company's common stock, all shares and options owned by the executive are to be subject to a right exercisable by the executive to cause the Company to purchase such Shares and options (a "put") and a right exercisable by the Company to cause the executive to sell such Shares and options to the Company (a "call"), in each case within 90 days of the relevant termination date. If such termination occurs on or prior to the first anniversary of the closing of the acquisition (the "Closing"), then the price per share paid upon the exercise of a put right or a call right will be $21.75 (less the exercise price in the case of a put or a call of an option). If a termination of an executive's service occurs after the first anniversary of the Closing but prior to the third anniversary and was a result of executive's resignation or executive's termination for cause by the Company, then the price per share paid upon exercise of a put right or call right will be the lesser of (x) $21.75 plus 7% compounded annually from the Closing or (y) fair market value as determined in good faith by the Board based upon the enterprise value of the Company divided by its fully diluted shares outstanding ("Fair Market Value") (less the exercise price in the case of a put or call of an option). If a termination of an executive's service occurs after the first anniversary of the Closing and was a consequence of death, permanent disability or a termination by the Company other than for cause or occurs for any reason on or after the third anniversary of the Closing, then the price per share paid upon the exercise of a put right or call right will be Fair Market Value (less the exercise price in the case of a put or call of an option).

  9. RELATED PARTY TRANSACTIONS. Commencing in February 1997, Joseph Piazza, Sr., currently President and Chief Executive Officer of the Company, served as a consultant to the Company to oversee the operations of its German subsidiary, Custom Chrome Europe GmbH. For his services, Mr. Piazza was paid $10,000 per month in consulting fees plus reimbursement of his living expenses. Such consulting fees totaled $75,000 in the year ended January 31, 1998. Mr. Piazza ceased to serve as a consultant to the Company in October 1997.

  Lionel M. Allan served as a legal consultant for the Company during the fiscal year ended January 31, 1998. For his services, Mr. Allan received fees of $5,000 per month through October 31, 1997 and $6,750 per month from November 1, 1997 through January 31, 1998. In addition, he received a $1,000 per month office allowance. Such fees and office allowance totaled $77,250 for the year ended January 31, 1998. Mr. Allan continues to serve as a legal consultant to the Company.

  In January 1998, the Company hired Joseph P. Piazza, Jr., the son of the President and Chief Executive Officer, as Director of Outside Sales. In February 1998 he was named Vice President, Sales. Mr. Piazza, Jr.'s annual salary is $100,000.

  The Company provides coverage under its group medical plan for both of the Company's non-employee directors, Lionel M. Allan and Joseph F. Keenan, at a cost of approximately $700 per month per director.

  10. BENEFICIAL OWNERSHIP OF COMMON STOCK. The following table sets forth information known to the Company regarding the beneficial ownership of the outstanding Common Stock as of June 28, 1998, by (i) all persons who are beneficial owners of 5% or more of the Common Stock, (ii) each director, (iii) each senior executive officer and (iv) all current directors and executive officers as a group.

                                                                   SHARES
                                                                BENEFICIALLY
                                                                    OWNED
                                                               ---------------
NAME OF BENEFICIAL OWNER                                       NUMBER  PERCENT
------------------------                                       ------- -------
Golden Cycle, L.L.C.(1)
 4025 Crooked Hill Road
 Harrisburg, PA 17110......................................... 528,100  10.21%
FMR Corp.(2)
 82 Devonshire Street
 Boston, MA 02109............................................. 526,100  10.17
State of Wisconsin Investment Board(3)
 121 E. Wilson Street
 Madison, WI 53702............................................ 470,300   9.09
Heartland Advisors, Inc.(4)
 790 North Milwaukee Street
 Milwaukee, WI 53202.......................................... 452,000   8.74
Dimensional Fund Advisors Inc. (5)
 1299 Ocean Avenue, 11th Floor
 Santa Monica, California 90401............................... 302,600   5.85
Investment Counselors of Maryland, Inc.(6)
 803 Cathedral Street
 Baltimore, MD 21201-5297..................................... 257,900   4.98
Joseph Piazza(7).............................................. 102,655   1.95
James J. Kelly, Jr.(8)........................................  88,073   1.67
R. Steven Fisk(9).............................................  77,628   1.48
Lionel M. Allan(10)...........................................  41,373      *
Joseph F. Keenan(11)..........................................  31,415      *
All current directors and executive officers as a group (nine
 persons)(12)................................................. 387,520    6.9

--------
 *  Less than one percent (1%)
 (1) Based on Schedule 13D, dated March 23, 1998, filed by Golden Cycle,
     L.L.C.
 (2) Based on Schedule 13G/A, dated February 14, 1998, filed by FMR Corp. ("FMR"). Represents shares beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR, as a result of its serving as an investment advisor to various investment accounts.
 (3) Based on Schedule 13G, dated January 20, 1998, filed by the State of Wisconsin Investment Board.
 (4) Based on Schedule 13G, dated January 23, 1998 filed by Heartland Advisors, Inc.
 (5) Based on Schedule 13G, dated February 6, 1997, filed by Dimensional Fund Advisors Inc.
 (6) Based on Schedule 13G, dated March 19, 1998 filed by Investment Counselors of Maryland, Inc.
 (7) Includes 102,655 Shares issuable upon the exercise of options which are currently exercisable or which will become exercisable within 60 days after June 28, 1998, without giving effect to the Transactions.
 (8) Includes 84,176 Shares issuable upon the exercise of options which are currently exercisable or which will become exercisable within 60 days after June 28, 1998, without giving effect to the Transactions.
 (9) Includes 62,933 Shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after June 28, 1998, without giving effect to the Transactions.
(10) Represents 41,373 Shares issuable upon the exercise of options which are currently exercisable or which will become exercisable within 60 days after June 28, 1998, without giving effect to the Transactions.
(11) Includes 28,915 Shares issuable upon the exercise of options which are currently exercisable or which will become exercisable within 60 days after June 28, 1998, without giving effect to the Transactions.
(12) Includes 365,732 Shares issuable upon the exercise of options which are currently exercisable or which will become exercisable within 60 days after June 28, 1998, without giving effect to the transactions. A total of 52,191 of the options are expected to be exercised prior to the consummation of the Offering.

                               THE TENDER OFFER

  1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer, the Company will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with "--Section 4. Withdrawal Rights." The term "Expiration Date" will mean 5:00 p.m., New York City time, on Wednesday, August 12, 1998, unless and until the Company, with Purchaser's prior written consent, in accordance with the terms of the Merger Agreement, will have extended the period of time for which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by the Company, will expire.

  The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition, and the expiration or termination of all waiting periods imposed by the HSR Act. See "--Section 12. Certain Conditions of the Offer" and "--Section 13. Certain Legal Matters." If such conditions are not satisfied prior to the Expiration Date, the Company, subject to the prior written consent of Purchaser, reserves the right (but will not be obligated) to (i) decline to purchase any of the Shares tendered and terminate the Offer, subject to the terms of the Merger Agreement, (ii) waive any of the conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the Commission, purchase all Shares validly tendered or (iii) subject to the terms of the Merger Agreement, extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares which will have been tendered during the period or periods for which the Offer is open or extended.

  Subject to the terms of the Merger Agreement, the Company expressly reserves the right, in its sole discretion (but subject to the terms of the Merger Agreement), at any time or from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend, with Purchaser's prior written consent, the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer (the "Offer Price") to holders of Shares and/or by decreasing the number of Shares being sought in the Offer), by giving oral or written notice of such amendment to the Depositary. The rights reserved by the Company in this paragraph are in addition to the Company's rights to terminate the Offer as described in "--
Section 12. Certain Conditions of the Offer." Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of the Company under such Rule or the manner in which the Company may choose to make any public announcement, the Company currently intends to make announcements by issuing press releases to the Dow Jones News Service. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY THE COMPANY FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  The Merger Agreement provides that, at Purchaser's request, the Company will increase the Per Share Amount and make such other changes to the Offer as Purchaser may request; provided, however, that the Company will not be required to make any changes that decrease the Per Share Amount, change the form of consideration payable in the Offer or reduce the maximum number of Shares to be purchased in the Offer.

  If the Company extends the Offer, or if the Company (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Company rights under the Offer, the Depositary may retain tendered Shares on behalf of the Company and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in "--Section 4. Withdrawal Rights." However, the ability of the Company to delay the payment for Shares which the Company has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

  If the Company makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Company will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 13e-3, 13e-4, and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states than an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

  This Offer to Purchase and the related Letter of Transmittal will be mailed by the Company to record holders of Shares and will be furnished by the Company to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

  In the event that proration of tendered Shares is required, the Company will determine the final proration factor as promptly as practicable after the Expiration Date. Although the Company does not expect to be able to announce the final results of such proration until approximately seven Nasdaq trading days after the Expiration Date, it will announce preliminary results of proration by press release as promptly as practicable after the Expiration Time. Stockholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers.

  2. ACCEPTANCE FOR PAYMENT AND PAYMENT. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Company will accept for payment and will pay, promptly after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with "--Section 4. Withdrawal Rights." Subject to Purchaser's consent, all determinations concerning the satisfaction of such terms and conditions will be within the Company's discretion, which determinations will be final and binding. See "--Section 1. Terms of the Offer" and "--Section 12. Certain Conditions of the Offer." The Company expressly reserves the right, with Purchaser's prior written consent, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer).

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal. The per share consideration paid to any holder of Common Stock pursuant to the Offer will be the highest per Share consideration paid to any other holder of such shares pursuant to the Offer.

  For purposes of the Offer, the Company will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Company and not withdrawn as, if and when, with Purchaser's prior written consent, the Company gives oral or written notice to the Depositary of the Company's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE COMPANY FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  If the Company is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer (including such rights as are set forth in Sections 1 and 12 under the capiton "THE TENDER OFFER") (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Company, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in "--Section 4. Withdrawal Rights."

  If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in "--Section 3. Procedure for Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

  3. PROCEDURE FOR TENDERING SHARES.

  Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at such address or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation received by the Depositary), in each case, prior to the Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

  The Depositary will establish an account with respect to the Shares at The Depositary Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer

Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE COMPANY FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer.

  Appointment. By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Company, and each of them, as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Company and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Company accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of the Company will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Company, in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive, subject to prior written consent of Purchaser, any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, the Depositary, the Information Agent, the Company or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, the Company's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Backup Federal Income Tax Withholding. Under the "backup withholding" provisions of federal income tax law, unless a tendering registered holder, or his assignee (in either case, the "Payee"), satisfies the conditions described in Instruction 9 of the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the Offer may be subject to backup withholding tax at a rate 31% of the gross proceeds. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

  4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Company pursuant to the Offer, may also be withdrawn at any time after September 10, 1998.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in "--Section 3. Procedure for Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in "--Section 3. Procedure for Tendering Shares" any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination will be final and binding. None of the Purchaser, the Company, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following is a summary of certain Federal income tax consequences to stockholders tendering Shares pursuant to the Offer. This summary is based upon existing Federal income tax law, which is subject to change, possibly retroactively. This summary does not discuss all aspects of Federal income tax law that may be important to a particular stockholder in light of such stockholder's personal investment circumstances or to stockholders subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations and foreign taxpayers). In addition, this summary does not discuss any foreign, state or local tax considerations. This summary assumes that stockholders hold their Shares as capital assets (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the "Code"). Each stockholder is urged to consult a tax advisor as to the specific tax consequences of such stockholder's tendering Shares pursuant to the Offer, including the application and effect of Federal, state, local and foreign income and other tax laws.

  The sale of Shares pursuant to the Offer will be a taxable transaction for Federal income tax purposes. If any one of the three tests of section 302 of the Code described below is satisfied, the sale of Shares will be treated as a sale or exchange and the stockholder will generally recognize capital gain or loss equal to the difference between the cash proceeds received for the Shares pursuant to the Offer and the adjusted tax basis of such Shares sold pursuant to the Offer. If the sale of Shares does not qualify as a sale or exchange, the entire cash proceeds received by a stockholder for his Shares pursuant to the Offer will be treated as a distribution taxable as a dividend to the extent of the Company's current and accumulated earnings and profits as determined for Federal income tax purposes. It is anticipated, as described below, that most stockholders should qualify for sale or exchange treatment.

  Under section 302 of the Code, a sale of Shares pursuant to the Offer will, as a general rule, be treated as a sale or exchange if the sale (i) results in a complete termination of the stockholder's interest in the Company, (ii) is "substantially disproportionate" with respect to the stockholder or (iii) is "not essentially equivalent to a dividend" with respect to the stockholder. In determining whether any of these tests is satisfied, a stockholder must take into account both the Shares actually owned by such stockholder and Shares considered owned by reason of certain constructive ownership rules set forth in section 318 of the Code. Under section 318, a stockholder will generally be considered to own Shares that such stockholder has the right to acquire (e.g., pursuant to options) and Shares actually (and in some cases constructively) owned by certain members of the stockholder's family and by certain entities (such as corporations, partnerships, trusts and estates) in which such stockholder, a member of such stockholder's family, or a related entity has an interest.

  A sale of Shares pursuant to the Offer will result in a complete termination of a stockholder's interest in the Company if, immediately following the disposition of Shares by the stockholder pursuant to the Offer, the stockholder does not actually or constructively own any Shares.

  The sale of Shares pursuant to the Offer will generally be "substantially disproportionate" with respect to a stockholder if, immediately after consummation of the Offer, such stockholder's actual and constructive percentage ownership of Shares is less than 80% of the stockholder's actual and constructive percentage ownership of such Shares immediately before the sale of Shares pursuant to the Offer.

  If a stockholder's sale of Shares fails to satisfy the "substantially disproportionate" test and also fails to satisfy the "complete termination" test, such stockholder may nevertheless satisfy the "not essentially equivalent to a dividend" test, if the stockholder's disposition of Shares pursuant to the Offer results in a "meaningful reduction" of the stockholder's proportionate interest in the Company. Whether the receipt of cash by a stockholder is "not essentially equivalent to a dividend" depends on the particular stockholder's facts and circumstances. The Internal Revenue Service has indicated in published rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation may constitute such a "meaningful reduction" where the stockholder exercises no control over corporate affairs. Any stockholder intending to rely upon the "not essentially equivalent to a dividend" test should consult a tax advisor as to its application in the stockholder's particular situation.

  Because of the contemporaneous investment by Purchaser, it is anticipated that stockholders whose Shares are purchased pursuant to the Offer should generally satisfy the "substantially disproportionate" or "not essentially equivalent to a dividend" test and would thus qualify for capital gain or loss treatment.

  For purposes of the foregoing tests, any acquisition or disposition of Shares substantially contemporaneous with the Offer may be taken into account in determining whether any of the three tests described above is satisfied.

  If none of the tests described above is satisfied with respect to a stockholder, such stockholder's receipt of cash for Shares pursuant to the Offer will be treated as a distribution taxable as a dividend to the extent of the current and accumulated earnings and profits of the Company. Any cash received in excess of such earnings and profits will be treated, first, as a return of capital to the extent of the stockholder's adjusted basis, which will not be subject to tax, and, thereafter, as capital gain.

  If all Shares tendered by a stockholder are purchased, the adjusted tax basis of the Shares sold will be the adjusted tax basis of those that are tendered at such price. If less than all such tendered Shares are accepted for purchase, the adjusted tax basis will depend on adequate identification of the Shares sold. In the absence of adequate identification, applicable regulations provide that the Shares sold will be charged against the earliest of such shares purchased or acquired by the stockholder.

  Net capital gain (i.e., generally, capital gain in excess of capital loss) recognized by an individual upon the sale of a capital asset that has been held for (i) more than 18 months will generally be subject to tax at a rate not to exceed 20%, (ii) more than 12 months but not more than 18 months will be subject to tax at a rate not to exceed 28% and (iii) 12 months or less will be subject to tax at ordinary income tax rates. If the Internal Revenue Service Restructuring and Reform Act of 1998 passed by Congress is enacted into law, the minimum holding period required to qualify for the 20% rate of tax imposed upon net capital gain would be reduced from 18 months to 12 months. In addition, capital gain recognized by a corporate holder will be subject to tax at the ordinary income tax rates applicable to corporations.

  6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES. The Shares are traded on Nasdaq under the symbol "CSTM." The following table sets forth, for each of the calendar quarters indicated, the high and low reported sales price per share of Common Stock on Nasdaq based on published financial sources. The Company has never paid a cash dividend on the Common Stock.

                           COMMON STOCK
                           ---------------
                            HIGH      LOW
                           ------    -----
Year Ended January 31,
 1997
  First Quarter........... $  27 1/2   $24
  Second Quarter..........    27 7/8    22
  Third Quarter...........    22 5/8   16 1/4
  Fourth Quarter..........    21 3/8   18 1/4
Year Ended January 31,
 1998
  First Quarter...........   $13 3/4   11 1/2
  Second Quarter..........     17       15
  Third Quarter...........     16       13
  Fourth Quarter..........    13 1/4    11
Year Ending January 31,
 1999
  First Quarter...........   $21 1/4   12 1/4
  Second Quarter (through
   July 10, 1998).........    22 3/8   19 3/4

  On June 26, 1998, the last full trading day prior to the announcement of the Offer, the last reported sales price of the Shares on Nasdaq was $21 per Share. On July 10, 1998, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on Nasdaq was $20.81 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

  The payment of Common Stock dividends is restricted under the terms of an agreement with the Company's lenders. Under such restrictions, the payment of Common Stock dividends is not currently permitted. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends on the Common Stock.

  7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

  Market for the Shares. The purchase of Shares by the Company pursuant to the Offer is expected to reduce the number of holders of Shares and will reduce the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Stock Listing. The Common Stock is quoted on Nasdaq. Depending upon the aggregate market value and the per share price of any Shares not purchased pursuant to the Offer, the Common Stock may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion on Nasdaq, which requires that an issuer either (i) have at least 750,000 publicly held shares, held by at least 400 shareholders, with a market value of at least $5,000,000, capital and surplus (total shareholders' equity) of at least $4 million and have a minimum bid price of $1 or (ii) have at least 1,000,000 publicly held shares, held by at least 400 shareholders with a market value of at least $15,000,000, have a minimum bid price of $5 and have either (A) a market capitalization of at least $50,000,000 or (B) total assets and revenues each of at least $50,000,000. If the Nasdaq National Market and the Nasdaq Smallcap Market were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. The Company cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Per Share Amount. As of June 25, 1998, there were approximately 243 holders of record of Shares and a total of 5,173,077 Shares issued and outstanding.

  If Nasdaq were to delist the Common Stock, the market therefor could be adversely affected. It is possible that such Shares would continue to trade on other securities exchanges, or in the over-the-counter market and that price quotations would be reported by such exchanges or through other sources. The extent of the public market for the Common Stock and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act and other factors. If, as a result of the purchase of the Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirement of the NASD for continued inclusion in the Nasdaq and the Shares are no longer included in Nasdaq, the market for, and value of, the Shares could be adversely affected.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act, assuming there are no other securities of the Company subject to registration, would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act may be impaired or eliminated. If registration of the Common Stock under the Exchange Act were terminated, such Shares would no longer be "margin securities" or be eligible for continued listing on any stock exchange or for Nasdaq reporting. Purchaser intends to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

  Margin Regulations. The Shares presently are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

  8. CERTAIN INFORMATION CONCERNING THE COMPANY.

  General. The Company is the largest independent designer and supplier of aftermarket parts and accessories for Harley-Davidson motorcycles. The Company's organization includes its Custom Chrome division, which supplies aftermarket parts and accessories for Harley-Davidson motorcycles, located in Morgan Hill, California; Chrome Specialties, Inc., an aftermarket supplier of Harley-Davidson motorcycle parts and accessories located in Fort Worth, Texas; Custom Chrome Far East, Ltd., a product development, engineering, tooling management and warehouse of proprietary products for the Company, located in Taiwan; Custom Chrome Europe GmbH, a distribution company located in Germany that specializes in aftermarket accessories for Harley-Davidson motorcycles and other "cruiser" motorcycles, and Custom Chrome Manufacturing, Inc., d/b/a Santee Industries, a manufacturer of frames and exhaust systems and other aftermarket components for Harley-Davidson motorcycles, located in Sylmar, California. The Company currently distributes over 18,500 products used for customization, repair and maintenance, and performance enhancement, including chassis, controls, dashes, fuel tanks, seats, suspensions, tires and wheels, transmission and other parts and accessories. The Company distributes its products to over 4,700 customers including independent after-market retailers, Harley-Davidson franchises, mail-order houses, motorcycle builders and foreign distributors and retailers through six distribution centers.

  The Company distributes its own products, as well as products offered by other recognized manufacturers, such as Dunlop, Champion, Hastings, Accel, S&S, Crane and Russell. C.C. Rider(R), Chrome Specialties(R), Custom Chrome(R), Dallas Premium Leather(R), Dyno Power(R), Motor Factory(R), Premium(R), RevTech(R) and Tour Ease(R) are registered trademarks of the Company. Bullskins(TM), Highway One(TM), Jammer Cycle Products(TM), Premium(TM), Spare Parts(TM), Texas Saddles(TM) and Global Motorsport Group(TM) are trademarks of the Company. Harley-Davidson(R) is a registered trademark of Harley-Davidson. All other trademarks, service marks or trade names referred to in this Offer to Purchase are the property of their respective owners.

  Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information.

  9. SOURCE AND AMOUNT OF FUNDS.

  The total amount of funds required to consummate the Offer and Merger, if required, and to pay all related fees and expenses is approximately $188.4 million, which will be provided through a combination of (i) the approximately $58.0 million in proceeds from the Stock Purchase, (ii) borrowings by the Operating Company of approximately $25.4 million under new senior secured credit facilities with aggregate availability of $55 million (the "New Credit Facilities"), (iii) proceeds of approximately $80.0 million from the offering of senior notes by the Operating Company (the "Senior Notes") in a private placement and (iv) proceeds of approximately $25.0 million from the offering of senior discount notes by the Company (the "Discount Notes" and, together with the Senior Notes, the "Notes") in a private placement. Prior to consummation of the Offer, the Company will form the Operating Company to hold all of the assets and liabilities of the Company. Accordingly, upon the consummation of the Offer, the Company will become a holding company.

  The New Credit Facilities. In connection with the Offer, Purchaser has received a commitment from Bank of America National Trust and Savings Association and Bankers Trust Company to provide the Operating Company with the New Credit Facilities pursuant to a bank credit agreement (the "Credit Agreement"). Loans under the New Credit Facilities will consist of (i) a $25 million seven-year term loan facility (the "Term Facility") and (ii) a $30 million five-year revolving credit facility (the "Revolving Facility"). Borrowings of $25 million under the Term Facility are expected to be dividended or otherwise distributed from the Operating Company to the Company and used to repay existing indebtedness of the Company. The Revolving Facility is expected to be used in the future for general working capital purposes and general corporate expenses. This information relating to the New Credit Facilities is qualified in its entirety by reference to the complete text of the documents to be entered into in connection therewith. The following is a description of the general terms of the New Credit Facilities.

  Indebtedness of the Operating Company under the New Credit Facilities will be guaranteed by the Company and each of its subsidiaries (each, in such capacity, a "Credit Facility Guarantor") and will be secured by a first priority security interest in all of the Operating Company's and each Credit Facility Guarantor's respective tangible and intangible assets, including, without limitation, intellectual property, real property and all capital stock of the Operating Company and each of its direct and indirect subsidiaries (limited to 65% of such capital stock in the case of foreign subsidiaries, to the extent a pledge of a greater percentage would result in material adverse tax consequences) and rights under the Merger Agreement and other related documentation.

  Indebtedness under the New Credit Facilities will initially bear interest at a rate based upon (i) the Base Rate (defined as the higher of (a) the rate of interest publicly announced by Bank of America as its "reference rate" and (b) the federal funds effective rate from time to time plus 0.5%), plus 1.25% in the case of loans under the Revolving Facility and 1.50% in the case of borrowings under the Term Facility, or (ii) the Eurodollar Rate (defined as the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for one, two, three or six months (as selected by the Issuers) are offered to Bank of America in the interbank eurodollar market, plus 2.25% in the case of loans under the Revolving Facility and 2.50% in the case of borrowings under the Term Facility. Performance-based adjustments of the interest rates under the Term Facility and the Revolving Facility are available, provided no event of default has occurred and is continuing.

  The New Credit Facilities are subject to mandatory prepayment by the Operating Company. Subject to certain exceptions, (i) 50% of net proceeds from a sale or issuance of equity (reducible to 0% if certain performance measures are met) and 100% of net proceeds from the incurrence of certain indebtedness after the Consummation of the Offer by the Operating Company or its subsidiaries and (ii) 100% of the net proceeds from any sale or any other disposition by the Operating Company or its subsidiaries of any assets, except for the sale of inventory or obsolete or worn-out property in the ordinary course of business and subject to certain other exceptions, will be applied to prepay scheduled principal payments under the Term Loan until the Term Loan is repaid in full, then to prepay loans under the Revolving Facility until paid in full and then to reduce commitments under the Revolving Facility.

  The Term Loan will be subject to quarterly amortization payments beginning on December 31, 1998. The Term Loan may be prepaid by the Operating Company; such prepayments may not be reborrowed.

  A portion of the Revolving Facility will be available for standby letters of credit. The issuance of letters of credit will reduce the amount available for direct borrowings under the Revolving Facility. Loans under the Revolving Facility may be repaid and reborrowed. Loans under the Revolving Facility may be prepaid and commitments relating thereto may be reduced by the Operating Company. The Operating Company will be required to pay a commitment fee initially equal to 0.50% per annum on the average daily unused portion of the Revolving Facility, payable quarterly in arrears and subject to performance-based adjustments provided no event of default has occurred and is continuing. The Operating Company will also be required to pay a commission on all outstanding letters of credit issued under the Revolving Facility equal to the applicable margin then in effect with respect to Eurodollar loans under the Revolving Facility and to the Bank issuing a letter of credit a fronting fee of 0.25% per annum, quarterly in arrears, in each case on the face amount of each letter of credit outstanding.

  The Credit Agreement will require the Operating Company to meet certain financial tests, including minimum interest coverage ratios, minimum fixed charge coverage ratios and maximum leverage ratios. The Credit Agreement will also contain covenants which, among other things, limit indebtedness, liens, guarantee obligations, mergers, consolidations, liquidations and dissolutions, asset sales, leases, dividends and other payments in respect of capital stock and payments in respect of other debt (including the Notes), capital expenditures, investments, loans and advances, optional payments and modifications of subordinated and other debt instruments (including the Notes and the Indenture), transactions with affiliates, sale-leasebacks, other matters customarily restricted in such agreements and modifications to the holding company status of the Company.

  The Credit Agreement will contain customary events of default, including payment defaults; material inaccuracies in representations and warranties; covenant defaults; cross-defaults to certain other indebtedness; certain bankruptcy events; certain ERISA events; judgment defaults; invalidity of any guaranty, security document or security interest provision and change of control.

  The availability of the New Credit Facilities is subject to, among other things, the satisfactory completion of the Stock Purchase and the Offer.

  The Notes. Purchaser has retained BT Alex. Brown Incorporated and BancAmerica Robertson Stephens to act as initial purchasers or placement agents for the Notes. It is currently anticipated that the Notes would be issued in a Rule 144A transaction pursuant to a customary purchase agreement. The Senior Notes, to be issued by the Operating Company, would mature in 2008, would be unsecured and would be guaranteed by the Company and certain of the Operating Company's domestic subsidiaries. The Discount Notes, to be issued by the Company, would mature in 2009, would be unsecured and would not be subject to any guarantee. The interest rates applicable to the Notes will be determined by market factors when the Notes are sold. It is also anticipated that the indentures governing the Notes would contain provisions with respect to redemption and affirmative and negative covenants customary for a transaction of this nature.

  The following table has been prepared by the Company and Purchaser and sets forth the anticipated amounts of sources and uses of funds necessary to consummate the Offer, the Merger and related Debt Financing at the scheduled expiration date of the Offer or consummation of the Merger:

                                                                  $ IN THOUSANDS
                                                                  --------------
   SOURCES OF FUNDS:
   New Credit Facilities (1).....................................    $ 25,379
   Senior Notes..................................................      80,000
   Discount Notes................................................      25,000
   Rolled Equity.................................................       8,815
   Stock Purchase by Purchaser...................................      58,000
                                                                     --------
     Total Sources...............................................    $197,194
                                                                     ========
   USES OF FUNDS:
   Purchases of Shares in Tender Offer and Merger................    $104,835
   Net purchases of Options......................................       8,564
   Repayment of existing debt....................................      59,240
   Estimated fees and expenses...................................      15,740
   Rolled Equity.................................................       8,815
                                                                     --------
     Total Uses..................................................    $197,194
                                                                     ========

--------
(1) The New Credit Facilities have total commitments of $55.0 million.

  The sources and uses as of April 30, 1998 on a pro forma basis are included in the Company's unaudited pro forma consolidated financial data (and related notes) attached as Annex E hereto.

  10. OTHER MATTERS.

  Director Designation. The Merger Agreement provides that, promptly after the purchase by the Purchaser of any Shares pursuant to the Offer, Purchaser has the right to designate such number of directors, rounded up to the next whole number, on the Company's Board of Directors as is equal to the product of the total number of directors on the Company's Board of Directors (giving effect to the directors designated by Purchaser) multiplied by the percentage that the number of Shares beneficially owned by the Purchaser or any affiliate of the Purchaser (including such Shares as are accepted for payment pursuant to the Offer) bears to the total number of Shares then outstanding. See "THE OFFER AND MERGER--Section 8. The Agreement and Plan of Merger; Stockholder Agreement." The Merger Agreement provides that the directors of the Purchaser and the officers of the Company at the Effective Time of the Merger will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

  11. DIVIDENDS AND DISTRIBUTIONS.

  The Merger Agreement provides that, subject to certain exceptions, including in connection with the consummation of the financing of the transactions, neither the Company nor any of its subsidiaries will: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire (or stock appreciation rights with respect to), any shares of capital stock of any class of the Company or its Subsidiaries, other than Shares reserved for issuance on the date hereof pursuant to the exercise of options outstanding on the date hereof; or (iii) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock.

  12. CERTAIN CONDITIONS OF THE OFFER.

  The Company's obligation to accept for payment, purchase and pay for the Shares tendered pursuant to the Offer is subject to certain conditions, including (i) the valid tender of at least a majority of the outstanding Shares on a fully diluted basis, (ii) the expiration or termination of any applicable waiting period under the HSR Act, (iii) the closing of the Stock Purchase, and (iv) the absence of any of the following conditions:

    (a) there will be threatened or pending any action, suit or proceeding or any statute, rule, regulation, judgment, order or injunction proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Offer, or any other action will have been taken, proposed or threatened, by any state or federal government or governmental authority or by any court of competent jurisdiction, other than the routine application to the Offer, the Merger or other subsequent business combination of waiting periods under the HSR Act, (1) seeking to prohibit or impose any material limitations on Purchaser's ownership or operation (or that of any of its subsidiaries or affiliates) of all or a material portion of its or the Company's businesses or assets, or to compel Purchaser or its subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Purchaser and their respective subsidiaries, in each case taken as a whole, (2) seeking to make the acceptance for payment of, or the payment for, some or all of the Shares illegal or otherwise prohibiting, restricting or significantly delaying consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, or seeking to obtain from the Company or Purchaser any damages that are material in relation to the Company and its subsidiaries as taken as a whole, (3) seeking to impose material limitations on the ability of Purchaser, or render Purchaser unable, to acquire or hold or to exercise effectively all rights of ownership of the Shares, including, without limitation, the right to vote any Shares purchased by Purchaser on all matters properly presented to the stockholders of the Company, or effectively to control in any material respect the business, assets or operations of the Company, its subsidiaries or Purchaser or any of their respective affiliates, or (4) seeking to impose circumstances under which the purchase or payment for some or all of the Shares pursuant to the Offer and Merger could result in any change or effect that is materially adverse to the business, results of operations or condition (financial or otherwise) of Purchaser and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which Purchaser and its subsidiaries are engaged, or (5) which otherwise is reasonably likely to have a Company Material Adverse Effect;

    (b) there will have occurred any event, change in or effect on the business of the Company or its subsidiaries, taken as a whole, that is or can reasonably be expected to be materially adverse to (1) the business, operations, properties (including intangible properties), condition (financial or otherwise), assets, liabilities, or prospects of the Company and its subsidiaries, taken as a whole, or (2) the ability of the Company to consummate any of the Transactions or to perform its obligations under the Merger Agreement;

    (c) there will have occurred (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or the Nasdaq for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (4) any limitation (whether or not mandatory), by any U.S. governmental authority or agency, likely to materially adversely affect, the extension of credit by banks or other financial institutions, (5) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, (6) from the date of the Merger Agreement through the date of termination or expiration of the Offer, a decline of at least 15 percent in the Standard & Poor's 500 Index, or (7) in the case of any of the foregoing, existing at the date of the execution of the Merger Agreement, a material acceleration or worsening thereof;

    (d) any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Purchaser, any of its affiliates, or any group of which any of them is a member will have acquired beneficial ownership of more than 15 percent of the outstanding Shares or will have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries;

    (e) the Merger Agreement will have been terminated in accordance with its terms;

    (f) (1) the Board will have withdrawn or modified (including by amendment of the Schedule 13E-4) in a manner adverse to Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or will have recommended another offer, or will have adopted any resolution to effect any of the foregoing, or (2) the Company will have entered into an agreement with respect to an Acquisition Proposal in accordance with the Merger Agreement;

    (g) all consents, permits and approvals of Governmental Authorities (as defined therein) and certain other persons will not have been obtained with no material adverse conditions attached and no material expense imposed on the Company or any of its subsidiaries;

    (h) the Company or the Operating Company, as the case may be, will have failed to consummate (i) a private placement offering of debt securities which will result in the Company receiving gross proceeds of not less than $25 million at an interest rate not in excess of 15% (after giving effect to the anticipated returns, as determined in the reasonable judgment of Purchaser, with respect to any equity securities of the Company issued to holders of such debt securities in connection therewith), (ii) a private placement offering of debt securities in the aggregate principal amount of $80 million (which will result in the Operating Company receiving gross proceeds of not less than $80 million at an interest rate not in excess of 12% (after giving effect to the anticipated returns, as determined in the reasonable judgment of Purchaser, with respect to any equity securities of the Company issued to holders of such debt securities in connection therewith), or (iii) the closing of a senior secured credit facility in the aggregate amount of $55 million, of which at least $25 million is available for immediate drawdown in connection with the Transactions;

    (i) A nationally recognized accounting firm will have failed to deliver to the Company a letter, in form and substance reasonably satisfactory to Purchaser, to the effect that the Transactions will receive recapitalization accounting treatment or such letter has been withdrawn or modified.

  13. CERTAIN LEGAL MATTERS.

  Except as described in this Section, the Company is not aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by the Offer or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required in connection with the Offer. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise described in this Offer to Purchase, the Company does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Company could decline to accept for payment or pay for any Shares tendered. See "--Section 12. Certain Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to governmental actions.

  State Takeover Laws. The Company conducts business in a number of other states throughout the United States, some of which have enacted takeover laws and regulations. The Company does not know whether any or all of these takeover laws and regulations will by their terms apply to the Offer, and, except as set forth above with respect to Section 203 of the DGCL, the Company has not currently complied with any other state takeover statute or regulation. The Company reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Company might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Company might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or may be delayed in consummating the Offer. In such case, the Company may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer. See "--Section 2. Acceptance for Payment and Payment for Shares."

  Antitrust. The Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's acquisition of Shares pursuant to the Merger Agreement. At any time before or after Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Merger Agreement or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Purchaser or any subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Purchaser and the Company are engaged, Purchaser and the Company believe that the acquisition of Shares by Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See "--Section 12. Certain Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

  Federal Reserve Board Regulations. Regulations U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. All financing for the Offer will be structured so as to be in full compliance with the Margin Regulations.

  14. FEES AND EXPENSES.

  The Company has retained MacKenzie Partners, Inc. to act as the Information Agent and American Stock Transfer & Trust Company to act as the Depositary in connection with the Offer. Such firms each will receive reasonable and customary compensation for their services. The Company has also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under federal securities laws.

  The Company will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Company for customary mailing and handling expenses incurred by them in forwarding material to their customers.

  Estimated costs and fees in connection with the Offer and Merger, all of which are the obligation of the Company upon consummation of the Offer, are as follows:

   Financing and commitment costs.................................. $ 6,515,000
   Legal, accounting and other professional fees...................   2,675,000
   Financial advisory fees.........................................   1,980,000
   Filing fees.....................................................      21,000
   Printing and distribution costs.................................     200,000
   Transaction Fee.................................................   2,380,000
   Miscellaneous...................................................   1,969,000
                                                                    -----------
     Total......................................................... $15,740,000
                                                                    ===========

  15. CERTAIN INFORMATION CONCERNING PURCHASER

  Purchaser. Purchaser is a Delaware entity, newly formed by Fremont Partners for the purpose of effecting the Stock Purchase. It is not anticipated that Purchaser will have any significant assets or liabilities or will engage in any activities other than those incident to the Stock Purchase and the financing thereof prior to the consummation of the Offer. The offices of Purchaser are located at 50 Fremont Street, Suite 3700, San Francisco, California 94105-1895.

  Except as set forth in this Offer to Purchase, there have never been any contacts, negotiations or transactions between Purchaser, any of its affiliates or any of the persons listed on Schedule II and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

  16. RECAPITALIZATION.

  The Offer, the Merger and the other transactions contemplated by the Merger Agreement will be accounted for as a recapitalization, consisting of Debt Financing, equity investment by Purchaser of $58 million and the cancellation of certain Shares in the Offer for the Per Share Amount and in the Merger in exchange for the Merger Consideration.

  17. MISCELLANEOUS.

  The Offer is being made to all holders of Shares other than Purchaser and the Management Stockholders with respect to 87,979 shares held or acquired upon the exercise of 52,191 outstanding options by them. The Company is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Company becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Company will make a good faith effort to comply with any such law. If, after such good faith effort, the Company cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Company by or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  No person has been authorized to give any information or to make any representation on behalf of the Company not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

  Pursuant to Section 13(e)(1), the Company has filed with the Commission the
Schedule 13E-4 under the Exchange Act furnishing certain additional information with respect to the Offer. The Company has filed a statement on
Schedule 13E-3 with respect to the Offer and may file amendments to the
Schedule 13E-3. Such statements, including exhibits and any amendments thereto, may be examined and copies may be obtained from the offices of the Commission and Nasdaq in the manner set forth in "--Section 8. Certain Information concerning the Company" (except that they will not be available at regional offices of the Commission).

                                          Global Motorsport Group, Inc.

July 13, 1998

                                  SCHEDULE I

                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

  Set forth below is information regarding the present directors and executive officers of the Company and their respective ages and positions:

NAME                     AGE                                 POSITION
----                     ---                                 --------
Joseph F. Keenan.......   56 Chairman of the Board of Directors
Joseph Piazza, Sr......   62 President, Chief Executive Officer and Director
James J. Kelly, Jr.....   47 Executive Vice President--Finance, Chief Financial Officer, Secretary and
                             Director
Lionel M. Allan........   54 Director
R. Steven Fisk.........   47 Senior Vice President, Purchasing, Product Development and Operations
Dennis B. Navarra......   43 Vice President, Administration and Assistant Secretary
Joseph P. Piazza, Jr...   32 Vice President, Sales
Frederick Saunders,
 Jr. ..................   46 Vice President, Marketing
Frances Jimenez-Mora...   41 Vice President, Human Resources

  Joseph F. Keenan has served as Chairman of the Company since November 1997 and as a Director of the Company since July 1993. Mr. Keenan is currently in private law practice in San Francisco, California. Mr. Keenan served as President and Chief Executive Officer of Data East U.S.A. Inc., a privately owned manufacturer of coin operated and home video electronic games, from 1989 to 1992. Since 1984, he has been a principal and director of Wilkes Bashford Ltd., a specialty retailer of clothing and accessories in Northern California. Mr. Keenan has also held the positions of President and Chief Executive Officer at Pizza Time Theater, Inc. and Atari, Inc.

  Joseph Piazza, Sr. has served as President and Chief Executive Officer since November 1997 and as a Director of the Company since April 1996. From 1989 until October 1992, Mr. Piazza served as Executive Vice President of Lacy Diversified industries, a privately-owned holding company, which owns Rocky Cycle Company, a motorcycle parts and accessory distribution company. From 1975 to 1986, Mr. Piazza served as President and Chief Executive Officer of Rocky Cycle Company.

  James J. Kelly, Jr. has served as Executive Vice President, Finance of the Company since November 1995, Vice President, Finance and Chief Financial Officer of the Company since March 1992, Secretary of the Company since June 1992 and as a Director of the Company since July 1993. Prior to joining the Company in March 1992, Mr. Kelly served as Vice President, Finance and Chief Finance Officer of Canadian Marconi Company for eight years. Mr. Kelly is a member of the American Institute of Certified Public Accountants, the California Society of Certified Public Accountants and the Financial Executives Institute.

  Lionel M. Allan has served as a director of the Company since June 1994. For more than five years, Mr. Allan has been President of Allan Advisors, Inc., a board and legal consulting firm. Mr. Allan is a director and past Chairman of the Board of KTEH Public Television Channel 54, in San Jose, California, a director of Accom, Inc., a digital video systems company, and a director of Catalyst Semiconductor, Inc., a semiconductor company.

  R. Steven Fisk has served as Senior Vice President, Purchasing, Product Development and Operations since November 1995. Mr. Fisk joined the Company as Director of Purchasing in January 1986. In 1988, Mr. Fisk received additional responsibilities in the area of product development. Prior to joining the Company, Mr. Fisk spent 10 years in Taiwan managing the operations of Zodiac Enterprises Ltd., one of the Company's significant vendors.

  Dennis B. Navarra has served as Vice President, Administration since November 1995. Before that, he served as Director of Administration since June 1991. Before that, he served in various senior management positions since joining the Company in May 1984. Mr. Navarra has also served as Assistant Secretary since August 1989. Prior to joining the Company, Mr. Navarra was employed as a senior auditor with KPMG Peat Marwick LLP.

  Joseph P. Piazza, Jr. has been with the Company since February 1998. Prior to joining the Company, Mr. Piazza Jr. served as General Manager for Helmet House in Calabasas Hills, California from 1996 to 1998 and was Regional Sales/Branch Manager for Tucker Rocky Distributing from 1992 to 1996.

  Frederick Saunders, Jr. has been with the Company since 1995. Mr. Saunders joined the Company in 1995 as Associate Director of Marketing and Sales. Mr. Saunders was promoted to Director of Marketing and Sales in July 1997 and to Vice President, Marketing in February 1998. Prior to joining the Company, Mr. Saunders was employed from 1979 to 1995 as Director, Corporate Marketing, for Tab Products Co. in Palo Alto, California.

  Frances Jimenez-Mora joined the Company in September 1997 as Director, Human Resources and was promoted to Vice President, Human Resources in February 1998. Prior to joining the Company, Ms. Jimenez-Mora was employed as Regional Human Resources Manager for Modine Aftermarket Holdings for five years.

  Except between Joseph Piazza, Sr. and Joseph P. Piazza, Jr., who are father and son, there are no family relationships among the executive officers and directors of the Company.

                                  SCHEDULE II

                             EXECUTIVE OFFICERS OF
                     FREMONT ACQUISITION COMPANY III, LLC

  1. FREMONT ACQUISITION COMPANY III, LLC. Set forth below is the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each executive officer of Fremont Acquisition Company III, LLC ("Purchaser"). Except for
Mr. Williamson, who is a citizen of the United Kingdom, each such person is a citizen of the United States of America. The business address of each such person is c/o Fremont Partners, L.P., Fifty Fremont Street, Suite 3700, San Francisco, California 94105.

      NAME                             AGE PRESENT POSITION AT PURCHASER
      ----                             --- -----------------------------
      Robert Jaunich II............... 57  President and Chief Executive Officer
      Mark N. Williamson.............. 35  Vice President and Treasurer
      Kevin R. Baker.................. 37  Vice President and Secretary

  Robert Jaunich II has served as President and Chief Executive Officer of Purchaser since May 1998, as a Managing Director of Fremont Partners, L.P. and a member of FP Advisors, L.L.C. since 1996, and as a Managing Director and a member of the Board of Directors and Executive Committee of The Fremont Group since 1991. Prior to joining The Fremont Group in 1991, he was Executive Vice President and a member of the Chief Executive Office of Swiss-based Jacobs Suchard AG. Previously, he was President of Osborne Computer Corporation, President of Sara Lee Corporation, and Executive Vice President of Memorex Corporation. Among the various board positions he holds, Mr. Jaunich is Chairman of the Board of Directors of Kinetic Concepts, Inc., a director of Kerr Group, Inc., a director of CNF Transportation, Inc. and Chairman of the Managing General Partner of Crown Pacific Partners, L.P. His previous board associations include Coldwell Banker Corporation, Petro Stopping Centers, L.P., Sara Lee Corporation, Douwe Egberts, The Wine Group, Brach Van Houten Holding, Inc. and Nabob Foods.

  Mark N. Williamson has served as Vice President and Treasurer of Purchaser since May 1998 and as a Managing Director of Fremont Partners and a member of FP Advisors, L.L.C. since 1996. Prior to joining Fremont Partners in May 1996, Mr. Williamson served as a Managing Director at the Harvard Private Capital Group, Inc. from August 1991. Prior to that time, he was an Associate at ESL Partners, Inc., a private investment partnership pursuing value-oriented investments in private and public equity and debt securities.

  Kevin R. Baker has served as Vice President and Secretary of Purchaser since May 1998 as General Counsel of Fremont Partners and a member of FP Advisors, L.L.C. since February 1998. Prior to joining Fremont Partners in February 1998, Mr. Baker was an attorney for approximately nine years with O'Melveny & Myers, LLP, where he was elected partner in 1997. Prior to that time, he was a Certified Public Accountant with Arthur Andersen & Co.

                                     SII-1

                                                                        ANNEX A

June 28, 1998

The Board of Directors
Global Motorsport Group, Inc.
16100 Jacqueline Court
Morgan Hill, CA 95037

Members of the Board:

  We understand that Fremont Acquisition Company III, LLC ("Purchaser"), an entity formed by Fremont Group, Inc. ("Fremont"); Global Acquisition Corp. ("Acquisition Sub"), a newly formed wholly owned subsidiary of Global Motorsport Group, Inc. ("Global Motorsport" or the "Company"); and the Company propose to enter into an Agreement and Plan of Merger (the "Merger Agreement"). Capitalized terms used herein and not otherwise defined have the meanings assigned such terms in the Merger Agreement. The Merger Agreement provides that, subject to the terms and conditions set forth therein, (i) the Company will make a cash tender offer to all of the stockholders of the Company (the "Offer") for shares of the Company's common stock, par value $0.001 per share, including the Common Stock Purchase Rights associated therewith (the "Common Stock") for $21.75 per share (the "Per Share Amount"),
(ii) immediately prior to the consummation of the Offer, the Purchaser will purchase from the Company 2,666,667 shares of Common Stock at a price per share equal to the Per Share Amount (the "Share Purchase"), and (iii) under certain circumstances as specified in the Merger Agreement, the Acquisition Sub will merge with and into the Company (the "Merger"). Additionally, certain stockholders of the Company that are officers of the Company (the "Management Stockholders") have entered into a Stockholder Agreement with Purchaser concurrently with the execution of the Merger Agreement pursuant to which, among other things, the Management Stockholders will agree not to tender certain of their shares in the Offer. The Merger Agreement provides that if more than approximately 94% of the outstanding shares of Common Stock are tendered pursuant to the Offer, shares will be purchased on a prorated basis and, in addition to a portion of the Per Share Amount, stockholders will retain an equity interest in the Company equal to the number of shares not purchased as a result of such proration (the cash or combination of cash and retained shares of Common Stock received pursuant to the Offer is referred to herein as the "Tender Consideration"). If fewer than approximately 90%, but greater than 51% of the outstanding shares of Common Stock are tendered pursuant to the Offer, then the Merger will be consummated and the holders of shares of Common Stock outstanding after the Offer (excluding the shares of Common Stock issued pursuant to the Share Purchase and the shares of Common Stock owned by the Management Stockholders) will receive pursuant to the Merger a combination of cash and shares of Common Stock based on the Per Share Amount (the combination of cash and retained shares of Common Stock received pursuant to the Merger is referred to herein as the "Merger Consideration"). Any stockholder tendering their shares of Common Stock in the Offer will receive at least approximately 92% of their Tender Consideration in cash and no more than approximately 8% of their Tender Consideration in retained shares of Common Stock.

  You have requested our opinion as to the fairness, from a financial point of view, to the holders (the "Stockholders") of the Common Stock (other than the Purchaser and the Management Stockholders) of the Tender Consideration and the Merger Consideration. In connection with this opinion, we have:

    (i) Reviewed the financial terms and conditions of the Merger Agreement as set forth in draft Merger Agreement dated June 28, 1998;

    (ii) Analyzed certain historical business and financial information relating to the Company;

    (iii) Reviewed various financial forecasts and schedules and other data provided to us by the Company;

    (iv) Reviewed and discussed the business and prospects of Global Motorsport and its subsidiaries with representatives of the Global Motorsport's management;

Global Motorsport Group, Inc.
June 28, 1998
Page 2


    (v) Reviewed public information with respect to certain other companies in lines of business we believed to be generally comparable to the business of the Company;

    (vi) Reviewed the historical prices and trading volumes of the Common
  Stock;

    (vii) Calculated the unleveraged after-tax discounted cash flow of the Company;

    (viii) Calculated the range of values a financial investor might be willing to pay to acquire all or, as in the case of the Merger or other recapitalization transactions, a controlling and substantial portion of the Company's equity if it were interested in pursuing such a transaction;

    (ix) Computed the present value of future hypothetical implied trading values based upon earnings estimates provided by the Company;

    (x) Compared the purchase price premium to be paid for the Common Stock to premiums paid in certain other transactions in lines of business we believe to be generally comparable to the business of the Company; and

    (xi) Considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed appropriate.

  In connection with our review, we have not assumed any responsibility for or independently verified any of the foregoing information and have relied on such information being complete and accurate in all material respects. We have not made an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of Global Motorsport or any of its subsidiaries, nor have we been furnished with any such evaluation or appraisal that has not been publicly disclosed. With respect to the financial plans, estimates and analyses provided to us by Global Motorsport, we have assumed, with your permission, that all such information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of Global Motorsport as to future financial performance of the Company, based upon the historical performance of the Company and certain estimates and assumptions which were reasonable at the time made. We have also assumed, at your direction, that the number of shares of Common Stock to be retained by the Management Stockholders after the consummation of the Merger, or if the Merger is not consummated, then after the consummation of the Offer, will not exceed 125,000 shares of Common Stock. Finally, we have assumed that the executed Merger Agreement will be in the same form as the draft Merger Agreement reviewed by us, and that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material term or condition, and that obtaining any necessary regulatory or third party approval for the Merger will not have an adverse effect on the Company. Our opinion is based on economic, monetary and market conditions existing on the date hereof.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Tender Consideration to be received by the Stockholders pursuant to the Offer and/or the Merger Consideration to be received by the Stockholders pursuant to the Merger (other than the Purchaser and the Management Stockholders) is fair, from a financial point of view, to such Stockholders.

  We are acting as financial advisor to the Board of Directors of the Company in this transaction and will receive a fee for our services, a significant portion of which is contingent upon the approval and consummation of the transaction. Our firm has in the past provided investment banking services to the Company and has received fees for rendering such services. In the ordinary course of business, we actively trade the Common Stock for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in the Common Stock. We currently make a market in the Common Stock on the Nasdaq National Market.

Global Motorsport Group, Inc.
June 28, 1998
Page 3

  This opinion is for the use and benefit of the Board of Directors of Global Motorsport and is rendered to the Board of Directors of Global Motorsport in connection with its consideration of the Offer and the Merger and shall not be used for any purpose or disclosed to any other party without our prior written consent; provided, however, that this letter may be reproduced in full, and may be described and referred to in a form reasonably acceptable to us and our counsel, in the tender offer materials and proxy or information statement to be filed with the Securities and Exchange Commission and provided to the Stockholders in connection with the Offer and the Merger, respectively. We are not making any recommendation regarding whether or not it is advisable for Stockholders to tender their shares of Common Stock in the Offer or vote their shares of Common Stock in favor of the Merger. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Offer or Merger.

Very truly yours,

/s/ Cleary Gull Reiland & McDevitt Inc.

Cleary Gull Reiland & McDevitt Inc.

                                                                        ANNEX B

                              SECTION 262 OF THE
                        GENERAL CORPORATION LAW OF THE
                               STATE OF DELAWARE

  262 APPRAISAL RIGHTS. -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2) If the merger or consolidation was approved pursuant to (S)228 or
    (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
  (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch.120, L. '97, eff. 7-1-97.)

                                                                        ANNEX C

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Global Motorsport Group, Inc.

  We have audited the balance sheets of Global Motorsport Group, Inc. (the Company) and subsidiaries as of January 31, 1998 and 1997 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three year period ended January 31, 1998. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Global Motorsport Group, Inc. and subsidiaries as of January 31, 1998, and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended January 31, 1998, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG Peat Marwick LLP

Mountain View, California
March 20, 1998

                         GLOBAL MOTORSPORT GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 JANUARY 31,
                                                               ----------------
                                                                 1998    1997
                                                               -------- -------
                            ASSETS
                            ------
Current assets:
  Cash and cash equivalents................................... $  1,432 $    40
  Accounts receivable, net....................................   12,958  11,349
  Merchandise inventories.....................................   66,338  49,522
  Deferred income taxes.......................................    3,079   1,334
  Prepaid income taxes........................................    1,926   2,378
  Deposits and prepaid expenses...............................    2,614   2,851
                                                               -------- -------
    Total current assets......................................   88,347  67,474
Property and equipment, net...................................   18,408  15,802
Other assets..................................................   35,327   8,221
                                                               -------- -------
                                                               $142,082 $91,497
                                                               ======== =======
             LIABILITIES AND SHAREHOLDERS' EQUITY
             ------------------------------------
Current liabilities:
  Current maturities of long-term debt and capital lease
   obligations................................................ $  4,176 $ 3,293
  Bank borrowings.............................................   13,741   4,878
  Accounts payable............................................    6,757   4,600
  Accrued expenses and other liabilities......................    4,775   1,912
                                                               -------- -------
    Total current liabilities.................................   29,449  14,683
Long-term debt and capital lease obligations..................   52,302  16,154
Deferred income taxes.........................................      988     817
Shareholders' equity:
  Common stock, $.001 par value; 20,000,000 shares authorized;
   5,358,312 and 5,082,312 shares issued and outstanding
   as of January 31, 1998 and 5,290,189 issued and outstanding
   as of January 31, 1997.....................................        5       5
  Additional paid-in capital..................................   28,977  31,760
  Retained earnings...........................................   30,361  28,078
                                                               -------- -------
    Total shareholders' equity................................   59,343  59,843
Commitments and contingencies
                                                               -------- -------
                                                               $142,082 $91,497
                                                               ======== =======

          See accompanying notes to consolidated financial statements.

                         GLOBAL MOTORSPORT GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       YEAR ENDED JANUARY 31,
                                                      -------------------------
                                                        1998     1997    1996
                                                      -------- -------- -------
Sales, net........................................... $122,725 $108,557 $93,906
Cost of sales........................................   77,716   64,834  54,779
                                                      -------- -------- -------
  Gross profit.......................................   45,009   43,723  39,127
Operating expenses:
  Selling, general and administrative................   33,114   27,039  23,522
  Provision for benefits related to employment
   agreement.........................................    3,127      --      --
  Product development................................    1,407    1,723   1,652
                                                      -------- -------- -------
                                                        37,648   28,762  25,174
                                                      -------- -------- -------
  Operating income...................................    7,361   14,961  13,953
Interest expense.....................................    2,964    1,915   1,637
                                                      -------- -------- -------
  Income before income taxes.........................    4,397   13,046  12,316
Income taxes.........................................    2,114    5,174   4,395
                                                      -------- -------- -------
  Net income......................................... $  2,283 $  7,872 $ 7,921
                                                      ======== ======== =======
Net income per share (basic)......................... $   0.45 $   1.49 $  1.57
                                                      ======== ======== =======
Net income per share (diluted)....................... $   0.44 $   1.48 $  1.52
                                                      ======== ======== =======
Shares used in per share calculation
  Basic..............................................    5,094    5,272   5,048
  Diluted............................................    5,233    5,327   5,209



          See accompanying notes to consolidated financial statements.

                         GLOBAL MOTORSPORT GROUP, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                    COMMON STOCK   ADDITIONAL
                                    --------------  PAID-IN   RETAINED
                                    SHARES  AMOUNT  CAPITAL   EARNINGS  TOTAL
                                    ------  ------ ---------- -------- -------
Balance as of January 31, 1995..... 5,001    $ 5    $26,283   $12,285  $38,573
Exercise of stock options..........    89    --       1,478       --     1,478
Net income.........................   --     --         --      7,921    7,921
                                    -----    ---    -------   -------  -------
Balance as of January 31, 1996..... 5,090    $ 5    $27,761   $20,206  $47,972
                                    -----    ---    -------   -------  -------
Exercise of stock options..........   200    --       3,999       --     3,999
Net income.........................   --     --         --      7,872    7,872
                                    -----    ---    -------   -------  -------
Balance as of January 31, 1997..... 5,290    $ 5    $31,760   $28,078  $59,843
                                    -----    ---    -------   -------  -------
Exercise of stock options..........    68    --         705       --       705
Repurchase of common stock.........  (276)   --      (3,488)      --    (3,488)
Net income.........................   --     --         --      2,283    2,283
                                    -----    ---    -------   -------  -------
Balance as of January 31, 1998..... 5,082    $ 5    $28,977   $30,361  $59,343
                                    =====    ===    =======   =======  =======


          See accompanying notes to consolidated financial statements.

                         GLOBAL MOTORSPORT GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                    YEAR ENDED JANUARY 31,
                                                   ---------------------------
                                                     1998     1997      1996
                                                   --------  -------  --------
Cash flows from operating activities:
  Net income...................................... $  2,283  $ 7,872  $  7,921
  Adjustments to reconcile net income to net cash
   provided (used) by operating activities:
    Depreciation and amortization.................    3,087    1,896     1,612
    Deferred income taxes.........................   (1,575)   1,031      (749)
    Changes in items affecting operations:
      Accounts receivable.........................    1,409   (1,820)   (1,221)
      Merchandise inventories.....................   (6,572)   1,643   (26,923)
      Deposits and prepaid expenses...............      932     (956)   (2,021)
      Accounts payable, accrued expenses and other
       liabilities................................    4,848     (143)    1,589
                                                   --------  -------  --------
        Net cash provided (used) by operating
         activities...............................    4,412    9,523   (19,792)
                                                   --------  -------  --------
Cash flows from investing activities:
  Purchase of intangible assets in connection with
   acquisition....................................  (26,889)     --        --
  Purchase of equipment in connection with
   acquisition....................................     (770)     --        --
  Purchase of net assets in connection with
   acquisition....................................  (13,333)     --        --
  Acquisition costs...............................   (1,147)     --        --
  Additions to property and equipment.............   (3,992)  (3,601)   (4,659)
                                                   --------  -------  --------
        Net cash used by investing activities.....  (46,131)  (3,601)   (4,659)
                                                   --------  -------  --------
Cash flows from financing activities:
  Bank borrowings, net............................    8,863   (9,888)   14,366
  Issuance of long-term debt......................   53,500      375       276
  Repayment of long-term debt and capital lease
   obligations....................................  (16,469)    (680)     (314)
  Repurchase of common stock......................   (3,488)     --        --
  Issuance of common stock........................      705    3,999     1,478
                                                   --------  -------  --------
        Net cash provided (used) by financing
         activities...............................   43,111   (6,194)   15,806
                                                   --------  -------  --------
        Net change in cash and cash equivalents...    1,392     (272)   (8,645)
  Cash and cash equivalents at beginning of year..       40      312     8,957
                                                   --------  -------  --------
  Cash and cash equivalents at end of year........ $  1,432  $    40  $    312
                                                   ========  =======  ========
Supplemental disclosures:
  Cash paid during the year:
    Interest...................................... $  3,009  $ 2,110  $  1,758
                                                   ========  =======  ========
    Income taxes.................................. $  3,370  $ 4,493  $  5,148
                                                   ========  =======  ========
  Noncash investing and financing activities:
    Equipment acquired under capital leases....... $    --   $   375  $    --
                                                   ========  =======  ========

          See accompanying notes to consolidated financial statements.

                         GLOBAL MOTORSPORT GROUP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Global Motorsport Group, Inc., formerly Custom Chrome, Inc., (the Company) is engaged in the development, manufacture, and wholesale distribution of aftermarket parts and accessories for Harley-Davidson motorcycles.

  The accompanying consolidated financial statements include the Company and its wholly owned subsidiaries. All intercompany transactions have been eliminated.

  (a) Cash and cash equivalents

  The Company considers all highly liquid investments with original maturities of 3 months or less to be cash equivalents.

  (b) Revenue Recognition

  The Company recognizes revenue when products are shipped. Export sales represented 17%, 19%,and 20%, of net sales for the years ended January 31, 1998, 1997 and 1996, respectively.

  (c) Merchandise Inventories

  Merchandise inventories are stated at the lower of first-in, first-out cost or market. The Company continually evaluates and adjusts the overhead components of inventory, as necessary.

  (d) Advertising

  The Company expenses the costs of advertising the first time the advertising takes place except for direct response advertising which is capitalized and amortized over periods not exceeding one year.

  (e) Property and Equipment

  Property and equipment are stated at cost less accumulated depreciation. Assets under capital leases are stated at the present value of minimum lease payments at the inception of the lease. Depreciation is provided over the estimated useful lives of the respective assets, generally 5 to 30 years, on a straight-line basis. Amortization of assets under capital leases and leasehold improvements is calculated using the straight line method over the lesser of the estimated useful life of the asset or the term of the respective leases.

  (f) Other Assets

  Other assets consist primarily of goodwill arising from the application of purchase accounting. Goodwill is amortized on a straight-line basis over its estimated useful lives which range from 25 to 40 years. Management assesses the carrying value of other assets annually by reference to the operating performance and projected future cash flows.

  (g) Impairment of Long-Lived Assets

  The Company periodically reviews its long-lived assets and certain identifiable intangibles for impairment. If events or changes indicate that the carrying amount of an asset may not be recoverable, the Company will reduce the amount of the asset determined not to be recoverable.

  (h) Income Taxes

  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (i) Per Share Data

  Effective for the year ended January 31, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share (EPS). This statement requires that presentation of both primary and diluted EPS be shown on the face of the income statement. Basic EPS excludes dilution and is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS includes dilution and net income per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares include the effect of the exercise of stock options. All prior period EPS have been restated. The adoption of this new accounting standard did not have a material effect on the Company's reported EPS amounts.

  (j) Stock Option and Stock Purchase Plan Accounting

  Prior to February 1, 1996, the Company accounted for its stock option plans in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, together with its related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On February 1, 1996 the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, which permits the Company to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows the Company to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma net income per share disclosures for stock option grants and stock purchase plan purchases made in 1996 and future years as if the fair-value-based method defined in SFAS No. 123 was applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

  (k) Treasury Stock

  Treasury stock is reported at par value and constructively retired. The excess of fair value over par value is first charged to paid-in-capital, if any, and then to retained earnings.

  (l) Use of Estimates

  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2) CHROME SPECIALTIES, INC. ACQUISITION

  On September 16, 1997, the Company acquired substantially all the assets and assumed certain liabilities of Chrome Specialties, Inc. ("CSI") for $38.5 million. CSI is based in Dallas, Texas, and is engaged in the wholesale distribution of aftermarket parts and accessories for Harley Davidson motorcycles. The acquisition was accounted for using the purchase method of accounting and, accordingly, the results of operations of CSI subsequent to the acquisition date have been included in the Company's consolidated financial statements.

  The excess of the purchase price over the fair value of assets acquired is being amortized on a straight line basis over 25 years.

  The following unaudited pro forma financial information presents the combined of operations of the Company and CSI as if the acquisition had occurred as of the beginning of 1998 and 1997, after giving effect to certain expenses, increased interest on debt, and related income tax effects. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company and CSI constituted a single entity during such periods.

                                                        YEAR ENDED JANUARY 31,
                                                        -----------------------
                                                           1998        1997
                                                        ----------- -----------
                                                            (IN THOUSANDS)
     Net sales......................................... $   146,694 $   142,378
     Net income........................................ $     2,681 $     8,378
     Net income per share, basic....................... $      0.53 $      1.59
     Net income per share, diluted..................... $      0.51 $      1.57

(3) ACCOUNTS RECEIVABLE

                                                                  JANUARY 31,
                                                                ---------------
                                                                 1998    1997
                                                                ------- -------
                                                                (IN THOUSANDS)
     Trade accounts receivable................................. $13,667 $11,852
     Less allowance for doubtful accounts......................     709     503
                                                                ------- -------
                                                                $12,958 $11,349
                                                                ======= =======

(4) PROPERTY AND EQUIPMENT

                                                                  JANUARY 31,
                                                                ---------------
                                                                 1998    1997
                                                                ------- -------
                                                                (IN THOUSANDS)
     Trade accounts receivable................................. $13,830 $11,852
     Land......................................................   1,402   1,402
     Buildings and improvements................................  10,182   9,764
     Machinery and equipment...................................  15,585  11,357
     Vehicles..................................................   1,268   1,255
                                                                ------- -------
                                                                 28,710  23,778
     Less accumulated depreciation.............................  10,302   7,976
                                                                ------- -------
                                                                $18,408 $15,802
                                                                ======= =======

(5) OTHER ASSETS

                                                                  JANUARY 31,
                                                                 --------------
                                                                  1998    1997
                                                                 ------- ------
                                                                 (IN THOUSANDS)
     Goodwill................................................... $35,923 $9,679
     Other......................................................   2,037    282
                                                                 ------- ------
                                                                  37,960  9,961
     Less accumulated amortization..............................   2,633  1,740
                                                                 ------- ------
                                                                 $35,327 $8,221
                                                                 ======= ======

(6) BANK BORROWINGS

  The Company has a $53.5 million term loan and a $20 million line of credit, with its bank. The loan and line of credit are secured by the assets of the Company and the loan expires in August 2002. Borrowings bear interest, payable monthly, at a floating rate which at present is LIBOR plus 1.75%. In addition the Company has converted a portion of the term loan into a fixed rate debt utilizing swaps which have interest rates on the various tranches ranging from 8.13% to 8.24%.

  The credit agreement covering the working capital line contains covenants, including the maintenance of a minimum current ratio, indebtedness to earnings ratio, pricing leverage ratio, as well as cash flow and profitability requirement. As of January 31, 1998, the Company was in compliance with such covenants or had received waivers from the lender with respect to non-compliance.


  As of January 31, 1998, the Company was contingently liable for issued and open letters of credit to foreign vendors aggregating approximately $11,000. In order to hedge future commitments, the Company enters into contracts with its bank to buy foreign currencies at fixed forward exchange rates. As of January 31, 1998 there were $2,200,000 foreign currency contracts outstanding.

(7) ACCRUED EXPENSES AND OTHER LIABILITIES

                                                                  JANUARY 31,
                                                                ---------------
                                                                 1998    1997
                                                                ------- -------
                                                                (IN THOUSANDS)
   Payroll-related expenses.................................... $ 3,725 $ 1,086
   Other.......................................................   1,050     826
                                                                ------- -------
                                                                $ 4,775 $ 1,912
                                                                ======= =======

(8) LONG-TERM DEBT

                                                                  JANUARY 31,
                                                                ---------------
                                                                 1998    1997
                                                                ------- -------
                                                                (IN THOUSANDS)
   7.47% to 8.24% term loan due in quarterly installments
    ranging from $975,000 in the fiscal year ended January 31,
    1999 to $2,050,000 in the fiscal quarter ending July 31,
    2002. Final installment of $25,000,000 due August 31,
    2002....................................................... $53,500     --
   8.01% senior secured notes, retired in 1998.................     --  $15,000
   7.31% mortgage loan, payable in semi-annual installments of
    $100,153 through June 2011.................................   2,704   2,904
   10.625% mortgage loan, retired in 1998......................     --    1,217
   Capital lease obligations and other.........................     274     326
                                                                ------- -------
   Long-term debt..............................................  56,478  19,447
   Less current maturities.....................................   4,176   3,293
                                                                ------- -------
   Long-term debt, excluding current maturities................ $52,302 $16,154
                                                                ======= =======

  The aggregate maturities of long-term debt for the years subsequent to January 31, 1999 are as follows: 2000, $6,250,000; 2001, $7,050,000; 2002,
$7,950,000; 2003, $29,348,000; thereafter $1,704,000.

(9) FAIR VALUE OF FINANCIAL INSTRUMENTS

  Except for long term debt, the amounts recorded for financial instruments in the Company's consolidated financial statements approximate fair value as defined in Financial Accounting Standards Board Statement No. 107. The fair value of long term debt is estimated by discounting the future cash flows of each instrument at rates currently offered to the Company for debt instruments of comparable maturities by the Company's bankers. At January 31, 1998 and 1997 the fair value of long term debt exceeded the amounts recorded in the Company's consolidated financial statements by approximately $1,073,000 and $390,000, respectively.

(10) INCOME TAXES

  Income tax expense consists of:

                                                       CURRENT DEFERRED  TOTAL
                                                       ------- --------  ------
                                                           (IN THOUSANDS)
   Year ended January 31, 1998
     Federal.......................................... $3,074  $(1,290)  $1,784
     State and local..................................    614     (284)     330
                                                       ------  -------   ------
                                                       $3,688  $(1,574)  $2,114
                                                       ======  =======   ======
                                                       CURRENT DEFERRED  TOTAL
                                                       ------- --------  ------
                                                           (IN THOUSANDS)
   Year ended January 31, 1997
     Federal.......................................... $3,412  $   803   $4,215
     State and local..................................    731      228      959
                                                       ------  -------   ------
                                                       $4,143  $ 1,031   $5,174
                                                       ======  =======   ======
   Year ended January 31, 1996:
     Federal.......................................... $4,631   $ (520)  $4,111
     State and local..................................    513     (229)     284
                                                       ------  -------   ------
                                                       $5,144  $  (749)  $4,395
                                                       ======  =======   ======

  Included in current income tax expense for the years ended January 31, 1997 and 1996, is the effect of compensation expense for tax purposes in excess of amounts reported for financial statement purposes of $709,000, and 369,000, respectively.

  Income tax expense for the years ended January 31, 1998, 1997, and 1996, differed from the amounts computed by applying the Federal income tax rate of 35% to pretax income as a result of the following:

                                                          1998    1997    1996
                                                         ------  ------  ------
                                                            (IN THOUSANDS)
Computed "expected" tax expense......................... $1,539  $4,566  $4,311
Increase (reduction) in income taxes resulting from:
  State and local taxes, net of federal tax benefit.....    214     636     158
  Amortization of goodwill..............................     93     104      96
  Effect of graduated income tax rate...................    (87)   (100)   (100)
  Effect of foreign net operating loss carryforward.....    --     (101)    --
  Other, net............................................    355      69     (70)
                                                         ------  ------  ------
                                                         $2,114  $5,174  $4,395
                                                         ======  ======  ======

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                                JANUARY 31,
                                                               ---------------
                                                                1998     1997
                                                               -------  ------
                                                               (IN THOUSANDS)
Deferred tax assets:
  Accounts receivable, principally due to allowance for
   doubtful accounts.......................................... $   362  $  209
  Inventories, principally due to additional costs inventoried for tax purposes in excess of amounts for financial
   reporting purposes.........................................   1,143     513
  Bonuses and compensated absences, principally due to accrual
   for financial reporting purposes...........................   1,441     337
  State income taxes..........................................     128     171
  Accrued liabilities and other deferred assets...............      18      11
  Foreign net operating loss carryforwards....................     105     105
  State enterprise zone credit carry forwards.................      37      37
                                                               -------  ------
Total deferred tax assets.....................................   3,234   1,383
                                                               -------  ------
Deferred tax liabilities:
  Plant and equipment, principally due to differences in
   depreciation...............................................    (857)   (668)
  State income taxes..........................................    (198)   (198)
  Goodwill, principally due to differences in amortization
   period.....................................................     (88)    --
                                                               -------  ------
Total deferred tax liabilities................................  (1,143)   (866)
                                                               -------  ------
Net deferred tax assets....................................... $ 2,091  $  517
                                                               =======  ======

  Based on the Company's historical operating earnings, management believes it is more likely than not that the Company will realize the benefit of the deferred income tax asset recorded, and accordingly, has established no valuation allowance. Certain factors beyond management's control can affect future levels of taxable income, and therefore, no assurances can be given that sufficient taxable income will be generated to fully realize recorded tax benefits.

  In March 1996 the Company received a Notice of Deficiency from the Internal Revenue Service (IRS) arising out of an examination of its income tax returns for the years ended January 31, 1992, 1993 and 1994. The Notice asserted that the Company had underpaid its income taxes in those years by approximately $4.3 million due to the IRS disallowance of deductions primarily for compensation related issues. Based on the advice of outside tax counsel, the Company has petitioned the U.S. Tax Court for a redetermination of these alleged deficiencies citing numerous errors in the IRS's allegations. In addition, the Company has asserted that it is due additional tax deductions totaling at least $3.1 million in the tax periods which were examined. While the outcome of this matter cannot be predicted with certainty, management believes, based on their review and the opinion of outside experts, that any liability resulting from this proceeding is not reasonably likely to have a material effect on the Company's liquidity, financial condition or results of operations. In February 1997 the Company received a Notice of Personal Assessment related to the same compensation related issues in its tax returns for the years ended January 31, 1995 and 1996. In March 1998, the Company was notified by the IRS that it had revised its position with respect to the matters contained in the Notice of Proposed Assessment and would not be issuing an assessment for the years ended January 31, 1995 and 1996.

(11) SHAREHOLDERS' EQUITY

  (a) Common Stock

  The Company has reserved an aggregate of 1,576,000 shares of common stock for issuance under its 1991, 1995, and 1997 Stock Option Plans. Under these plans, the Company may issue options to purchase shares of common stock to eligible employees, officers, directors, independent contractors and consultants at prices determined by the Board of Directors on the grant date. Options can be granted for terms of up to ten years and vesting will be set by the Board of Directors.

  Details of stock option activity under these plans are as follows:

                                      WEIGHTED-  WEIGHTED-              WEIGHTED-AVERAGE
                                       AVERAGE    AVERAGE     OPTIONS    FAIR VALUE OF
                           OPTION     EXERCISE  GRANT DATE  EXERCISABLE OPTIONS GRANTED
                         OUTSTANDING    PRICE   FAIR VALUE* AT YEAR END   DURING YEAR
                         -----------  --------- ----------- ----------- ----------------
January 31, 1996........    756,159    17.596                 247,956        $7.692
                                                              =======        ======
  Granted...............    360,365    18.367     $7.312
                                                  ======
  Exercised.............   (199,804)   16.369
  Canceled or expired...    (53,490)   19.625
                         ----------
January 31, 1997........    863,230    18.076                 328,613        $7.312
                                                              =======        ======
  Granted...............  1,976,939     12.00     $3,427
                                                  ======
  Exercised.............    (67,604)   11.742
  Canceled or expired... (1,726,872)   15.019
                         ----------
January 31, 1998........  1,045,693    12.009                 207,020        $3.427
                         ==========                           =======        ======
Shares available for
 future grant...........    110,000
                         ==========

--------
* Fair value assumptions: BLACK-SCHOLES OPTION-PRICING MODEL

                                 WEIGHTED-AVERAGE    AVERAGE     DIVIDEND
                                  RISK FREE RATE  EXPECTED LIFE VOLATILITY YIELD
                                 ---------------- ------------- ---------- -----
   1996.........................       6.79%          3.00          50%       0%
   1997.........................       6.31%          3.00          50%       0%
   1998--Granted................       6.97%          3.00          50%       0%
       --Repriced...............       6.49%          3.00          50%       0%

  The following table summarizes information about the Company's stock options outstanding at January 31, 1998:

                                     OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                         ------------------------------------------- --------------------------
                                        WEIGHTED-
                           NUMBER        AVERAGE        WEIGHTED-      NUMBER      WEIGHTED-
                         OUTSTANDING    REMAINING        AVERAGE     EXERCISABLE    AVERAGE
                         AT 1/31/98  CONTRACTUAL LIFE EXERCISE PRICE AT 1/31/98  EXERCISE PRICE
                         ----------- ---------------- -------------- ----------- --------------
$10.00..................      3,248        4.39          $10.000         3,248      $10.000
$11.75--$16.00..........  1,024,445        9.44           11.850       194,681        11.75
$18.00--$26.00..........     18,000        7.91           21.690         9,091        22.14
                          ---------        ----          -------       -------      -------
$10.00--$26.00..........  1,045,693        9.39          $12.010       207,020      $ 12.18
                          =========        ====          =======       =======      =======

  The Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors and approved by the Company's shareholders in September, 1996. A total of 150,000 shares of common stock are reserved for issuance under the Purchase Plan. The Purchase Plan is administered by the Board of Directors. The Purchase Plan permits eligible employees, as defined, to purchase common stock through payroll deductions, which may not exceed 15% of the employee's base compensation. No employee may purchase more than $25,000 worth of stock in any calendar year. The price of shares purchased under the Purchase Plan is 85% of the lower of the fair market value of the common stock on (i) the first day of the offering period; or (ii) the last day of the offering period. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company. In March 1998 and 1997 employees purchased 8,015 and 8,280 shares, respectively under this plan.

  The Company applies APB Opinion No. 25 in accounting for its various stock option plans and Employee Stock Purchase Plan (the "stock plans"). Accordingly, no compensation cost has been recognized for the stock plans. However, if the Company had determined compensation costs pursuant to SFAS No. 123 for its stock plans, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below for the years noted:

                                                            1998   1997   1996
                                                           ------ ------ ------
     Net income............................... As reported $2,283 $7,872 $7,921
                                                           ====== ====== ======
                                               Pro forma   $1,275 $7,132 $7,484
                                                           ====== ====== ======
     Net income per share, basic.............. As reported $ 0.45 $ 1.49 $ 1.57
                                                           ====== ====== ======
                                               Pro forma   $ 0.25 $ 1.35 $ 1.48
                                                           ====== ====== ======
     Net income per share, diluted............ As reported $ 0.44 $ 1.48 $ 1.52
                                                           ====== ====== ======
                                               Pro forma   $ 0.24 $ 1.34 $ 1.44
                                                           ====== ====== ======

  Pro forma net income reflects only options granted in 1996 through 1998. Therefore the full impact of calculating compensation cost for the Company's stock option plans under SFAS No. 123 is not reflected in the pro forma net income amounts presented above as compensation cost is reflected over a stock options' vesting period and compensation cost for options granted prior to February 1, 1995 is not considered.

  In October 1996 the Board of Directors authorized the repurchase of up to the 300,000 common shares of the Company in the open market. In April and May of 1997 the Company repurchased 276,000 common shares for $3,488,000.

  (b) Preferred Stock

  The Company has the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of the shares, including dividend rights, voting rights, terms of redemption and liquidation preferences. There are no shares of preferred stock outstanding.

  (c) Preferred Share Purchase Rights

  In November 1996 the Board of Directors declared a dividend distribution on November 13, 1996 of one Preferred Shares Purchase Right on each outstanding share of the Company's Common Stock. Each Right will entitle stockholders to buy 1/1000th share of the Company's Series A Participating Preferred Stock at an exercise price of $80.00. The Board of Directors has initially reserved 100,000 shares for issuance upon exercise of the Rights. The Rights will become exercisable following the tenth day after a person or group announces acquisition of 15% or more of the Company's Common Stock or announces commencement of a tender offer the consummation of which would result in ownership by the person or group of 15% or more of the Common Stock.

The Company will be entitled to redeem the Rights at $.01 per Right at any time on or before the tenth day following acquisition by a person or group of 15% or more of the Company's Common Stock.

  If, prior to redemption of the Rights, a person or group acquires 15% or more of the Company's Common Stock, each Right not owned by a holder of 15% or more of the Common Stock will entitle its holder to purchase, at the Right's then current exercise price, that number of shares of Common Stock of the Company (or, in certain circumstances as determined by the Board, cash, other property or other securities) having a market value at that time of twice the Right's exercise price. If, after the tenth day following acquisition by a person or group of 15% or more of the Company's Common Stock, the Company sells more than 50% of its assets or earning power or is acquired in a merger or other business combination transaction, the acquiring person must assume the obligations under the Rights and the Rights will become exercisable to acquire Common Stock of the acquiring person at the discounted price. At any time after an event triggering exercisability of the Rights at a discounted price and prior to the acquisition by the acquiring person of 50% or more of the outstanding Common Stock, the Board of Directors of the Company may exchange the Rights (other than those owned by the acquiring person or its affiliates) for Common Stock of the Company at an exchange ratio of one share of Common Stock per Right.

(12) COMMITMENTS AND CONTINGENCIES

  (a) Bonus Agreements

  The Company has an agreement with the past Chairman, President and Chief Executive Officer, who was terminated as an employee on November 5, 1997, which provides for a bonus ranging from 3 to 5% of operating income, as adjusted. The agreement terminates when $6,093,000 has been paid or the officer voluntarily resigns or is terminated for cause. As of January 31, 1998, $3,127,000 has been accrued under this agreement for potential future payments.

  The Company also has a bonus agreement with a consultant which provides for annual payments based upon defined operating results up to a limit of $2,031,000. As of January 31, 1998, $1,421,000 remains to be paid or accrued under this agreement.

  Both of these agreements provide for a lump-sum payment, less amounts already paid, in the event that the Company sells all or substantially all of its assets.

  (b) Operating Leases

  The Company leases certain facilities and equipment under noncancelable operating leases. Certain facilities leases include renewal options and rent escalation clauses to reflect changes in price indices, real estate taxes and maintenance costs. Future minimum lease payments are as follows:

     YEAR ENDING JANUARY 31,                                     (IN THOUSANDS)
     -----------------------                                     --------------
     1999.......................................................     $1,834
     2000.......................................................      1,701
     2001.......................................................      1,392
     2002.......................................................      1,260
     2003.......................................................        416
     Thereafter.................................................      2,190

  Rental expense under operating leases for the years ended January 31, 1998, 1997 and 1996 was $1,836,000, $1,150,000 and $1,183,000, respectively.

  (c) Litigation

  The Company is involved in potential claims or legal actions arising in the ordinary course of business. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

(13) NUMBER OF SHARES PER SHARE COMPUTATION

  There was no adjustment to net income for purposes of computing net income per share. The following table reconciles the number of shares used in the basic net income per share computation and the number of shares used in the diluted net income per share computation:

                                                                  JANUARY 31,
                                                               -----------------
                                                               1998  1997  1996
                                                               ----- ----- -----
                                                                (IN THOUSANDS)
   Basic:
     Weighted average common shares used in computing basic
      net income per share.................................... 5,094 5,272 5,048
   Diluted:
     Weighted average common shares outstanding............... 5,094 5,272 5,048
     Diluted options outstanding..............................   139    55   161
                                                               ----- ----- -----
     Shares used in computing diluted net income per share.... 5,233 5,327 5,209
                                                               ===== ===== =====

  Options to purchase shares of common stock were outstanding during each of the three fiscal years ended January 31, 1998, 1997, and 1996 which were not included in the computation of diluted net income (loss) per share because the options' exercise price's were greater than the average market price of the common shares. Excluded shares for each year are as follows:

                                                        EXCLUDED
                                                        OPTIONS  EXERCISE PRICE
                                                        -------- ---------------
       Year ended January 31,
       1998............................................  18,000  $18.00 - $26.00
       1997............................................ 133,500  $22.50 - $26.00
       1996............................................   7,500  $      - $26.00

  Common stock in the amount of 71,409 shares was issued in the quarter following the fiscal year end under the Company's stock options plans.

(14) UNAUDITED QUARTERLY FINANCIAL DATA

                                                          1998
                                         --------------------------------------
                                                   THREE MONTHS ENDED
                                         APRIL 30 JULY 31 OCTOBER 31 JANUARY 31
                                         -------- ------- ---------- ----------
                                                     (IN THOUSANDS)
Sales, net.............................. $31,707  $32,297  $30,450    $28,270
                                         -------  -------  -------    -------
Gross profit............................  11,166   12,333   10,952      9,888
                                         -------  -------  -------    -------
Operating income/(loss).................   4,306    4,642      962     (2,550)
                                         -------  -------  -------    -------
Net income/(loss)....................... $ 2,343  $ 2,524  $    82    $(2,667)
                                         -------  -------  -------    -------
Basic net income (loss) per share....... $  0.45  $  0.50  $  0.20    $ (0.53)
                                         -------  -------  -------    -------
Diluted net income (loss) per share..... $  0.45  $  0.49  $  0.02    $ (0.52)
                                         =======  =======  =======    =======
                                                          1997
                                         --------------------------------------
                                                   THREE MONTHS ENDED
                                         APRIL 30 JULY 31 OCTOBER 31 JANUARY 31
                                         -------- ------- ---------- ----------
                                                     (IN THOUSANDS)
Sales, net.............................. $30,627  $30,357  $26,193    $21,380
                                         -------  -------  -------    -------
Gross profit............................  11,612   12,224   10,454      8,053
                                         -------  -------  -------    -------
Operating income........................   5,668    5,021    3,104      1,168
                                         -------  -------  -------    -------
Net income.............................. $ 3,008  $ 2,776  $ 1,574    $   514
                                         -------  -------  -------    -------
Basic net income per share.............. $  0.59  $  0.54  $  0.30    $  0.10
                                         -------  -------  -------    -------
Diluted net income per share............ $  0.58  $  0.52  $  0.30    $  0.10
                                         =======  =======  =======    =======

(15) SUBSEQUENT EVENT

  On March 23, 1998 the Company received a written proposal from Golden Cycle, L.L.C. ("Golden") for a business combination between Golden and the Company in which Golden Cycle proposed that the Company's shareholders would receive cash consideration of $18.00 per share. Shortly thereafter Golden Cycle commenced a tender offer for all the issued and outstanding shares of the Company for $18.00 per share. In addition Golden Cycle commenced a consent solicitation to remove the current Board of Directors and replace them with Directors selected by Golden Cycle. Golden Cycle and a number of third parties have filed lawsuits in connection with the abovementioned tender offer and consent solicitation. The Company has retained investment and legal advisors to advise it in connection with the tender offer, consent solicitation and lawsuits as well as to explore other acquisition proposals and other alternatives.

                                                                         ANNEX D

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                         GLOBAL MOTORSPORT GROUP, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                            APRIL   JANUARY 31,
                                                           30, 1998    1998
                                                           -------- -----------
                          ASSETS
                          ------
Current assets:
  Cash and cash equivalents............................... $     72  $  1,432
  Accounts receivable, net................................   16,194    12,958
  Merchandise inventories.................................   64,677    66,338
  Deferred income taxes...................................    3,111     3,079
  Prepaid income taxes....................................    1,076     1,926
  Deposits and prepaid expenses...........................    2,886     2,614
                                                           --------  --------
                                                             88,016    88,347
  Property and equipment, net.............................   19,162    18,408
  Other assets............................................   35,128    35,327
                                                           --------  --------
                                                           $142,306  $142,082
                                                           ========  ========
           LIABILITIES AND SHAREHOLDERS' EQUITY
           ------------------------------------
Current liabilities:
  Current maturities of long-term debt and capital lease
   obligations............................................ $  4,160  $  4,176
  Bank borrowings.........................................    6,600    13,741
  Accounts payable........................................    9,350     6,757
  Accrued expenses and other liabilities..................    6,794     4,775
                                                           --------  --------
                                                             26,904    29,449
  Long-term debt and capital lease obligations............   51,321    52,302
  Deferred income taxes...................................    1,282       988
Shareholders' equity:
  Common stock, $.001 par value; 20,000,000 shares
   authorized;
   5,437,736 issued and 5,161,736 shares outstanding as of
   April 30, 1998, and 5,298,755 issued and 5,037,755
   shares
   outstanding as of April 30, 1997.......................        5         5
  Additional paid-in capital..............................   29,972    28,977
  Retained earnings.......................................   32,822    30,361
                                                           --------  --------
                                                             62,799    59,343
Commitments and contingencies
                                                           $142,306  $142,082
                                                           ========  ========

      See accompanying notes to unaudited condensed consolidated financial statements.

                         GLOBAL MOTORSPORT GROUP, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                          FOR THE THREE MONTHS
                                                             ENDED APRIL 30,
                                                          ---------------------
                                                             1998       1997
                                                          ---------- ----------
Sales, net............................................... $   44,796 $   31,707
Cost of sales............................................     28,029     19,872
                                                          ---------- ----------
  Gross profit...........................................     16,767     11,835
                                                          ---------- ----------
Operating expenses:
  Selling, general and administrative....................     10,337      7,166
  Costs associated with unsolicited tender offer.........        437        --
  Product development....................................        252        363
                                                          ---------- ----------
                                                              11,026      7,529
                                                          ---------- ----------
  Operating income.......................................      5,741      4,306
Interest expense.........................................      1,508        457
                                                          ---------- ----------
  Income before income taxes.............................      4,233      3,849
Income taxes.............................................      1,772      1,506
                                                          ---------- ----------
Net income............................................... $    2,461 $    2,343
                                                          ========== ==========
Net income per share, basic.............................. $     0.48 $     0.45
                                                          ========== ==========
Net income per share, diluted............................ $     0.46 $     0.45
                                                          ========== ==========
Shares outstanding:
  Basic..................................................  5,111,000  5,218,000
  Diluted................................................  5,393,000  5,224,000


      See accompanying notes to unaudited condensed consolidated financial statements.

                         GLOBAL MOTORSPORT GROUP, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                FOR THE THREE
                                                                MONTHS ENDED
                                                                  APRIL 30,
                                                                --------------
                                                                 1998    1997
                                                                ------  ------
Cash flows from operating activities:
 Net income.................................................... $2,461  $2,343
 Adjustments to reconcile net income to net cash provided
  (used) by operating activities:
  Depreciation and amortization................................  1,047     583
  Deferred income tax..........................................    262     --
  Changes in items affecting operations:
   Accounts receivable......................................... (3,236) (1,079)
   Merchandise inventories.....................................  1,661   2,383
   Deposits and prepaid expenses...............................    578     381
   Accounts payable, accrued expenses and other liabilities....  4,612   1,166
                                                                ------  ------
Net cash provided by operating activities......................  7,385   5,777
                                                                ------  ------
Cash flows from investing activities:
 Additions to property and equipment........................... (1,602)   (991)
Cash flows from financing activities:
 Bank repayment, net........................................... (7,141) (1,066)
 Repayment on capital lease obligations and long-term debt.....   (997)    (22)
 Issuance of common stock......................................    995     106
 Repurchase of common stock....................................    --   (3,199)
                                                                ------  ------
Net cash used in financing activities.......................... (7,143) (4,181)
                                                                ------  ------
Net change in cash and cash equivalents........................ (1,360)    605
Cash and cash equivalents at beginning of period...............  1,432      40
                                                                ------  ------
Cash and cash equivalents at end of period..................... $   72  $  645
                                                                ======  ======
Supplemental disclosures of cash paid during the period:
 Interest...................................................... $1,508  $  145
                                                                ======  ======
Income taxes (refund).......................................... $ (990)  $ --
                                                                ======  ======

      See accompanying notes to unaudited condensed consolidated financial statements.

  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1--BASIS OF PRESENTATION

  The accompanying unaudited interim condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles, consistent with those applied in, and should be read in conjunction with, the audited consolidated financial statements for the fiscal year ended January 31, 1998 included in the Annual Report on Form 10-K filed by Global Motorsport Group, Inc. (the "Company") with the Securities and Exchange Commission.

  The interim financial information is unaudited, but reflects all normal recurring adjustments which are, in the opinion of management, necessary to provide a fair statement of results for the interim periods presented. The results for the interim periods are not necessarily indicative of results to be expected for the fiscal year.

NOTE 2--EARNINGS PER SHARE CALCULATION

  The Company adopted Statement of Financial Accounting Standard ("SFAS") No. 128, Earnings Per Share. In accordance with SFAS No. 128, basic net income per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period, using the treasury stock method for options and warrants, after giving effect to contingently issuable shares under acquisition agreements. The Company has restated net income per share for all periods presented in accordance with SFAS No. 128.

  Reconciliation of basic and diluted net income per share and pro forma net income per shares (in thousands, except per share data):

                                  THREE MONTHS ENDED      THREE MONTHS ENDED
                                    APRIL 30, 1998          APRIL 30, 1997
                                ----------------------- -----------------------
                                NET INCOME SHARES  EPS  NET INCOME SHARES  EPS
                                ---------- ------ ----- ---------- ------ -----
   Basic net income............   $2,461   5,111  $0.48   $2,343   3,218  $0.45
   Effect of dilutive shares...      --      282    --       --        6    --
                                  ------   -----  -----   ------   -----  -----
   Diluted net income..........   $2,461   5,393  $0.46   $2,343   5,224  $0.45

                                                                        ANNEX E

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

  The following pro forma consolidated financial statements of the Company (the "Pro Forma Consolidated Financial Statements"), include the unaudited pro forma consolidated statements of operations for the year ended January 31, 1998 and for the three months ended April 30, 1998 and 1997 (the "Pro Forma Consolidated Statements of Operations"), and the unaudited pro forma consolidated balance sheet as of April 30, 1998 (the "Pro Forma Consolidated Balance Sheet").

  The Pro Forma Consolidated Balance Sheet is based on the unaudited consolidated balance sheet of the Company as of April 30, 1998 and is adjusted to give effect to the Recapitalization as if it had occurred on April 30, 1998.

  The Pro Forma Consolidated Statements of Operations are based on the audited consolidated statement of operations of the Company for the year ended January 31, 1998, the unaudited consolidated statements of operations of the Company for the three months ended April 30, 1998 and 1997, and are adjusted to give effect to the Recapitalization as though it had occurred as of February 1, 1997, excluding certain one time costs of the Transactions as described in the notes herein. In addition, the consolidated statements of operations for the year ended January 31, 1998 and the three months ended April 30, 1997 are adjusted to give effect to the Company's acquisition of Chrome Specialities, Inc. ("CSI") on September 15, 1997 (which transaction was accounted for by the Company as a purchase), as if it had occurred as of February 1, 1997.

  The Pro Forma Consolidated Financial Statements and the accompanying notes should be read in conjunction with the Company's historical financial statements and related notes thereto included elsewhere in this Offer to Purchase.

  The Pro Forma Consolidated Financial Statements do not purport to represent what the Company's financial condition or the results of operations would actually have been had the acquisition of CSI and Recapitalization in fact occurred on the assumed dates, nor do they project the Company's financial condition or results of operations for any future period or date.

                         GLOBAL MOTORSPORT GROUP, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF APRIL 30, 1998
                                 (IN THOUSANDS)

                                             HISTORICAL ADJUSTMENTS    PRO FORMA
                                             ---------- -----------    ---------
                   ASSETS
Current Assets:
  Cash and Cash Equivalents.................  $     72   $    --  (a)  $     72
  Accounts Receivable, net..................    16,194        --         16,194
  Inventories...............................    64,677        --         64,677
  Deferred Income Taxes.....................     3,111      4,000 (b)     7,111
  Income Taxes Receivable...................     1,076        --          1,076
  Prepaid Expenses..........................     2,886        --          2,886
                                              --------   --------      --------
    Total Current Assets....................    88,016      4,000        92,016
Property and Equipment, net.................    19,162        --         19,162
Deferred Financing Costs....................       964      5,636 (c)     6,600
Other Assets, net...........................    34,164        --         34,164
                                              --------   --------      --------
    Total Assets............................  $142,306   $  9,636      $151,942
                                              ========   ========      ========
    LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Current Maturities of Long-Term Debt and
   Capital Lease Obligations................  $  4,160   $ (4,160)(d)  $    --
  Bank Borrowings...........................     6,600     (6,600)(d)       --
  Accounts Payable..........................     9,350        --          9,350
  Accrued Expenses..........................     6,794        --          6,794
                                              --------   --------      --------
    Total Current Liabilities...............    26,904    (10,760)       16,144
Long-Term Debt and Capital Lease
 Obligations................................    51,321    (51,321)(d)       --
Revolving Facility..........................       --       3,220 (e)     3,220
Term Facility...............................       --      25,000 (e)    25,000
Senior Notes................................       --      80,000 (e)    80,000
Senior Discount Notes.......................       --      25,000 (e)    25,000
Deferred Income Taxes.......................     1,282        --          1,282
Shareholders' Equity:
  Common Stock..............................         5         (5)(f)         3
                                                                3 (g)
  Additional Paid-In Capital................    29,972    (27,926)(f)    61,178
                                                           57,997 (g)
                                                            1,135 (h)
  Retained Earnings.........................    32,822    (76,904)(f)   (59,885)
                                                          (15,803)(i)
                                              --------   --------      --------
    Total Shareholders' Equity..............    62,799    (61,503)        1,296
                                              --------   --------      --------
    Total Liabilities and Shareholders'
     Equity.................................  $142,306   $  9,636      $151,942
                                              ========   ========      ========

          See notes to unaudited pro forma consolidated balance sheet.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(a) Sources and uses of cash for the Recapitalization are anticipated to be as follows (in thousands):

   Sources of cash:
     Revolving facility............................................... $  3,220
     Term facility....................................................   25,000
     Senior notes.....................................................   80,000
     Senior discount notes............................................   25,000
     Equity investment by the Purchaser...............................   58,000
                                                                       --------
                                                                       $191,220
                                                                       ========
   Uses of cash:
     Repurchase of shares............................................. $104,835
     Repayment of existing long-term obligations......................   62,081
     Net consideration payable upon cancellation of options...........    8,564
     Estimated fees and expenses......................................   15,740
                                                                       --------
                                                                       $191,220
                                                                       ========

(b) Reflects the tax benefit to be realized in connection with (i) a non-cash compensation expense of approximately $1,135,000 related to management's "cashless" exercise of certain stock options, (ii) a cash compensation expense of $8,564,000 to be recognized in connection with the repurchase of the remaining stock options, and (iii) the write-off of the unamortized portion of deferred financing costs described in note (c). Management believes it is more likely, than not, that the Company will realize such benefits based on anticipated future earnings.

(c) Reflects estimated deferred financing costs of approximately $6,600,000 associated with the Debt Financing, net of the unamortized portion of deferred financing costs of $964,000 associated with the Company's existing debt obligations that will be written off in connection with the Recapitalization.

(d) Reflects the elimination of debt obligations to be repaid in connection with the Recapitalization.

(e) Reflects the proceeds from the Debt Financing, consisting of (i) borrowings under a new credit facility consisting of $25,000,000 under the term facility and $3,220,000 under the revolving facility, (ii) proceeds of $80,000,000 from the sale of senior notes, and (iii) proceeds of $25,000,000 from the sale of senior discount notes.

(f) Reflects the redemption of 4,820,000 shares for $104,835,000 at $21.75 per share.

(g) Reflects the proceeds from the sale of 2,666,667 newly-issued shares to the Purchaser for $58,000,000 at $21.75 per share.

(h) Reflects the issuance of 52,191 new shares in connection with the "cashless" exercise of certain stock options held by management.

(i) Reflects deductions for (i) estimated transaction fees and expenses of approximately $9,140,000, (ii) a non-cash compensation expense of approximately $1,135,000, related to management's "cashless" exercise of certain stock options, (iii) a cash compensation expense of $8,564,000, to be recognized in connection with the repurchase of the remaining stock options, and (iv) the write-off of deferred financing costs of $964,000 associated with the Company's existing debt obligations. Such amounts are net of deferred tax benefits of approximately $4,000,000 related to (ii),
    (iii) and (iv) which management believes are more likely, than not, to be realized based on anticipated future earnings.

               UNAUDITED PRO FORMA GLOBAL MOTORSPORT GROUP, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED APRIL 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     RECAPITALIZATION
                                          HISTORICAL  ADJUSTMENTS(A)  PRO FORMA
                                          ---------- ---------------- ---------
Net Sales................................  $44,796       $   --        $44,796
  Cost of Sales..........................   28,029           --         28,029
                                           -------       -------       -------
Gross Profit.............................   16,767           --         16,767
  Selling, General and Administrative
   Expenses..............................   10,337           --         10,337
  Costs Associated with Unsolicited
   Tender Offer..........................      437           --            437
  Product Development....................      252           --            252
                                           -------       -------       -------
Operating Income.........................    5,741           --          5,741
  Interest Expense.......................    1,508        (1,508)(b)     3,556
                                                           3,556 (c)
                                           -------       -------       -------
Income Before Income Taxes...............    4,233        (2,048)        2,185
  Income Tax Provision (Benefit).........    1,772          (898)(d)       874
                                           -------       -------       -------
Net Income...............................  $ 2,461       $(1,150)      $ 1,311
                                           =======       =======       =======
Per Share Data
  Net income
    Basic................................  $  0.48                     $  0.43
    Diluted..............................  $  0.46                     $  0.43
  Shares used in per share calculation
    Basic................................    5,127                       3,072
    Diluted..............................    5,350                       3,072
Other Data
  Depreciation and Amortization..........  $ 1,047                     $ 1,047
  EBITDA(e)..............................  $ 7,303                     $ 7,303
  EBITDA Margin(f).......................     16.3%                       16.3%


    See notes to unaudited pro forma consolidated statements of operations.

               UNAUDITED PRO FORMA GLOBAL MOTORSPORT GROUP, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED JANUARY 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    ACQUISITION OF CSI(G)
                                    ----------------------
                                       CSI                               RECAPITALIZATION
                         HISTORICAL HISTORICAL ADJUSTMENTS   AS ADJUSTED  ADJUSTMENTS(A)  PRO FORMA
                         ---------- ---------- -----------   ----------- ---------------- ---------
Net Sales...............  $122,725   $23,969     $   --       $146,694       $   --       $146,694
  Cost of Sales.........    77,716    15,053         --         92,769           --         92,769
                          --------   -------     -------      --------       -------      --------
Gross Profit............    45,009     8,916         --         53,925           --         53,925
  Selling, General and
   Administrative
   Expenses.............    33,114     6,216         478 (h)    39,808           --         39,808
  Provision for Benefits
   Related to Employment
   Agreement............     3,127       --          --          3,127           --          3,127
  Product Development...     1,407       --          --          1,407           --          1,407
                          --------   -------     -------      --------       -------      --------
Operating Income........     7,361     2,700        (478)        9,583           --          9,583
  Interest Expense......     2,964       511       1,048 (i)     4,523        (4,523)(b)    14,226
                                                                              14,226 (c)
                          --------   -------     -------      --------       -------      --------
Income (Loss) Before
 Income Taxes...........     4,397     2,189      (1,526)        5,060        (9,703)       (4,643)
  Income Tax Provision
   (Benefit)............     2,114       --          265 (j)     2,379        (4,236)(d)    (1,857)
                          --------   -------     -------      --------       -------      --------
Net Income (Loss).......  $  2,283   $ 2,189     $(1,791)     $  2,681       $(5,467)     $ (2,786)
                          ========   =======     =======      ========       =======      ========
Per Share Data
  Net income
    Basic...............  $   0.45                                                        $  (0.91)
    Diluted.............  $   0.44                                                        $  (0.91)
  Shares used in per
   share calculation
    Basic...............     5,094                                                           3,072
    Diluted.............     5,233                                                           3,072
Other Data
  Depreciation and
   Amortization.........  $  3,088   $   199     $   833      $  4,120       $   --       $  4,120
  EBITDA(e).............  $ 15,697                                                        $ 18,951
  EBITDA Margin(f)......      12.8%                                                           12.9%

    See notes to unaudited pro forma consolidated statements of operations.

               UNAUDITED PRO FORMA GLOBAL MOTORSPORT GROUP, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED APRIL 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    ACQUISITION OF CSI(G)
                                    ----------------------
                                       CSI                              RECAPITALIZATION
                         HISTORICAL HISTORICAL ADJUSTMENTS  AS ADJUSTED  ADJUSTMENTS(A)  PRO FORMA
                         ---------- ---------- -----------  ----------- ---------------- ---------
Net Sales...............  $31,707     $9,868      $ --        $41,575       $   --        $41,575
  Cost of Sales.........   19,872      6,134        --         26,006           --         26,006
                          -------     ------      -----       -------       -------       -------
Gross Profit............   11,835      3,734        --         15,569           --         15,569
  Selling, General and
   Administrative
   Expenses.............    7,166      2,475        139 (h)     9,780           --          9,780
  Product Development...      363        --         --            363           --            363
                          -------     ------      -----       -------       -------       -------
Operating Income........    4,306      1,259       (139)        5,426           --          5,426
  Interest Expense......      457        208        419 (i)     1,084        (1,084)(b)     3,556
                                                                              3,556 (c)
                          -------     ------      -----       -------       -------       -------
Income (Loss) Before
 Income Taxes...........    3,849      1,051       (558)        4,342        (2,472)        1,870
  Income Tax Provision
   (Benefit)............    1,506        --         321 (j)     1,737          (989)(d)       748
                          -------     ------      -----       -------       -------       -------
Net Income (Loss).......  $ 2,343     $1,051      $(879)      $ 2,605       $(1,483)      $ 1,122
                          =======     ======      =====       =======       =======       =======
Per Share Data
  Net income
    Basic...............  $  0.45                                                         $  0.37
    Diluted.............  $  0.45                                                         $  0.37
  Shares used in per
   share calculation
    Basic...............    5,207                                                           3,072
    Diluted.............    5,207                                                           3,072
Other Data
  Depreciation and
   Amortization.........  $   583     $   69      $ 334       $   986       $   --        $   986
  EBITDA(e).............  $ 5,205                                                         $ 6,729
  EBITDA Margin(f)......     16.4%                                                           16.2%


    See notes to unaudited pro forma consolidated statements of operations.

      NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(a) The pro forma adjustments do not reflect (i) estimated transaction fees and expenses of approximately $9,140,000, (ii) a non-cash compensation expense of approximately $1,135,000 related to management's "cashless" exercise of certain stock options, (iii) a cash compensation expense of $8,564,000 to be recognized in connection with the repurchase of the remaining stock options, (iv) the write-off of deferred financing costs of $964,000 associated with the Company's existing debt obligations and (v) deferred tax benefits of approximately $4,000,000 related to (ii), (iii) and (iv), which management believes are more likely, than not, to be realized based upon anticipated future earnings, all of which are expected to be incurred in connection with the Recapitalization. Such amounts described in Note (i) to the Unaudited Pro Forma Consolidated Balance Sheet represent items which the Company anticipates will be recorded in the consolidated statement of operations for the period in which the Recapitalization occurs.

(b) Reflects the elimination of interest expense associated with the debt obligations repaid in connection with the Recapitalization.

(c)Reflects interest expense associated with the financing for the Recapitalization as follows (in thousands):

                                     THREE MONTHS   YEAR ENDED   THREE MONTHS
                                    ENDED APRIL 30, JANUARY 31, ENDED APRIL 30,
                                         1998          1998          1997
                                    --------------- ----------- ---------------
   Interest expense related to the
    following:
     Revolving credit facility at
      an assumed interest rate of
      8.20%.......................      $   65        $   264       $   65
     Senior Secured Term Loan at
      an assumed interest rate of
      8.20%.......................         513          2,050          513
     Senior Notes at an assumed
      interest rate of 10.00%.....       2,000          8,000        2,000
     Senior Discount Notes at an
      assumed interest
       rate of 12.75%.............         797          3,188          797
     Amortization of deferred
      financing costs related to
      the above...................         181            724          181
                                        ------        -------       ------
                                        $3,556        $14,226       $3,556
                                        ======        =======       ======

  A 0.5% increase or decrease in the assumed weighted average interest rate on the Debt Financing would change pro forma interest expense by $265,000 for the year ended January 31, 1998, and by $66,000 for each of the three months ended April 30, 1998 and 1997.

(d) Reflects the adjustment necessary to state the pro forma income tax provision (benefit) associated with the pro forma adjustments at an assumed effective tax rate of 40%.

(e) EBITDA represents earnings before (i) interest expense, (ii) income taxes,
    (iii) depreciation and amortization, (iv) the provision for the remaining benefits to be paid under an employment agreement with the Company's past Chairman, President and Chief Executive Officer who left the Company on November 5, 1997 which provided for a bonus ranging from 3% to 5% of operating earnings before non-recurring charges; similar benefits are not being provided to any of the Company's current employees or members of the Board of Directors (the "Employment Agreement Provision") (v) operating cash losses recognized in the Company's historical financial statements related to its investment in Bikers Discount Supply ("BDS") which the Company intends to sell or shut-down (the "BDS Losses"), (vi) the provision for the closure of the Custom Chrome, Inc. Dallas-Fort Worth distribution facility (the "Dallas Warehouse

   Closure Costs"), (vii) the provision for the settlement of $307,000 with the State of Kentucky for personal property taxes related to the Company's operation of its Louisville, Kentucky facility, net of expenses of $30,000 and $7,500 for the year ended January 31, 1998 and for the three months ended April 30, 1997, respectively, which adjusts historical property tax expense to normalized amounts for the respective periods. (the "PPT Settlement Expense"), and (viii) costs associated with the Golden Cycle Offer.

  EBITDA data is included because management understands that such information is considered by certain investors as an additional basis on which to evaluate the Company's ability to pay interest, repay debt and make capital expenditures. Items excluded from EBITDA could significantly affect the Company's results of operations and liquidity and should be considered in evaluating the Company's financial performance. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, measures of operating performance as determined in accordance with generally accepted accounting principles.

  EBITDA was derived as follows (in thousands):

                             THREE MONTHS ENDED       YEAR ENDED     THREE MONTHS ENDED
                                 APRIL 30,            JANUARY 31,        APRIL 30,
                             --------------------- ----------------- ----------------------
                                       PRO FORMA           PRO FORMA            PRO FORMA
                              1998        1998      1998     1998     1997         1997
                             --------- ----------- ------- --------- ---------  -----------
   Income (Loss) Before
    Income Taxes...........  $   4,233  $   2,185  $ 4,397  $(4,643) $   3,849   $   1,870
   Interest expense........      1,508      3,556    2,964   14,226        457       3,556
   Depreciation and
    amortization...........      1,047      1,047    3,088    4,120        583         986
   Employment Agreement
    Provision..............        --         --     3,127    3,127        --          --
   BDS Losses..............         78         78    1,225    1,225        324         324
   Dallas Warehouse Closure
    Costs..................        --         --       619      619        --          --
   Property Tax Settlement
    Expense................        --         --       277      277         (8)         (8)
   Costs Associated With
    The Golden Cycle
    Offer..................        437        437      --       --         --          --
                             ---------  ---------  -------  -------  ---------   ---------
     EBITDA................  $   7,303  $   7,303  $15,697  $18,951  $   5,205   $   6,729
                             =========  =========  =======  =======  =========   =========

(f) Represents EBITDA as a percentage of net sales.

(g) Reflects the historical results of CSI and the related pro forma adjustments associated with the Company's acquisition of CSI, which was accounted for by the Company as a purchase. Results of CSI after September 15, 1997, the date of acquisition are included in the Company's historical financial statements.

(h) The net adjustment to selling, general and administrative expenses consists of the following (in thousands):

                                    THREE MONTHS   YEAR ENDED   THREE MONTHS
                                   ENDED APRIL 30, JANUARY 31, ENDED APRIL 30,
                                        1998          1998          1997
                                   --------------- ----------- ---------------
   Goodwill amortization for the
    periods prior to the
    CSI Acquisition not included
    in the historical
    financial statements..........      $--           $ 833         $ 334
   Salaries, bonuses and benefits
    provided to former owners no
    longer being paid.............       --            (355)         (195)
                                        ----          -----         -----
   Net reduction in selling,
    general and administrative
    expenses......................      $--           $ 478         $ 139
                                        ====          =====         =====

(i) Reflects interest expense incurred for net borrowings associated with the acquisition of CSI.

(j) Reflects the adjustment necessary to state the pro forma income tax expense at the Company's effective tax rate during the respective periods.

  Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or by such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the address set forth below:

                       The Depositary for the Offer is:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

   BY MAIL OR OVERNIGHT DELIVERY:               BY FACSIMILE TRANSMISSION

                                            (FOR ELIGIBLE INSTITUTIONS ONLY)


     40 Wall Street, 46th Floor                      (718) 234-5001

      New York, New York 10005
                                             CONFIRM RECEIPT OF FACSIMILE BY
                                                       TELEPHONE:

                                                     (718) 921-8200

  Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                  [MacKenzie Partners, Inc. Logo Appears Here]

                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (call collect)

                                      or

                         CALL TOLL-FREE (800) 322-2885